UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CORNING INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 Notice of Annual Meeting of Shareholders & Proxy Statement

Our Values

Corning’s Values provide an unchanging moral and ethical

compass that guides the actions of everyone in the company.

Quality

Integrity

Performance

Leadership

Innovation

Independence

The Individual

A Letter from Our Chairman and CEO

Dear Fellow Shareholder,

This year we mark Corning’s 175th birthday. Not only are we among the oldest companies currently listed on the S&P 500, but we just closed out 2025 with all-time record core sales and core EPS and have an incredibly exciting growth outlook.

The basis of our success begins with Springboard. Two years ago, we outlined our plan to capture strong sales growth, as our innovative products and deep customer relationships positioned us to capitalize on important secular trends.

Since we had the capacity in place to support the growth, we also expected deliver a significantly enhanced return profile, with profits growing faster than sales. We set a core operating margin target of 20% by the end of 2026 to track our progress and said we also expected significant improvements in core EPS, core ROIC, and adjusted free cash flow.

Two years into the plan, Springboard has been a tremendous success. Overall, we have fundamentally transformed the company’s financial profile. We believe we now have a highly profitable launch point for future growth, and we enter 2026 on an exciting journey to extend our success in the coming years. What an exciting way to mark Corning's 175th anniversary, a feat so few companies ever attain.

Going forward, we plan to maintain our long-term approach to value creation. Through an unwavering commitment to life-changing innovation, we provide durable, profitable growth and long-term value for our shareholders by inventing category-defining products, developing scalable manufacturing platforms, and building strong, trust-based relationships with our people and communities and our customers who are leaders in their industries. And all of our actions are grounded in a distinct set of Values, which guide everything we do.

I thank you, our shareholders, for being on this journey with us. We work hard every day to earn your trust and reward your confidence in us.

I hope you are as excited as I am about Corning’s next 175 years of life-changing innovation. We look forward to sharing more details at our Annual Meeting.

Sincerely, Wendell P. Weeks Chairman of the Board, Chief Executive Officer and President

This is a company that is built to last…a company that continually produces innovations that enhance people’s lives and transform industries… a company that rewards its shareholders with stability, a reliable dividend, and the opportunity for growth from successful new products. But most importantly, this is a company that always lives its values and makes a real difference in the world.

—Wendell P. Weeks, Chairman, Chief Executive Officer and President

Thursday, April 30, 2026
12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting.com/GLW2026

How to Attend Our
Annual Meeting:

Our 2026 Annual Meeting will be held in a virtual-only format. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 2, 2026. The live audio webcast of the meeting will begin promptly at 12 noon Eastern Time. Online access to the meeting will open 30 minutes prior to its start. We encourage you to access the meeting in advance of the designated start time.

To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting. com/GLW2026 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the meeting.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares in advance at ProxyVote.com.

ITEMS OF BUSINESS

1.	Election of 10 directors to our Board of Directors for the coming year;
2.	Advisory approval of our executive compensation (Say on Pay);
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;
4.	Shareholder proposal, if properly presented; and
5.	Any other business or action that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHO CAN VOTE

You may vote at our 2026 Annual Meeting if you were a shareholder of record at the close of business on March 2, 2026.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 30, 2026: our proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025 and other materials are available on our website at corning.com/2026-proxy.

Sincerely,

Melissa J. Gambol
Vice President and Corporate Secretary
March 20, 2026

VOTE RIGHT AWAY

Your vote is very important. Please promptly submit your proxy or voting instructions by Internet, telephone or mail to ensure the presence of a quorum. You may also vote during our Annual Meeting (subject to the circumstances described in the box at left). If you are a shareholder of record, you may vote during the meeting using the control number on the proxy card or the notice previously provided to you. If your shares are held in the name of a broker, nominee or other intermediary, such party can provide the control number to you. Shareholders without a control number may still attend the meeting as guests.

By telephone	By mail	By Internet
Dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign the proxy card and send by mail	Visit 24/7 ProxyVote.com
CORNING 2026 PROXY STATEMENT	3

4	CORNING 2026 PROXY STATEMENT

Shareholder Proposal	99
Proposal 4: Request to Adopt an Independent-Chair Policy	99
Frequently Asked Questions About the Meeting and Voting	101
Code of Ethics	106
Incorporation by Reference	107
Additional Information	107
Forward-Looking Statements and Materiality Disclaimer	108
Appendix A	110
Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Measures; Certain Definitions	110
CORNING 2026 PROXY STATEMENT	5

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, “Corning,” the “Company,” “us” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

Proposals That Require Your Vote

Proposal	Board Vote Recommendation	More Information
1 Election of 10 directors	For Each Nominee	page 19
2 Advisory approval of our executive compensation (Say on Pay)	For	page 53
3 Ratification of appointment of independent registered public accounting firm	For	page 95
4 Shareholder Proposal	Against	page 99
Annual Meeting of Shareholders
Date and Time: April 30, 2026, 12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting.com/GLW2026
Record Date: March 2, 2026
Admission: See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 101. On March 20, 2026, we posted this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 on our website at corning.com/2026-proxy and began mailing them to shareholders who requested paper copies.
6	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

Who We Are

Corning is one of the world’s leading innovators in materials science, with a 175-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics, along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives.

Corning succeeds through sustained investment in research, development and engineering, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the Company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, display, mobile consumer electronics, automotive, life sciences, semiconductors and solar. Our industry-leading products include optical fiber, cable and connectivity solutions for advanced communications networks, such as fiber to the home and data centers, enabling artificial intelligence (AI) and connections around the world; precision glass for advanced displays; damage-resistant cover materials for mobile devices; clean-air technologies and technical glass for cars and trucks; and trusted products to accelerate drug discovery and delivery.

At Corning, we are the best in the world at what we do ‒ and we continue to enhance our knowledge and hone our skills so that we are always creating a better version of ourselves.

—Wendell P. Weeks, Chairman,
Chief Executive Officer and President

What We Do*

*Reflecting approximate percentage share of 2025 core net sales. Hemlock and Emerging Growth Businesses is not a reportable segment, but rather reflects all other businesses that do not meet the quantitative threshold for separate reporting.

CORNING 2026 PROXY STATEMENT	7

Proxy Statement Summary

Our 2025 Results

2025 GAAP Results	$15,629 million Net Sales	$1.83 (diluted Earnings Per Share)
2025 Core Results*	$16,408 million Core Net Sales	$2.52 (diluted Earnings Per Share)
2025 Cash Flow Results	$2,695 million Cash Flows from Operating Activities	$1,717 million Adjusted Free Cash Flow*

*Refer to Appendix A for more information.

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our core performance measures.

Our management uses core performance measures, along with GAAP financial measures, to make financial and operational decisions. These measures also form the basis of our compensation program metrics. Management believes that our core performance measures are indicative of our core operating performance and provide investors with greater visibility into how management evaluates our results and trends, and makes business decisions.

Items that are excluded from certain core performance measure calculations include: the impact of translating foreign-denominated debt, the impact of translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, Corning utilizes constant-currency reporting for our Optical Communications, Display, Specialty Materials, Automotive and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts. More information on these items can be found in Appendix A.

These non-GAAP measures are not an alternative to, or a replacement for, financial results determined in accordance with GAAP. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

8	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

2025 Performance Highlights: Springboard Delivers Enhanced Financial Profile and Continued Momentum

In 2025, Corning delivered another excellent year, building on the early success of our Springboard plan and fundamentally transforming the financial profile of the Company. Our results reflect strong execution against our Springboard objectives—driving higher sales, expanding profitability, and significantly increasing returns and free cash flow.

Full-Year 2025: Achieving Milestones while Delivering Exceptional Results

For the full year 2025:

•	We delivered double-digit core sales growth and delivered on our high-confidence Springboard sales plan a full year early.

•	Core EPS grew twice as fast as sales, with full-year core EPS at $2.52.

•	Adjusted free cash flow grew three times as fast as sales, reaching $1.72 billion for the full year, nearly doubling since the launch of Springboard.

•	We expanded core operating margin by 180 basis points year over year.

Additionally, in the fourth quarter of 2025, we delivered core operating margin of 20.2%, achieving our Springboard core operating margin target of 20% a full year early.

Taken as a whole, 2025 demonstrated the strong incrementals of our Springboard plan, with a greater than 20% core operating margin, core ROIC in the low teens, and stronger cash generation.

Overall, the first two years of Springboard have been a tremendous success—establishing a highly profitable launch point for future growth. With an upgraded high-confidence Springboard growth plan and long-term, de-risked contracts with major customers, Corning is well positioned to continue this momentum into 2026 and beyond, generating strong profit and cash flow as demand for our products and capabilities continues to grow.

During 2025, We Bolstered Key Partnerships while Expanding Our Capacity and Capability

•	We announced long-term agreements with key customers, including a multiyear, up to $6-billion-dollar agreement with Meta to accelerate the buildout of the most advanced data centers in the U.S. to support Meta’s apps, technologies, and AI ambitions using our newest innovations in optical fiber, cable, and connectivity solutions. We continue to pursue similarly structured long-term agreements with other key customers in order to allow Corning to provide secure U.S. origin production of our most advanced Gen AI, high density innovations, while appropriately sharing the cost and risk of such expansions with customers.

•	We announced a major expansion of our long-standing partnership with Apple, whereby Apple made a new $2.5 billion commitment to produce all of the cover glass for iPhone and Apple Watch in Corning’s Harrodsburg, Kentucky, manufacturing facility. This means that 100 percent of the cover glass on iPhone and Apple Watch units sold worldwide will be made in the U.S. for the first time. We believe this creates a larger, longer term opportunity for Corning in mobile consumer electronics.

•	We built the largest solar ingot and wafer facility in the United States, co-located with our polysilicon facility in Hemlock, Michigan. This investment represents a step forward in one of our newest businesses where we are applying deep materials science expertise to bring a “More Corning” content approach in Solar.

•	We announced that the upcoming Samsung Galaxy S25 Edge will feature Corning® Gorilla® Glass Ceramic 2, a new glass ceramic offering that delivers advanced protection in a new, remarkably thin device form factor.

CORNING 2026 PROXY STATEMENT	9

Proxy Statement Summary

Sharing our Success with Our Stakeholders

During 2025, we continued to return capital to our shareholders. We have consistently paid a quarterly dividend to our holders of record, which we held steady in 2025 at $1.12, representing a 27.3% increase since 2020. Additionally, we have coupled our regular dividends with opportunistic share repurchases. In 2025 alone we returned more than $1.1 billion to our shareholders through dividends and repurchases.

Our Total Shareholder Return (TSR) consists of stock price appreciation and reinvestment of common dividends. Our 1-, 3-, and 5-year TSR performance of approximately 88%, 198%, and 179%, respectively, has significantly outperformed each of the S&P 500, S&P 500 Equal Weight Index (S&P EW), and our Compensation Peer Group over each such period as presented below.

TSR PERFORMANCE

As of December 31, 2025

Source: FactSet

10	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

2025 Executive Compensation Program Highlights

Our Board maintains a “pay for performance” philosophy that forms the foundation for all Compensation and Talent Management Committee decisions regarding executive compensation. This philosophy further aligns the interests of our executives with those of our shareholders. We achieve this through a balanced mix of base salary and annual and long-term incentives, with a substantial portion of compensation tied directly to the Company’s financial, operational, and strategic results. Our programs promote sustained leadership accountability through robust governance, strong share ownership requirements, and risk-mitigation practices, ensuring we attract, motivate, and retain top talent while upholding transparency and responsible business conduct. Our Board of Directors recommends that shareholders vote in favor of the resolution approving our executive compensation as found on page 53.

2025 Compensation Components

In 2025 approximately 91% of our CEO’s target total compensation and 87% of the other Named Executive Officers’ (NEOs) target total compensation (in both cases excluding employee benefits and perquisites) was variable and dependent on Corning’s financial performance or stock price.

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units

PSUs – Performance Stock Units

CPUs – Cash Performance Units

CORNING 2026 PROXY STATEMENT	11

Proxy Statement Summary

2025 Pay Program Components

Pay Component	Form and Payout Method	Purpose	Award Value
Base Salary	Cash - fixed	• Attract and retain talent • Provide financial certainty	• Value of role to the Company • Value of role in competitive marketplace • Skills and performance • Internal equity
Short-Term Incentives (STI) • GoalSharing Plan	Cash - variable	• Paid to all employees to drive focus on delivering annual local plant and business unit scorecard objectives	• Generally targeted at 5% of base salary with payouts based on annual corporate and local unit performance
• Performance Incentive Plan (PIP)	Cash - variable	• Provide additional incentive to executives to deliver specific annual corporate and business financial plans	• Annual target awards are set individually based on the competitive marketplace and scope of responsibility • 2025 PIP payouts for NEOs are based on corporate and division financial performance
Long-Term Incentives (LTI) • Cash Performance Units (CPUs) • Performance Stock Units (PSUs) • Restricted Stock Units (RSUs)	70% is performance based (consisting of 25% CPUs and 45% PSUs) while 30% is in time-based RSUs

•   Focus executives on long-term results

•   Align the long-term interests of executives and shareholders

•   Ensure equity ownership for executive team

•   Reward achievement of long-term objectives over the three-year measurement period

•   Retain talent

•   Target awards are based on competitive marketplace, level of executive, impact and potential

•   Actual units earned relative to target are based on corporate performance against pre-set goals

•   Value of PSUs and RSUs is tied directly to the price of our common stock

All Other: • Benefits • Perquisites • Severance Protection	Ongoing or Event-Driven	• Support the health, safety and security of our executives, and their ability to plan for retirement • Enhance executive productivity • Retain talent	• Competitive marketplace • Level of executive • Corning Values

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS)

Core EPS is our key measure of profitability.*

Core Net Sales

Growing core net sales — both organically through innovation and through acquisitions — remains critical to our short- and long-term success.

Adjusted Free Cash Flow

Strong cash generation enables us to invest in future growth, sustain leadership in our markets, and remain financially strong during periods of uncertainty. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC)**

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. The Cash Performance Units (CPUs) payout and Performance Stock Units (PSUs) earned are increased or decreased up to 10% based on Corning’s ROIC improvement over the three-year performance period.

*Corning budgets for share repurchases when establishing annual financial performance targets.

**ROIC as used here and elsewhere in our compensation discussion refers to ROIC for compensation purposes, which is a different metric from core ROIC. Please see the bottom of page 69 and Appendix A for more information.

Core net sales is a primary indicator of Corning’s short- and long-term success. Evaluating performance against a predetermined net sales metric provides insight into how well the Company has retained sales and met sales growth targets, accounting for both organic growth efforts and the impact of acquisitions. We use core net sales as a performance measure in our annual bonus plans (GoalSharing and PIP) because GoalSharing impacts every employee and PIP impacts over 8,000 employees. In this way, every employee has alignment with Corning’s sales growth goals. The LTI plan, which impacts approximately 320 executives who are key to driving the short- and long-term financial growth of the Company, also includes a core net sales performance measure. Incorporating net sales into both the STI and LTI plans allows for a comprehensive evaluation of Corning’s ability to establish sustainable sales growth. It is a “duplicate goal” for only a small fraction, about 0.5%, of our approximately 67,200 employees, and the Compensation and Talent Management Committee believes the increased focus on core net sales growth is appropriate for that smaller group of executives given the importance of sales growth for Corning over time and the essential role of these key executives in facilitating and driving this sales growth.

12	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

2025 Compensation Plan Payout Percentages

The following table reflects our 2025 compensation plans’ payout percentages based on our 2025 financial performance:

SHORT TERM INCENTIVE PLAN			LONG TERM INCENTIVE PLAN
ANNUAL CASH BONUS – GOALSHARING			CASH PERFORMANCE UNITS AND PERFORMANCE STOCK UNITS (70% OF LTI TARGET — 2025 PERFORMANCE RESULTS)

Components	Weighting	% of target earned	Components			Weighting	% of target earned
Corporate financial performance	25%	150%	Adjusted Free Cash Flow			70%	141%
Average of all unit plans (>100 units)	75%	143%	Core Net Sales			30%	184%
2025 payout (% of target)		145%[1]	2025 blended performance result				154%
[1] Equal to 7.25% of base salary (based on a 5% target) for each NEO, except for Mr. Nelson and Mr. Zhang whose payouts are 6.72% and 7.23% respectively, based upon their respective responsibilities in 2025 as further discussed in the Compensation Discussion and Analysis section below.

ANNUAL CASH BONUS – PIP			LTI PLAN PAYOUT FOR 3-YEAR PERIOD ENDING DECEMBER 31, 2025

Components	Weighting	% of target earned	Components				% of target earned
Corporate financial performance	50%	150%	2023 performance result				56%
Business financial performance[2]	50%	129%	2024 performance result				200%
2025 payout (% of target)[2]		140%	2025 performance result				154%
2 Mr. Nelson and Mr. Zhang received business financial performance scores of 116% and 137%, respectively, resulting in a total payout of 133% of target and 144% of target for Mr. Nelson and Mr. Zhang. These targets are based upon the respective responsibilities of Mr. Nelson and Mr. Zhang in 2025 as further discussed in the Compensation Discussion and Analysis section below.			2023-2025 average performance				137%

			ROIC MODIFIER				+10%
			2023-2025 average performance ×	ROIC Modifier	=	Final % payout of 2023 target CPUs and PSUs

			137% × 1.10		=	150.7% Final Payout (% of target)

Restricted Stock Units

In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based Restricted Stock Units (RSUs) that will vest after three years. These RSUs are not tied to specific performance measures; however their value is directly impacted by changes in the Company’s stock price. The impact of our stock price, along with the three-year vesting period, help to further align the compensation of our executives with the performance outcomes of our shareholders and also provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

CORNING 2026 PROXY STATEMENT	13

Proxy Statement Summary

Our Director Nominees

All director nominees are independent except Mr. Weeks.

Name and Primary Occupation	Age	Director Since	Committee Memberships*	Other Public Company Boards
Ami Badani Chief Marketing Officer, Arm Holdings plc	47	2025	• Information Technology • Finance	0
Leslie A. Brun Chairman and Chief Executive Officer, Sarr Group, LLC	73	2018	• Audit • Executive • Finance	0
Stephanie A. Burns Lead Independent Director Retired Chairman and Chief Executive Officer, Dow Corning Corporation	71	2012	• Compensation • Executive • Governance (Chair)	1
Pamela J. Craig Retired Chief Financial Officer, Accenture plc.	69	2021	• Audit (Chair) • Information Technology	2
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	76	2006	• Executive • Finance (Chair) • Governance	0
Roger W. Ferguson, Jr. Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations	74	2021	• Compensation (Chair) • Governance	2
Thomas D. French Senior Partner Emeritus, McKinsey & Company, Inc.	66	2023	• Audit • Finance	0
Daniel P. Huttenlocher Dean, MIT Stephen A. Schwarzman College of Computing	67	2015	• Finance • Information Technology (Chair)	1
Kevin J. Martin Vice President, Public Policy, Meta Platforms, Inc.	59	2013	• Compensation • Governance	0
Wendell P. Weeks Chairman, Chief Executive Officer and President, Corning Incorporated	66	2000	• Executive (Chair)	1

*Audit = Audit Committee; Compensation = Compensation and Talent Management Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee; Information Technology = Information Technology Committee

14	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

Board of Directors Snapshot

Our directors’ experience, competencies and skills are key to our success.

Please see the Director Nominees section starting on page 23 for additional information on the director nominees.

BOARD INDEPENDENCE	BOARD REFRESHMENT

Only our Chairman is Not Independent	4 New Independent Directors in the Past 5 Years

CORE COMPETENCIES

Public Company Governance Experience 8 Directors	Finance and Accounting 7 Directors	Enterprise and Emerging Risk Oversight 10 Directors

Government and Regulatory 5 Directors	Management of a Complex Organization 4 Directors

STRATEGIC SKILLS

Expertise in Our Industries and End Markets 7 Directors	Technology, R&D, and Innovation 5 Directors	Operations 3 Directors	Commercial Strategy 5 Directors

Enterprise and Digital Transformation 4 Directors	Corporate Development 7 Directors	Global Perspective 8 Directors

See the section entitled Skills, Competencies, and Characteristics Currently Represented on the Board beginning on page 20 for a description of each skill and competency and matrix of the nominees’ individual strategic skills, core competencies and attributes.

CORNING 2026 PROXY STATEMENT	15

Proxy Statement Summary

Governance Highlights

BOARD STRUCTURE, INDEPENDENCE AND EFFECTIVENESS

•          Engaged Lead Independent Director with clear and comprehensive duties and responsibilities (See page 34)

•          Annual review of optimal Board leadership structure (See page 33)

•          Corporate Governance Guidelines require majority Board independence; currently all current directors independent except our Chairman (90%)

•          All committees except the Executive Committee consisting entirely of independent directors

•          Board members with deep experience, skills, and competencies relevant to our business and aligned with our strategic priorities along with multidimensional perspectives from varied backgrounds, skills and experiences

•          Executive sessions of the independent directors led by the Lead Independent Director at each regular in-person Board meeting without management present

•          Strong meeting attendance with six Board meetings in 2025 and directors attending 97% of combined Board and applicable committee meetings

•          Executive sessions at committee meetings led by independent directors without management present

•          Annual written Board and committee performance evaluations, including annual interviews with the Chair of the Nominating and Corporate Governance Committee regarding Board composition, performance, effectiveness and areas of focus

•          Annual review of committee charters, Corporate Governance Principles and related policies

SHAREHOLDER RIGHTS AND ACCOUNTABILITY

• Annual election of all directors • Proxy access rights whereby eligible shareholders may include director nominees in our proxy statement • Annual advisory vote on executive compensation	• No poison pill • Majority voting standard for directors (in uncontested elections) • One class of voting stock with each share entitled to one vote	• Regular management and director engagement with shareholders on key topics (holders of approximately 56% of shares outstanding contacted during the 2025-2026 proxy season and engagement with holders of approximately 33% of shares outstanding) (See page 64)

BOARD OVERSIGHT

•          Oversight of the Company’s annual capital plan, corporate strategy, succession planning and risk management

•          Comprehensive and strategic CEO and senior management succession planning

•          Robust and active Board refreshment process

•          Key management and rising talent reviewed at an annual talent review

•          Director access to experts and advisors, both internal and external as well as senior management

•          Focus on dynamic strategic oversight of issues impacting our business, including cybersecurity, AI, political activity, and sustainability

•          Enterprise Risk Management team, including the Company’s Risk Council, internal audit department, and Compliance Council, that regularly reports to the Board

•          Comprehensive and dynamic full Board risk oversight, with specific areas of focus overseen by our five independently chaired standing committees:

•          Audit

•          Compensation and Talent Management

•          Finance

•          Information Technology

•          Nominating and Corporate Governance

STRONG CORPORATE GOVERNANCE PRACTICES

•          Prohibition of hedging, pledging, or trading in derivatives of the Company’s stock by directors and all employees

•          Comprehensive clawback policy in accordance with NYSE Listing Standards for executive incentive compensation

•          Robust annual risk assessment of executive compensation programs, policies and practices

•          Market-competitive director compensation program designed to support and reinforce governance principles

•          Robust Code of Conduct for Directors and Executive Officers, Code of Ethics for Chief Executive Officer and Financial Executives, and Code of Conduct for all employees

•          Overboarding policy whereby a non-employee director may serve on no more than three other public company boards and an employee director may serve on no more than two other public company boards (absent review and approval by the Nominating and Corporate Governance Committee)

•          Well-designed executive compensation program aligned with strategic priorities and reviewed and approved by the Compensation and Talent Management Committee

•          Robust stock ownership requirements for directors and key executive officers.

•          Policy of director retirement at the annual meeting of shareholders following the director’s 78th birthday

•          Current average tenure our Board members is 10 years (See pg. 15)

16	CORNING 2026 PROXY STATEMENT

Proxy Statement Summary

Impact of our Values in Action

Corning is guided by its core Values, which define our relationship with our stakeholders. These Values – Quality, Integrity, Performance, Leadership, Innovation, Independence and The Individual – are the foundation of who we are. Our Values guide our actions and decisions, as they have for much of our 175-year history. We are always working to leave the world better than we found it. That’s why we lead with our Values, whether in the products we make, the way we make them, or how we treat people and our communities. We believe that our innovations have transformed industries, enhanced people’s lives and addressed some of society’s biggest challenges. In accordance with our Values, we also believe improved, sustainable business practices increase shareholder value, drive performance, strengthen our Company, increase our connection with our shareholders, and help us better serve our customers and the communities in which our employees live and we operate. We embrace these opportunities to deliver value to our shareholders, our employees, our customers, and the wider world.

At Corning, we think about our sustainability contributions in two categories: Our handprint – what we enable others to do through our products and services, and our footprint – how our actions directly affect others. Our people and products make a positive difference in the world, and continuous innovation, done our way, is made sustainable through a deeply engrained moral compass and the trust of our stakeholders.

HANDPRINT

•  Harnessing solar power with a resilient U.S. supply chain. Coming online in 2025, Corning now operates the largest ingot and wafer facility in the United States, delivering secure and transparent solutions that meet rising global energy demand. With a co-located polysilicon source on our Michigan campus, our logistics are measured in minutes, not months, making us resilient to trade disruptions and reducing transportation-related emissions.

•  Making AI more sustainable. With the rise of AI comes an unprecedented demand for energy from data centers and hyperscaler facilities. Corning® GlassWorks AI™ Solutions, offer a portfolio of products and services to help operators build the dense fiber infrastructure required for data center connectivity. Greater density means more fiber in the same footprint, resulting in a more efficient use of materials. A central product in the portfolio, Contour™ Flow cable, fits double the optical fiber into the same space, allowing operators of intercity networks to reuse existing infrastructure.

•  Using co-packaged optics to promote data center efficiency. The rise of AI has pushed copper connections in data centers to their limit – creating computational bottlenecks and generating extra heat. Corning’s co-packaged optics technology increases optical fiber’s reach into the server, keeping the data in its optical form until it gets much closer to the GPU or switch. This helps to unlock faster, cheaper, and more energy-efficient data processing.

•  Helping to make windows less wasteful. Corning is vital in the push for building energy efficiency with our solution for triple- and quadruple-paned windows. Corning® Enlighten™ Glass is an enabling technology for high-performance windows and doors that can significantly enhance the thermal performance, comfort, durability, and aesthetics of built environments.

FOOTPRINT

•  Reworking our packaging to reduce waste. Our Optical Communications business eliminated the use of LDPE polybags to hold coiled cable trunks in boxes by 50% for EMEA data center customers, and eliminated the use of foam inserts for Edge XD, resulting in a reduction of 1 ton of CO2 in EMEA. Additionally, the business achieved a 52% reduction in plastic corrugate reels packaging in NAFTA and EMEA.

•  Encouraging self-ownership of sustainable process improvements. Competing teams from the Corning Sustainability Network pitched ideas for sustainability projects to raise awareness of innovative process improvements and receive funding for implementation. Researchers from Corning Research Center China in Shanghai won $20,000 to use scrap materials as an energy storage solution, while a team from Corning European Technology Center in France won $5,000 to greatly improve the energy efficiency of their furnaces with new technology.

•  Broadening our sources of power. In 2025, we expanded the scope of our solar energy supply, including beginning to receive energy from ib vogt’s solar farm in Segovia, Spain, through renewable energy credits and installing solar power panels to supply power for nonprocess equipment at our optical fiber plan in Haikou, China, generating an estimated annual energy savings of 788,000 kWh/year.

We also maintain a dedicated website and disclosure hub, that serves as an online repository for our sustainability-related disclosures, guidelines, policies and webpage links. More detail regarding Corning’s approach to environmental, social, governance and human capital matters, and its Values, including our Global Impact Report, can be explored at our Sustainability website, which can be found at https://www.corning.com/worldwide/en/sustainability.html. Our sustainability reporting, website, or other materials accessible thereby are not incorporated by reference into this proxy statement.

CORNING 2026 PROXY STATEMENT	17

Proxy Statement Summary

Connections in Our Communities

Throughout its history, Corning has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the communities in which we operate, making Corning more attractive to employees.

In 2023, we combined our various philanthropic entities into a new consolidated function and center of excellence called Community Impact & Investment. This centralizes our U.S. philanthropic contributions under a single organization, allowing us to maximize our impact in the areas that align most closely with our values and the needs of the communities where we operate. For more information about Corning’s Community Impact & Investment outreach, please see corning.com/worldwide/en/ community-impact-and-investment.

Corning’s giving also includes annual contributions to both local and international cultural and educational institutions. Among them, we are proud to support The Corning Museum of Glass (CMOG) – the world’s leading glass museum. Beyond just a key cultural and community hub, CMOG also provides Corning with a unique innovation crucible where our glass scientists and experts collaborate with glass artists and designers to creatively explore the novel properties of glass and innovate new uses in an environment uninhibited by traditional commercial boundaries. Wendell P. Weeks (Chairman, CEO and President) and Edward A. Schlesinger (Executive Vice President and CFO) serve on the CMOG board of trustees. In 2025, Corning provided cash and non-cash contributions of services to CMOG of approximately $35.4 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focused on science and math. Currently, children of Corning employees represent approximately 50% of its enrollment. In 2025, Corning’s non-cash contributions totaled approximately $1.9 million and cash contributions totaled $346,000. Kim Frock Weeks (spouse of Wendell P. Weeks, our Chairman, CEO and President) serves on the ASMS board of trustees and as the executive head of school but receives no salary or benefits in this role.

18	CORNING 2026 PROXY STATEMENT

Proposal 1: Election of Directors for a Term of One Year

Corning’s directors are elected annually at each Annual Meeting to hold office for one-year terms until the next Annual Meeting. If elected, each director will serve until their successor has been duly elected and qualified or until the director’s earlier resignation or removal. Corning’s by-laws provide that in any uncontested election of directors, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors.

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has nominated the persons described below to stand for election. All nominees, except for Ms. Badani, whose effective date of Board membership was October 7, 2025, were elected by Corning’s shareholders at the 2025 Annual Meeting. All nominees consented to being named in this proxy statement and to serve as director if elected or reelected.

The Board believes that each of the director candidates nominated below has key skills, competencies, and experiences integral to an effective Board, including leadership, character, candor, judgment, analytical skills, ethics and reputation, willingness to engage management and other board members in a constructive and collaborative fashion, capacity to act on behalf of shareholders, and ability and commitment to devote significant time and energy to service on the Board and its committees. Further, the Board believes the combination of backgrounds, skills and experiences reflected in our slate of director nominees creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

Except for Mr. Weeks, our Board is comprised entirely of independent directors. Dr. Burns is our Lead Independent Director.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

CORNING 2026 PROXY STATEMENT	19

Corporate Governance and the Board of Directors

Skills, Competencies, and Characteristics Currently Represented on the Board

The Nominating and Corporate Governance Committee determined that the core competencies and strategic skills listed below are inextricably linked to proper Board oversight of the Company. The Board Skills and Composition Matrix, which follows the chart below, sets forth which directors have considerable experience in each of these core competencies and strategic skills.

Core Competency	Description of the Competency and Explanation of Its Importance to Our Board
PUBLIC COMPANY GOVERNANCE EXPERIENCE	The Board is responsible for shaping the Company’s corporate governance priorities and structure, which must foster accountability and be transparent and responsive to our shareholders. Directors who have served on other public company boards can offer perspectives on board dynamics and operations, relations between the board and management, and oversight of matters that are vital to long-term shareholder value creation including board and management accountability, leading corporate governance practices, enterprise risk management, shareholder relations, succession planning, and other strategic, operational and compliance matters.
FINANCE AND ACCOUNTING	Corning is committed to strong financial discipline, effective allocation of capital, and an appropriate capital structure and, as a public company, is subject to certain auditing, accounting, and reporting requirements. The Board, particularly through its Audit Committee, is responsible for reviewing Corning’s complex financial statements and disclosures, overseeing financial reporting and internal controls, and monitoring internal and external auditors. Directors who have senior financial leadership experience at large global organizations and financial institutions, including an understand financial reporting and the auditing process, are important to Corning’s success.
ENTERPRISE AND EMERGING RISK OVERSIGHT	Corning considers risk management and risk oversight experience a key competency of all directors on our Board. We value experience both in traditional enterprise risk as well as emerging and ever-evolving risks such as cyber and information security risks as well as environmental and social risks. A robust cybersecurity environment is critical to protecting Corning’s technology infrastructure, intellectual property, manufacturing and operations, customer and employee information, and integrity as a modern global business. Additionally, an understanding of risks and opportunities around environmental sustainability and the social aspects of business models and the associated governance practices help to drive long-term sustainable value creation for shareholders and encourages effective oversight and transparency. Directors who possess risk management and oversight skills are best positioned to evaluate whether the Company’s risk culture, policies and procedures are effective and consistent with our determined risk appetite, strategy and business purpose.
GOVERNMENT AND REGULATORY	Corning’s businesses require compliance with a broad array of regulatory requirements and the ability to maintain relationships with various governmental entities and regulatory bodies. Directors who have experience with the government and regulatory landscape provide valuable advice and insight into navigating these regimes and the effects of governmental actions on Corning’s businesses.
MANAGEMENT OF A COMPLEX ORGANIZATION	Experience in the management of a complex business organization provides a beneficial understanding of organizations, processes, strategic planning and risk management. It also provides invaluable experience overseeing the attraction, motivation, development, and retention of qualified personnel in a competitive talent environment, which is critical to succession planning and to fostering a productive and safe corporate culture that encourages and promotes accountability, performance and affirmation. Directors with senior management experience in large, complex organizations can utilize these skills to help Corning assess, develop and implement our business, operational, and human capital management strategies.

20	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Strategic Skill	Description of the Skill and Explanation of Its Importance to Our Board
EXPERTISE IN OUR INDUSTRIES AND END MARKETS	Corning seeks directors with experience in industries and end markets that utilize specialty glass, ceramics, and related materials and technologies, including telecommunications, consumer electronics, display technologies, life sciences, and automotive, among others, as well as experience in new, emerging end markets in which we expect to grow in accordance with our strategic priorities. This experience is critical to the oversight of Corning’s businesses and strategies and enabling a thorough understanding of the issues facing key industries and end markets as well as opportunities for growth.
TECHNOLOGY, R&D, AND INNOVATION	At Corning, our growth is fueled by a commitment to innovation. We succeed through sustained investment in research, development, and engineering, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning values directors who understand the business of technology and have experience anticipating technological trends and driving innovation and product development.
OPERATIONS	Operations are integral to the manufacturing of our products and efficient management of the enterprise. Furthermore, managing the challenges of a complex, multi-tiered supply chain is critical to the execution of Corning’s business goals. Corning values Board members who are knowledgeable about and possess experience in operations and supply chain management, and the risks inherent in both, so that the Board can oversee our efforts to improve our processes and products as well as drive efficiency and resiliency.
COMMERCIAL STRATEGY	A critical element of Corning’s success is its ability to develop strategies to grow sales and market share as well as establish new business models and partnerships with key players in our end markets. Directors with commercial experience contribute to Corning’s understanding of these strategies, partnerships, new business models and related opportunities.
ENTERPRISE AND DIGITAL TRANSFORMATION	Corning appreciates the importance of leveraging critical technology and systems to provide the speed, agility and data-driven insights necessary to improve customer interactions, operational efficiencies, and myriad other aspects of the way we do business. In particular, Corning believes that AI carries opportunities and risks for both the Corporation and the world. Directors with experience in business processes, systems, AI, and their evolution provide valuable insights in an era of digital transformation and enable the Board to make informed strategic decisions, manage risks and navigate the ethical and regulatory considerations associated with the adoption of these technologies.
CORPORATE DEVELOPMENT	Corning regularly looks to drive growth through strategic partnerships and business combinations. Directors with related experience, including assessment of potential partners and M&A targets for strategic and cultural fit, structuring and negotiating agreements, and integrating and streamlining operations, contribute to Corning’s understanding of these opportunities.
GLOBAL PERSPECTIVE	Corning is a global business with a presence in more than 40 countries. Corning values directors with the ability to drive growth in markets around the world, including an understanding of diverse competitive and operating environments, economic conditions, regulatory frameworks, and cultures. This experience provides valuable insight on how Corning should continue to grow and manage its businesses outside the United States.

CORNING 2026 PROXY STATEMENT	21

Corporate Governance and the Board of Directors

Board Skills and Composition Matrix

Core Competencies
Public Company Governance Experience		■	■	■	■	■		■	■	■
Finance and Accounting	■	■		■	■	■	■			■
Enterprise and Emerging Risk Oversight	■	■	■	■	■	■	■	■	■	■
Government and Regulatory		■	■			■			■	■
Management of a Complex Organization		■	■			■				■
Strategic Skills
Expertise in Our Industries and End Markets	■		■		■		■	■	■	■
Technology, R&D, and Innovation	■		■					■	■	■
Operations			■	■						■
Commercial Strategy	■		■				■	■		■
Enterprise and Digital Transformation	■			■			■	■
Corporate Development	■	■		■	■	■	■			■
Global Perspective	■	■	■	■		■	■		■	■
Demographics
Black / African American						■
Asian	■
White / Caucasian			■	■	■		■	■	■	■
Hispanic / Latino
Native American or Alaskan
Native Hawaiian / Pacific Islander
North African / Middle Eastern
Two or more races or ethnicities		■
LGBTQIA+
Gender
Male		■			■	■	■	■	■	■
Female	■		■	■
Board Tenure
Years	<1	7	14	4	19	4	2	11	13	25

22	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Corning’s Director Nominees

Committees
• Information Technology
• Finance
Current Public and Investment Company Directorships
• None
Public and Investment Company Directorships Held During the Past 5 Years
• None

Ami Badani Director Since 2025. Age 47.
Chief Marketing Officer, Arm Holdings plc

Ms. Badani is recognized for her leadership at the intersection of AI, semiconductors, go-to-market strategy, and business transformation. As Chief Marketing Officer of Arm, she leads global marketing efforts for one of the world’s premier semiconductor and AI technology companies, accelerating innovation across mobile, data center, automotive and other key emerging sectors. From 2020 to 2023, Ms. Badani was Vice President of Products and Developer Marketing at NVIDIA, where she played an instrumental role in expanding and scaling the company’s data center portfolio into one of its most strategic growth engines. Prior companies include Cumulus Networks, Instart Logic, and Cisco Systems. Prior to NVIDIA, Ms. Badani held various roles in investment banking and asset management at Goldman Sachs and J.P. Morgan, where she developed a strong foundation in financial strategy, capital markets, and investor relations.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Ms. Badani’s expertise in strategic marketing, portfolio expansion, and the scaling of transformative technologies aligns with Corning’s longstanding commitment to deliver innovations that serve and shape vital industries. She brings insight into key growth markets for Corning, including in the semiconductor and AI industries, along with functional expertise in go-to-market sales and marketing strategies, geopolitical strategy, and long-term growth planning. Her experience includes driving the expansion of strategic product portfolios and leading both internal corporate strategic transformations and external business combinations. Additionally, Ms. Badani has a strong foundation in financial strategy and capital markets, developed through her work in investment banking and asset management at J.P. Morgan and Goldman Sachs.

Top Skills Brought to Our Board
Expertise in Our Industries and End Markets	Technology, R&D, and Innovation	Commercial Strategy
Enterprise and Digital Transformation	Corporate Development	Global Perspective
Finance and Accounting	Enterprise and Emerging Risk Oversight

CORNING 2026 PROXY STATEMENT	23

Corporate Governance and the Board of Directors

Committees
• Audit
• Executive
• Finance
Current Public and Investment Company Directorships
• None
Public and Investment Company Directorships Held During the Past 5 Years
• Broadridge Financial Solutions, Inc.
• CDK Global, Inc.
• Merck & Co., Inc.

Leslie A. Brun Director Since 2018. Age 73. Chairman and Chief Executive Officer, Sarr Group LLC

Mr. Brun is Chairman and Chief Executive Officer of Sarr Group, LLC, co-founder, Chairman and Chief Executive Officer of Ariel Alternatives, LLC, senior advisor of G100, Council Advisors, World 50 and a member of the Council on Foreign Relations. He is also the founder and former chief executive officer and Chairman of Hamilton Lane, where he served as Chief Executive Officer and Chairman from 1991 until 2005, former director of Broadridge Financial Solutions, Inc., former lead director of Merck & Co., Inc., former director and Chairman of the board of Automatic Data Processing, Inc., former non-executive Chairman of CDK Global, Inc., and a former director of Hewlett Packard Enterprise Company. In addition, Mr. Brun also served as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a past vice president in the corporate finance division of E.F. Hutton & Co.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

As the current and former chief executive officer of several large investment organizations, Mr. Brun brings to the Board expertise in finance and investment banking, as well as overall operating and management experience. He has significant experience in identifying and evaluating investment opportunities across a range of industries. He also brings extensive public company directorship and committee experience, in particular with respect to the governance issues facing large public companies.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Corporate Development
Global Perspective

24	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees
• Compensation
• Executive
• Nominating and Corporate Governance (Chair)
Current Public and Investment Company Directorships
• HP Inc.
Public and Investment Company Directorships Held During the Past 5 Years
• Kellanova (formerly Kellogg Company)

Stephanie A. Burns Director Since 2012. Age 71. Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has nearly 40 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

As the former chief executive officer of a major chemical company, Dr. Burns brings to Corning’s Board broad expertise in global innovation, directing scientific research, manufacturing and commercial management, and science and technology leadership. Additionally, her executive experience and subject matter expertise enable her to effectively lead our independent directors and ensure rigorous Board oversight as our Lead Independent Director. Reflecting the deep technical skills related to her Ph.D. in organic chemistry, and as the past honorary president of the Society of Chemical Industry, chair of the American Chemistry Council and member of President Obama’s President’s Export Council, Dr. Burns brings the perspectives of a leader in scientific innovation to the Board. Her background in organic chemistry and experience in oversight of complex manufacturing processes, including the polysilicon manufacturing process, which is key in the production of sustainable solar modules and semiconductors, as well as her global scientific innovation and manufacturing and commercial management expertise enable her strong leadership as our Lead Independent Director.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Government and Regulatory
Management of a Complex Organization	Expertise in Our Industries and End Markets	Technology, R&D, and Innovation
Operations	Commercial Strategy	Global Perspective

CORNING 2026 PROXY STATEMENT	25

Corporate Governance and the Board of Directors

Committees
• Audit (Chair)
• Information Technology
Current Public and Investment Company Directorships
• Merck & Co., Inc.
• The Progressive Corporation
Public and Investment Company Directorships Held During the Past 5 Years
• 3M Company

Pamela J. Craig Director Since 2021. Age 69.
Retired Chief Financial Officer, Accenture plc.

From 2006 through 2013, Ms. Craig served as chief financial officer of Accenture plc., a global management consulting, technology services and outsourcing company, following many other leadership roles in line management, consulting and operations during her 34 years with the company. She is also actively involved in charitable organizations focused on education and on the advancement of women in business, including The Women’s Forum of New York, New York University Stern School of Business, Junior Achievement of New Jersey, and is a member of the Board of Trustees of Smith College.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Ms. Craig brings to Corning’s Board over 34 years of finance, management, operational, technology and international business expertise from her time as chief financial officer at Accenture. Her skills and experience as the CFO of Accenture are particularly relevant to the perspective she brings to the Audit Committee. In particular, she brings knowledge of business transformations, mergers and acquisitions, strategic planning and business process improvement. She also brings broad oversight and strategic skills from her time on the boards of several large, global public companies.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Operations	Enterprise and Digital Transformation	Corporate Development
Global Perspective
26	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees
• Executive
• Finance (Chair)
• Nominating and Corporate Governance
Current Public and Investment Company Directorships
• None
Public and Investment Company Directorships Held During the Past 5 Years
• W. R. Grace & Co.

Robert F. Cummings, Jr. Director Since 2006. Age 76.
Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as Vice Chairman of Investment Banking at JPMorgan Chase & Co. in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Mr. Cummings brings nearly 50 years of investment banking experience to the Board; in particular, he brings expertise in public and private financing, business development, private equity, mergers and acquisitions, and other strategic financial issues. Additionally, he brings to the Board experience in the business development and growth of technology, telecommunications, and emerging businesses. Mr. Cummings’ expansive financial experience and broad skillset enable his effective leadership as Chair of our Finance Committee.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Expertise in Our Industries and End Markets	Corporate Development

CORNING 2026 PROXY STATEMENT	27

Corporate Governance and the Board of Directors

Committees
• Compensation (Chair)
• Nominating and Corporate Governance
Current Public and Investment Company Directorships
• Alphabet, Inc.
• Klarna Group plc
Public and Investment Company Directorships Held During the Past 5 Years
• General Mills, Inc.
• Blend Labs, Inc.
• International Flavors & Fragrances, Inc.

Roger W. Ferguson, Jr. Director Since 2021. Age 74.
Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations

Mr. Ferguson is the Steven A. Tananbaum Distinguished Fellow for International Economics at the Council on Foreign Relations. He is also a partner and the Chief Investment Officer of Red Cell Partners, an incubation and venture capital enterprise focused on the health care and defense sectors. He is the past President and Chief Executive Officer of TIAA, a position he held from April 2008 until April 2021. He is also the former Vice Chairman of the Board of Governors of the U.S. Federal Reserve System. Prior to joining TIAA in April 2008, Mr. Ferguson was head of financial services for Swiss Re and Chairman of Swiss Re America Holding Corporation. From 1984 to 1997, he was an Associate and Partner at McKinsey & Company. He began his career as an attorney at the New York City office of Davis Polk & Wardwell.

Mr. Ferguson has been a national leader in banking and financial services for over 20 years as the former President and Chief Executive Officer of a Fortune 100 company and Vice Chairman of the Federal Reserve; he brings extensive banking, financial and executive leadership expertise to Corning’s Board.

Mr. Ferguson is a member of the Smithsonian Institution’s Board of Regents and the American Academy of Arts & Sciences. He also serves on the boards of the Institute for Advanced Study and Memorial Sloan Kettering Cancer Center. He is a fellow of the American Philosophical Society and a member of the Economic Club of New York, the Council on Foreign Relations, the Group of Thirty, and the National Association for Business Economics.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Mr. Ferguson’s extensive background in economics and complex regulatory matters, and distinguished career as a financial services executive, enable him to provide invaluable insight to the Board in an evolving economic, regulatory and asset management industry landscape. In addition, his extensive experience as a public company director has afforded him the ability to gain a well-informed understanding of key corporate governance and executive compensation matters.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Corporate Development
Global Perspective
28	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees
• Audit
• Finance
Current Public and Investment Company Directorships
• None
Public and Investment Company Directorships Held During the Past 5 Years
• None

Thomas D. French Director Since 2023. Age 66.
Senior Partner Emeritus, McKinsey & Company, Inc.

Mr. French retired as a Senior Partner of McKinsey & Company in December 2019, and currently is Senior Partner Emeritus. Over his 33-year career in consulting, he served leading technology-driven industrial companies on strategy, marketing, governance, and organization design. He led the firm’s Global Marketing and Sales Practice for five years, the Americas Practice for seven years, and served on multiple firm governance committees. He is a trustee of several non-profit organizations.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Mr. French brings four decades of management consulting experience to the Board. In particular, he brings deep familiarity with how global, technology-driven companies approach strategic planning, digital transformation, customer engagement, organization design, innovation, and matters of governance. Mr. French also provides significant experience with respect to the financial controls, risk management approaches, and financial reporting practices of complex global companies. He is also deeply versed in the dynamics of Corning’s end markets, including telecommunications, display glass, advanced materials, and consumer electronics. In his role leading McKinsey’s Marketing and Sales Practice, he gained unique insight into how innovation-driven industrial companies commercialize new technologies and build businesses.

Top Skills Brought to Our Board
Finance and Accounting	Enterprise and Emerging Risk Oversight	Expertise in Our Industries and End Markets
Commercial Strategy	Enterprise and Digital Transformation	Corporate Development
Global Perspective

CORNING 2026 PROXY STATEMENT	29

Corporate Governance and the Board of Directors

Committees
• Finance
• Information Technology (Chair)
Current Public and Investment Company Directorships
• Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years
• None

Daniel P. Huttenlocher Director Since 2015. Age 67.
Dean, MIT Stephen A. Schwarzman College of Computing

Dr. Huttenlocher is the inaugural Dean of the MIT Schwarzman College of Computing. Prior to joining MIT, Dr. Huttenlocher served as dean and vice provost of Cornell Tech from 2012 to 2019 and worked for Cornell University from 1988 to 2012 in various positions. Before Cornell, Dr. Huttenlocher worked at Xerox Palo Alto Research Center and was Chief Technology Officer at Intelligent Markets, Inc. He has also served as the Chair of the John D. and Catherine T. MacArthur Foundation, an independent foundation that makes grants and impact investments to support non-profit organizations addressing global social challenges. Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from MIT.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Dr. Huttenlocher is a renowned computer science researcher and educator, inventor, innovator and entrepreneur with two dozen U.S. patents. As the inaugural Dean of Schwarzman College of Computing, Dr. Huttenlocher plays a pivotal role in the college’s mission to be at the forefront of computer science, AI research, and education. He brings to the Board years of research and experience in AI and its societal impact. He also provides extensive experience in technology innovation and commercialization, customer experience and software. In addition, his understanding of technical computing deepens our understanding of the cybersecurity landscape and the application of AI to research, development, engineering, manufacturing and business applications.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Expertise in Our Industries and End Markets
Technology, R&D, and Innovation	Commercial Strategy	Enterprise and Digital Transformation

30	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees
• Compensation
• Nominating and Corporate Governance
Current Public and Investment Company Directorships
• Carmichael Investment Partners, LLC
Public and Investment Company Directorships Held During the Past 5 Years
• None

Kevin J. Martin Director Since 2013. Age 59.
Vice President, Public Policy, Meta Platforms, Inc.

Mr. Martin is Vice President, Public Policy at Meta Platforms, Inc. Prior to joining Meta, he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm (2009 to 2015). From March 2005 to January 2009, he was Chairman of the Federal Communications Commission (FCC).

Mr. Martin has two decades’ experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

With twenty-years of legal, telecommunications, technology, and policy experience, Mr. Martin brings exceptional experience to the Board as former Chairman of the FCC. His extensive experience in regulation and government affairs, international relations, and the media, telecommunications and technology sectors provide a unique and important perspective on the global communications transformation in which Corning participates.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Government and Regulatory
Expertise in Our Industries and End Markets	Technology, R&D, and Innovation	Global Perspective

CORNING 2026 PROXY STATEMENT	31

Corporate Governance and the Board of Directors

Committees
• Executive (Chair)
Current Public and Investment Company Directorships
• Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years
• None

Wendell P. Weeks Director Since 2000. Age 66.
Chairman, Chief Executive Officer and President, Corning Incorporated

Mr. Weeks has served as the Chief Executive Officer of Corning Incorporated since April 2005, Chairman of the board of directors since April 2007 and President since mid-2025, a role he previously held from 2002-2020. He has held a variety of financial, commercial, business development, and general management positions across Corning’s businesses and technologies since he joined the company in 1983. He has earned 44 U.S. patents.

Mr. Weeks currently serves on the board of Amazon.com, Inc. and served on the board of Merck & Co., Inc. from February 2004 to May 2020. He is also on the board of trustees for the Corning Museum of Glass.

Experience, Skills, and Qualifications of Particular Relevance to Corning:

Mr. Weeks’s leadership in many of Corning’s businesses, contributions to the development of numerous technologies, and experience over 20 years as Corning’s chief executive officer gives him a unique understanding of Corning’s workforce, business operations, life-changing innovations, customers and end markets. He has proven skill in the development of emerging innovations, new product lines and business models, and customer-related opportunities, in addition to his wide-ranging experience and knowledge of financial and accounting matters relevant to a global corporation.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Expertise in Our Industries and End Markets
Technology, R&D, and Innovation	Operations	Commercial Strategy
Corporate Development	Global Perspective

32	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Leadership Structure

Our Board leadership structure combines the roles of Chairman and Chief Executive Officer, held by Mr. Wendell P. Weeks, with a Lead Independent Director, Dr. Stephanie A. Burns, and independent committee chairs. Each year, the Board reviews whether this structure continues to serve the best interests of the Company and its shareholders. In February 2026, after conducting that review, the Board unanimously determined that this structure remains the most effective model for Corning.

The Value of Unified Leadership Under Mr. Weeks

The Board believes that combining the Chairman and CEO roles under Mr. Weeks creates meaningful strategic and operational benefits that drive value creation and align with shareholder interests. With more than 40 years at Corning, Mr. Weeks brings vast knowledge of the Company’s diverse businesses, global operations, innovation pipeline, and competitive landscape. His dual role enables him to bridge Board-level strategy and day-to-day execution seamlessly, ensuring that the priorities set in the boardroom translate directly into operational results. It also allows Corning to speak with a single, consistent voice to shareholders, customers, employees, and other stakeholders, a significant advantage in an increasingly complex business environment.

Strong Independent Oversight Led by Dr. Burns

This unified leadership is balanced by rigorous independent oversight. As Lead Independent Director, Dr. Burns draws on her experience as former CEO of Dow Corning and her deep technical expertise to lead the independent directors with authority and effectiveness. Together with our independent committee chairs, she ensures that the Board exercises substantive, ongoing oversight of management and Company performance. This independent leadership is reinforced by Corning’s comprehensive set of shareholder-focused corporate governance practices and policies.

A Track Record That Validates the Approach

The strength of this structure is reflected in results. Under the current leadership framework, Corning has delivered total shareholder returns that significantly exceed those of our industry peers, demonstrating that unified leadership and engaged independent oversight, working together, create tangible value for shareholders.

A Commitment to Flexibility and Ongoing Evaluation

The Board recognizes that no single leadership model is right for all companies or all circumstances. Our Corporate Governance Guidelines deliberately preserve the Board’s flexibility to adopt the structure that best serves shareholders at each stage of the Company’s evolution. In its annual review, the Board considers a range of factors, including the Company’s strategic priorities and business needs, the composition of the Board and senior management, leadership continuity, and sound succession planning. This disciplined process ensures that the Board’s leadership structure is never static, but is instead regularly evaluated and affirmed or adjusted based on current conditions.

The Board believes that Corning’s current leadership structure, unified strategic direction through Mr. Weeks’ combined Chairman and CEO role, paired with the strong independent oversight provided by Dr. Burns and our independent committee chairs, is the structure best positioned to oversee strategic matters and drive long-term value for our shareholders.

CORNING 2026 PROXY STATEMENT	33

Corporate Governance and the Board of Directors

Strong Lead Independent Director with Clear Duties and Responsibilities

The Board recognizes that, when the positions of Chairman and CEO are combined, a strong Lead Independent Director with a clearly defined role and set of responsibilities is paramount for constructive and effective leadership. Our Lead Independent Director facilitates Board discussions on key issues and concerns during executive sessions and outside of Board meetings, including leadership succession, risk oversight, financial performance, strategic initiatives, and shareholder engagement. Additionally, our Lead Independent Director seeks to ensure that the independent directors effectively challenge management, including with respect to overseeing risk, maintaining an effective internal controls framework and effectively implementing the Company’s strategy consistent with its risk appetite.
Dr. Stephanie A. Burns Lead Independent Director

Dr. Burns has served the role of Lead Independent Director since May 2, 2024 and has served as an independent director of the Board since 2012. She was reappointed Lead Independent Director by the independent directors on February 11, 2026.

Dr. Burns’ effectiveness as our independent Board leader stems from multiple strengths: deep knowledge of the Company and its industries, technical expertise from her Ph.D. in organic chemistry, and extensive experience from serving as Chairman, CEO, and President of Dow Corning Corporation as well in roles on other external public company boards. Her background spans global scientific innovation, manufacturing, and commercial management, complemented by service on other public boards.

During her Board tenure, Dr. Burns has developed strong working relationships with fellow directors and earned their trust and respect, all essential qualities for independent Board leadership. Dr. Burns chairs the Nominating the Corporate Governance Committee and is a member of the Compensation and Talent Management Committee and the Executive Committee.

Lead Independent Director Authority and Responsibilities

•

Presides at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held at every Board meeting).

•

Leads the Board’s oversight of Corning’s strategic priorities and critical risk management processes.

•

Facilitates regular CEO performance reviews and ongoing management succession planning reviews.

•

Direct engagement with the Company’s shareholders.

•

Serves as liaison between the Chair and the independent directors.

•

Approves Board meeting agendas and schedules.

•

Approves the type of information to be provided to directors for Board meetings.

•

Calls meetings of the independent directors when necessary and appropriate.

•

Meets with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations.

•

Regularly speaks with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

•

Regularly speaks with the Company’s CEO and management regarding governance priorities and practices.

•

Performs other duties as the Board may designate.

All Board members have direct access to the Lead Independent Director. Further, our Lead Independent Director encourages direct feedback by the directors to the Chairman and CEO on matters discussed during executive session of the independent directors and supplements, or provides directly, that feedback when appropriate. In 2025, the independent members of the Board met in executive session at every Board meeting. In executive sessions, our independent directors engage in candid discussions covering company strategy, executive performance, succession planning, risk oversight, corporate governance, and other critical issues to ensure objective and effective oversight in the best interests of our shareholders.

34	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Committees

As of the date of this filing, the Board has 10 directors and the following six committees: (1) Audit Committee; (2) Compensation and Talent Management Committee; (3) Executive Committee; (4) Finance Committee; (5) Information Technology Committee; and (6) Nominating and Corporate Governance Committee.

Each of our committees operates under a written charter adopted by the Board except the Executive Committee, which operates pursuant to Corning’s by-laws. The committee charters and the by-laws are available on our website at investor.corning.com/investor-relations/governance/overview/default.aspx. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each committee has the authority to retain outside advisors as the Board and/or each committee deems necessary.

Each committee (other than Executive) is chaired by, and entirely composed of, independent directors.

Board committee membership is set forth below. “C” denotes Chair of the committee.

Board Committees
Audit		■		C			■
Compensation and Talent Management			■			C			■
Executive		■	■		■					C
Finance	■	■			C		■	■
Information Technology	■			■				C
Nominating and Corporate Governance			C		■	■			■

(1)	On February 11, 2026 the Board appointed Mr. Brun to the Finance Committee and Mr. Brun stepped down from his role on the Compesnation and Talent Management Committee, where he had served since 2018.

CORNING 2026 PROXY STATEMENT	35

Corporate Governance and the Board of Directors

Corning’s Board of Directors met six times in 2025. Its committees, the number of meetings, and their functions are as follows:

Committee	Primary Responsibilities
Audit(1) Number of Meetings in 2025: 9

•

Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements

•

Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm

•

Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures

•

Reviews the results of Corning’s annual audit and quarterly and annual financial statements

•

Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; evaluates potential risks related to accounting, internal controls over financial reporting and tax planning

Compensation and Talent Management(2) Number of Meetings in 2025: 6

•

Approves Corning’s goals and objectives with respect to executive compensation and talent management strategies

•

Evaluates the CEO’s performance in light of Corning’s goals and objectives

•

Recommends to the Board compensation for the CEO and approves compensation for other elected officers and senior executives

•

Recommends to the Board the compensation arrangements for all non-employee directors, elected officers and other key executives

•

Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans

•

Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking

•

Reviews items related to the Company’s workforce management programs

Executive Number of Meetings in 2025: 4

•

Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

Finance Number of Meetings in 2025: 6

•

Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties

•

Reviews capital expenditure plans and capital projects

•

Monitors Corning’s short- and long-term liquidity

•

Reviews Corning’s tax position and strategy

•

Reviews and recommends for approval by the Board declaration of dividends, stock repurchase programs, and short- and long-term financing transactions

•

Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities

36	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Information Technology Number of Meetings in 2025: 5

•

Provides oversight of the Company’s information technology strategy and digital enablement and related investments, including the enterprise resource planning activities

•

Monitors the effectiveness of, and risks related to, information technology systems; data integrity and protection; information security and cybersecurity programs (which are on the agenda at each committee meeting); AI across the enterprise including the use of AI for scientific discovery, research and development, manufacturing and other applications; disaster recovery capabilities and IT business interruption plans

Nominating and Corporate Governance(3) Number of Meetings in 2025: 5

•

Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders

•

Monitors significant developments in the regulation and practice of corporate governance

•

Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating related party transactions

•

Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC

•

Identifies Board members to be assigned to the various committees

•

Oversees and assists the Board in the review of the Board’s performance

•

Reviews activities of Board members and senior executives for potential conflicts of interest

•

Oversees policies on significant corporate environmental, social and governance issues and reviews related objectives and practices

•

Oversees dealings with governmental bodies and public policy formulation

(1)	The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board has also determined that each member of our Audit Committee is financially literate and that each is an “audit committee financial expert” within the meaning of the applicable SEC rules.
(2)	The Board of Directors has determined that each member of the Compensation and Talent Management Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Board Composition and Refreshment

Our Board is responsible for the oversight and success of our Company. We believe that our Board operates most effectively by leveraging its broad range of experience, skills, and knowledge to understand the risks and opportunities of, our short-, medium-, and long-term strategies. As such, our Board seeks to implement a dynamic boardroom culture that encourages independent thought as well as intelligent debate on critical matters to achieve a higher level of success for the Company and our investors. To achieve this result, we seek to maintain a mix of directors who bring strong leadership, distinct perspectives, and a broad range of skills and depth of experience aligned with the Company’s strategic priorities. A supermajority of independent directors ensures robust debate and challenged opinions in the boardroom, while a range of perspectives and expertise contributes to a wide range of views.

Ongoing Board Refreshment

Continuing to successfully execute on our ongoing Board refreshment strategy remains a key priority for our Board. We believe that aligning the skills and competencies of our Board with the Company’s strategic priorities maximizes value for our shareholders.

CORNING 2026 PROXY STATEMENT	37

Corporate Governance and the Board of Directors

Our Board seeks to operate with the highest degree of effectiveness, providing dynamic oversight of the Company’s evolving strategies and continued growth arc, and believes a deeply experienced and multidimensional board enhances decision-making, ensuring the widest range of opinions and viewpoints are expressed in the boardroom. To this end, the Board seeks highly qualified candidates with varied backgrounds, skills and experiences, including appropriate financial, industry and other expertise relevant to the Company’s business and strategy, in accordance with its Corporate Governance Guidelines. The Board also believes it is desirable to maintain a mix of longer-tenured, experienced directors that have developed increased knowledge and insight into the Company’s operations, and newer directors with fresh perspectives and new ideas, and will take this into consideration as part of its refreshment efforts.

As part of our broader refreshment efforts, Dr. Stephanie A. Burns was appointed Lead Independent Director by the independent directors of the Board effective May 2, 2024 and continues to serve in the role. Most recently, on February 11, 2026, Dr. Burns was reappointed as Lead Independent Director by the independent directors of the Board as a result of our Board’s annual review process. As described in more detail beginning on page 34, Dr. Burns’ strong and productive working relationships with her fellow directors and her dynamic experience and leadership has enhanced Board oversight, decision-making, and engagement during her tenure. Additionally, the Board recently refreshed its committee membership and leadership roles, including the Board’s appointment of new chairs of the Compensation and Talent Management Committee, Nominating and Corporate Governance Committee, and Audit Committee. These new chairs have brought fresh perspectives and insights to the committees they lead.

In 2025, as part of this ongoing effort to maintain a vital and engaged boardroom today and into the future, the Board welcomed Ami Badani as its newest director. Ms. Badani is recognized for her leadership at the intersection of AI, semiconductors, go-to-market strategy, and business transformation. The Board believes that her expertise in strategic marketing, portfolio expansion and the scaling of transformative technologies aligns with Corning’s longstanding commitment to deliver innovations that serve and shape vital industries. Her impressive combination of skills, experiences and personal qualities will serve our shareholders, the Company and our Board well now and in the years ahead.

With the addition of Ms. Badani, we have added four new independent directors in the last five years, with seven director retirements over the last two years, bringing our Board size to 10 directors. Consistent with the Board’s broader assessment of its focus and alignment with our strategic needs, the Nominating and Corporate Governance Committee has determined the appropriate Board size for our Company is between 9 and 12 directors. The Committee prioritizes decision-making efficiency, ease of communication, and the capacity to focus on strategic oversight matters in determining optimal board size. The Committee will continue to weigh these factors as it continues to evaluate additional highly qualified, multifaceted candidates pursuant to the Committee’s robust assessment process and criteria further described below.

Considerations for Nomination or Re-nomination

Our Nominating and Corporate Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board both when identifying new director candidates and in connection with annual re-nomination decisions. Annual Board and director self-assessments are utilized both to help identify skills and experiences sought in future candidates and as determinants in a director’s re-nomination and tenure. All incumbent director nominees complete questionnaires annually to update and confirm their background, qualifications and skills, and to identify any potential conflicts of interest.

When identifying prospective director nominees or making re-nomination decisions, the Nominating and Corporate Governance Committee considers those factors most relevant to the Company’s needs and also considers each individual in the context of the Board’s composition as a whole, with the objective of recruiting and recommending a slate of director nominees who can best sustain the Company’s success and represent shareholders’ interests through sound judgment and informed decision-making aligned with our strategic priorities. Key factors include relevant knowledge and experience, range of background and experience, and expertise in certain strategic skills and core competencies, including public company governance experience, finance and accounting acumen, enterprise and emerging risk management experience, government and regulatory experience, experience in management of a complex organization, knowledge of our industries and end markets, experience in technology, R&D, and innovation, knowledge of operations, commercial strategy experience, enterprise and digital transformation experience, corporate development experience, and a global perspective. The Committee also

38	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

assesses personal qualities of leadership, character, candor, judgment, analytical skills, ethics and reputation, willingness to engage management and other board members in a constructive and collaborative fashion, and the ability to act on behalf of shareholders.

While the Board believes director participation on other public company boards adds additional depth to our governance and risk oversight practices, the Board also expects that a director’s other commitments will not interfere with his or her duties as a Company director. The Nominating and Corporate Governance Committee assesses directors’ time commitment to the Board throughout the year, including through the annual formal self-evaluation process and prior to the annual renomination of currently serving directors. The Nominating and Corporate Governance Committee and the Board take into account the nature and extent of a director’s other commitments when determining whether to nominate that individual for election or re-election. Under the Company’s Corporate Governance Guidelines, absent review and approval by the Nominating and Corporate Governance Committee, non-employee directors should not serve on more than three public company boards in addition to the Company’s Board (for a total of four public company boards), and an employee director should not serve on more than two public company boards in addition to the Company’s Board (for a total of three public company boards).

How We Evaluate the Board’s Effectiveness

Individual Director Interviews

The Chair of the Nominating and Corporate Governance Committee annually interviews each director and solicits feedback regarding the Board’s composition, performance, effectiveness and areas of potential enhancement. Topics covered include:

The effectiveness of the Board’s leadership structure and the Board committee structure;
Board skills, competencies, and perspectives, including how Board composition aligns with the Company’s strategic priorities, and related succession planning;
Board culture and dynamics, including the effectiveness of discussion and debate at Board and committee meetings;
The quality of Board and committee agendas and the appropriateness of Board and committee priorities; and
Board/management dynamics, including management development and succession planning and the quality of management presentations and information provided to the Board and committees.

Discussion of Results
The Chair reviews the interview responses with the chairs of each committee and then meets with the full Board to discuss the findings from the evaluation.

Use of Feedback

The Board and each of its committees develops plans to take actions based on the results, as appropriate. Over the past several years, this evaluation process has contributed to various refinements in the way the Board and the committees operate, including:

Increasing focus on our ongoing Board refreshment strategy, including reassessing our Board composition in the context of our evolving strategic priorities and related Board succession planning;
Resizing our Board as part of our ongoing Board refreshment to enhance focus on critical strategic matters and increase decision making efficiency;
Refreshing our Board committee membership and leadership, including the Board’s appointment of new chairs of the Compensation and Talent Management Committee, Nominating and Corporate Governance Committee, and Audit Committee as well as its dissolution of the Corporate Responsibility and Sustainability Committee; and
Creating the Information Technology Committee to focus on the Company’s technology strategy and digital investments, and to oversee information security, cybersecurity and AI policies and programs.

The Nominating and Corporate Governance Committee uses multiple sources for identifying director candidates, including executive search firms, its members’ own contacts and referrals from other directors, members of management and the Company’s advisors. To maintain a pipeline for new directors, the Nominating and Corporate Governance Committee retains one or more executive search firms to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services.

CORNING 2026 PROXY STATEMENT	39

Corporate Governance and the Board of Directors

Director candidates recommended by shareholders in the manner described beginning on page 105 will be considered in the same way the Nominating and Corporate Governance Committee evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “Shareholder Proposals and Director Nominations for the 2027 Annual Meeting” on page 105 of this proxy statement.

Director Independence

Our Corporate Governance Guidelines require a majority of our directors to be independent. Currently, the Board is comprised solely of independent directors other than the CEO (90%), and 100 percent of the Audit, Compensation and Talent Management, Finance, Information Technology and Nominating and Corporate Governance Committee members are independent. Such independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. When making independence determinations, the Board considers all relevant facts and circumstances which might bar a director from being determined to be “independent,” including the NYSE criteria.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions, if any, that occurred since the beginning of 2023 between Corning and entities associated with our independent directors or members of their immediate family. The Board also reviewed information about each director’s business and personal activities as they may relate to Corning and Corning’s management. It considered that each of Ms. Badani, Mr. Brun, Mr. Ferguson, Dr. Huttenlocher, and Mr. Martin are or were, during the previous three years, an employee, partner or affiliate of a company or organization that had a business relationship with Corning at some time during those years. The Board also considered: that Corning’s business relationships with each such company or organization were ordinary course/arm’s length dealings; no Corning

40	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

director had a personal interest in, or received a personal benefit from, such relationships; any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entity’s consolidated gross revenues in each of those years; that such relationships arose only from such director’s position as an employee, partner or affiliate of the relevant company with which Corning does business; that such director has no input or direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has a written policy requiring the full Board or a designated Board committee to pre-approve any transaction involving Corning in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and where the amount involved exceeds $120,000 in any fiscal year. As set forth in the Corporate Governance Guidelines, the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. No related party transaction occurred in 2025 that required disclosure under this policy or under relevant SEC rules.

Compensation and Talent Management Committee Interlocks and Insider Participation

Dr. Burns, Mr. Brun, Mr. Ferguson, and Mr. Martin, as well as one director, Dr. Rieman, who retired effective May 1, 2025, served on the Compensation and Talent Management Committee during 2025. No member of the Compensation and Talent Management Committee that served during 2025 is now, or has ever been, an officer or employee of Corning. No member of the Compensation and Talent Management Committee had any relationship with Corning or any of its subsidiaries during 2025 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2025 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board or Compensation and Talent Management Committee.

CORNING 2026 PROXY STATEMENT	41

Corporate Governance and the Board of Directors

Our Board’s Role and Responsibilities

Our Board bears the responsibility for the oversight of the Company and its management team on behalf of our shareholders in order to ensure long-term value creation. In that regard, the primary responsibilities of our Board include, but are not limited to (i) oversight of the Company’s corporate strategy, including strategic objectives for the Company’s businesses, (ii) ongoing succession planning and talent management, and (iii) oversight of risk management, including overseeing the development of the Company’s risk appetite. The Board fulfills these responsibilities through its committees as well as with direct oversight of management. This approach allows the Board to draw upon the experience and judgment of all directors in understanding and overseeing the Company’s risks and opportunities.

Oversight of Corporate Strategy

One of the Board’s foremost responsibilities is overseeing management’s establishment and execution of its corporate strategy. At least annually, management reviews the overall corporate strategy and key strategic risks with the Board. Throughout the year, the Board monitors progress against the strategic plan to ensure alignment with long-term objectives. Our senior management team regularly reviews developments, including operational and financial performance, against the Company’s strategic framework at Board meetings and provides updates between regularly-scheduled sessions, as necessary.

Management Succession Planning

Our Board ensures that Corning has the right management team in place to pursue our strategies successfully. The entire Board oversees management succession planning, with our Lead Independent Director facilitating ongoing review and with Board approval of succession and management development plans for the CEO and senior management. The goal of this ongoing process is to maximize the pool of internal candidates able to assume top management positions with minimal business interruption. At every meeting, the Board discusses succession planning for the Chief Executive Officer and other senior management positions in executive sessions. The Board has regular engagement with various levels of management at Board and committee meetings which gives directors additional exposure to the management pipeline.

Succession planning remains a cornerstone of the Board’s governance oversight, resulting in the elevation of highly qualified leaders to key executive roles, including the appointments of internal candidates as Chief Financial Officer, Chief Technology Officer, and Chief Human Resources Officer, and accomplished external candidates as Chief Digital and Information Officer and Senior Vice President and General Counsel. In early 2025, we announced the retirement of our long-time President and Chief Operating Officer, Eric Musser, and the appointment of A. Hal Nelson III as Executive Vice President and Chief Operating Officer, which was part of a long-term succession planning process that helped facilitate an orderly and successful transition. Further, the Board appointed Lewis A. Steverson as Vice Chairman in addition to his responsibilities as Executive Vice President and Chief Legal and Administrative Officer, and John Z. Zhang as Executive Vice President and Chief Corporate Development Officer, expanding his leadership of our Display, Specialty Materials, and Life Sciences businesses. These actions underscore the Board’s proactive approach to talent development and succession, leveraging Corning’s deep leadership bench to ensure continuity, operational excellence, and sustained value creation for our customers, shareholders, and broader stakeholder community.

Workforce Management

Corning’s talented and dedicated workforce of approximately 67,200 full-time employees is central to our success, and the Board is committed to fostering a workplace culture rooted in our core Values, where every individual is respected, valued, recognized, and supported. The Compensation and Talent Management Committee provides consistent oversight of employee development, compensation, and talent management programs, ensuring alignment with our strategic objectives and commitment to attracting, retaining, and developing top talent. As part of our robust governance practices, the Committee also reviews the detailed results of our Voice to Action Survey, which gives employees an important platform to share feedback on leadership, engagement, work environment, risk management, career growth, and well-being. Last year, more than 88% of employees participated in the survey, contributing to an impressive three percentage point increase in engagement compared to the prior year and reaffirming our ongoing commitment to understanding and responding to the needs and aspirations of our workforce in support of long-term value creation for our stakeholders.

42	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

We prioritize the well-being of our people, and our Total Rewards package includes a range of offerings designed to support the health, wealth, and growth of our employees, including comprehensive healthcare and wellness programs, competitive salaries and retirement plans, and opportunities for professional development. We employ people at all career stages with varied backgrounds and we invest in the further development of our employees through training, apprenticeship programs, leadership development plans and tuition assistance among other professional development programs and practices. Last year, more than 20,000 employees participated in our Leadership Essentials training program, and numerous employees participated in regional mentorship programs. We believe this employee development makes us more competitive and assists with leadership succession planning throughout the Company.

Risk Oversight

Inherent in the Board’s responsibilities is the understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation: risks are considered in virtually every decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk; indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives.

Effective risk oversight is of critical importance to our Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in the Company’s business and strategy;
•	allocate responsibilities for risk oversight among the full Board and its committees;
•	evaluate the Company’s risk management processes and whether they are functioning adequately;
•	facilitate open communication between management and Directors; and
•	foster an appropriate culture of integrity and risk awareness.

To learn more about key risks facing the Company, you can review Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K. The risks described in our Annual Report on Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

CORNING 2026 PROXY STATEMENT	43

Corporate Governance and the Board of Directors

Risks associated with current business status or strategic alternatives, including traditional enterprise risk as well as newly emerging and evolving risks, are subjected to analysis, discussion and deliberation by management and the Board. Operationally, management reports periodically to the Board on the Company’s enterprise risk management (ERM) policies and procedures, and to the Audit, Information Technology, and Finance Committees on our top risks and compliance policies and practices. Management also provides a comprehensive annual report of top risks to the Board. The Chief Compliance Officer reports to the Audit Committee at each of its meetings on any relevant compliance issues, and annually presents an overview of the Company’s compliance function, processes and effectiveness. While these periodic reports provide the Board with a regular comprehensive perspective of our key enterprise risks, specific risks are highlighted and discussed in connection with each matter brought to the Board or its committees in the ordinary course.

Corning’s ERM program utilizes (1) a Risk Council chaired by our Executive Vice President and Chief Financial Officer and composed of Corning management and staff to aggregate, prioritize and assess risks, including strategic, financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance

44	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Council, which reports regularly to the Audit Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business as well as disclosures made by the Company about relevant risks.

The Board believes that the work undertaken by the committees of the Board, together with the work of the full Board and the Company’s management, enables the Board to effectively oversee Corning’s management of risk.

Cybersecurity

Corning’s Board oversees risks associated with cybersecurity threats. In particular, the Information Technology Committee of the Board is responsible for cybersecurity governance and has information security oversight as a key component of its charter. In all meetings, the IT Committee reviews the Company’s cybersecurity posture as well as any significant cybersecurity events. Corning’s Chief Digital and Information Officer (CDIO), in combination with Corning’s Chief Information Security Officer (CISO), briefs the IT Committee on cybersecurity activities and long-term cybersecurity strategies, as well as general cybersecurity trends that could have a material impact on the Company. On an annual basis, the CISO provides a cybersecurity update to the Board and participates in meetings with the IT Committee and Audit Committee to review significant cybersecurity trends, risks and their related impacts, if any, on internal controls. At any time, Board members may raise concerns regarding the Company’s cybersecurity posture and recommend future changes to controls or procedures. The Company utilizes a multi-faceted information security training program for all employees. This includes a mandatory annual training as well as monthly, quarterly, and yearly deliverables and touch points uniquely crafted for certain groups of employees based on their roles and the specific security risks they face. Should a cybersecurity incident rise to the level of a corporate crisis, consistent with the Company’s corporate crisis response escalation protocols, the Board would be engaged.

Artificial Intelligence

Our Board and management team understand the business of technology and have experience driving innovation and product development, and believe that AI carries significant opportunity and risk for the Company and the world. As such, our Board oversees the Company’s governance of AI and related risks, including the use of AI for scientific discovery, research and development, manufacturing, and other applications. Monitoring AI risk and effectiveness is one of the primary responsibilities of the Information Technology Committee, which is composed of Board members who provide significant experience in computer science, AI, and enterprise digital transformation. Senior leadership, including the CDIO, further discuss relevant aspects of our AI strategy regularly with the Board. In 2023, we introduced an Artificial Intelligence and Machine Learning Policy for the Company and our employees around the globe. The policy outlines standards to help employees access and use AI and machine learning technology in a way that is safe and secure, and aligns with Corning’s Code of Conduct, Values, and other policies.

Government Affairs

Corning participates in public policy advocacy at the state federal, and international levels as a component of responsible business conduct. The Board recognizes that involvement in legislative, regulatory, and political processes is an important way to uphold our Values, support sound public policy, foster market innovation, promote fiscal responsibility, and maintain a constructive regulatory environment for our industries. The Nominating and Corporate Governance Committee has primary oversight of Corning’s political contributions and related activities. Our Senior Vice President, Government Affairs, along with other senior management, reports regularly to the Committee and the Board regarding the Company’s political activities, to ensure appropriate risk assessment, management, and oversight. For more information regarding our policies and disclosures with respect to political activity, please refer to page 48.

Sustainability

The Board believes that identifying risks and opportunities relating to sustainability is essential to the long-term viability of our Company and to deliver long-term value to shareholders. With respect to Board oversight of sustainability matters, our Board believes each committee of the Board should maintain oversight over the matters that fall within its scope. Our Nominating and Corporate Governance Committee provides primary oversight of general sustainability matters, including environmental and climate-related, social and governance matters, while our Compensation and Talent Management

CORNING 2026 PROXY STATEMENT	45

Corporate Governance and the Board of Directors

Committee oversees human capital management and culture matters, and other committees oversee sustainability matters that fall within their scope. The relevant Committees then report to the Board as appropriate. Using this approach, members of each committee can leverage their subject-matter expertise to oversee and advise the Board on matters most relevant to their committee’s area of responsibility. Our Vice President of Sustainability and Climate Initiatives, reporting to our Executive Vice President and Chief Financial Officer, has primary accountability for our sustainability strategy, performance and disclosures. These matters are managed through coordination of a cross-disciplinary team of senior corporate leaders. Our business leaders are responsible for implementing Corning’s sustainability efforts throughout their respective businesses, and employees can join our Sustainability Network, whereby they can make individual efforts in their communities and areas of activity.

Beyond the Boardroom

The commitment of our Board extends well beyond preparation for, and participation at, regularly scheduled Board or committee meetings. Engagement outside of meetings provides our directors with additional insight into our business and our industry and gives them valuable perspectives on the performance of our Company, the Board, our CEO and other members of senior management, as well as on the Company’s culture and strategic direction.

Director Orientation

All new directors participate in our director orientation program. The program is led by senior leaders and includes an immersive introduction to the Company through meetings to get to know key management, visits to Company facilities, and written reference material.

Access to Employees

All directors have full and free access to senior management and other employees during and outside of regularly scheduled meetings. Formal dinners and informal lunches with Board and committee meeting attendees, which may include full business and technology teams, provide directors with insight into how our teams function.

Shareholder Engagement

In addition to receiving regular updates on shareholder engagement, our Board, along with executive management, Investor Relations and the Corporate Secretary, takes an active role in reviewing and overseeing our shareholder engagement strategy and our Lead Independent Director engages directly with our largest investors to understand their perspectives on a variety of matters.

Management Briefings

Our senior management team provides our Board with regular business updates and periodic updates on major business developments, milestones, and important internal initiatives to keep the Board informed between regularly scheduled meetings on matters that are significant to our Company and industries.

Continuing Education

The Board encourages directors to participate in external continuing director education programs with associated expenses reimbursed by the Company. We also encourage Board members to gain credentials in specialized topics such as cybersecurity and AI, and we reimburse them for related costs.

Site Visits

The Board visits our research campus to meet with dozens of employees working on our key innovation initiatives and participates in a technology showcase annually. If the Board is unable to visit our research campus in person, virtual Technology Showcases are held. The Board also meets at different Corning locations to see our manufacturing facilities, meet local employees and explore the Company’s culture.

46	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Annually, the Compensation and Talent Management Committee instructs Frederic W. Cook & Co., Inc. (FW Cook), the committee’s independent consultant, to undertake a risk assessment regarding the Company’s compensation policies and practices covering all employees, and reviews the this risk assessment each year in February. As part of its review, the committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, considering the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

•	The mix of cash and equity pay-outs tied to both short-term financial performance, mid-term financial performance, and long-term value creation;
•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
•	The use of multiple financial performance metrics that are readily monitored and reviewed, and aligned with the corporate and local plant and business unit objectives;
•	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;
•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
•	Internal advisory committees and plan caps that are intended to avoid imprudent risk-taking;
•	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees;
•	Multiple levels of review and approval of awards, including Compensation and Talent Management Committee approval of all officer and equity compensation; and
•	Immediate oversight of executive pay matters in mergers and acquisitions and unit compensation plans throughout the acquisition integration process and/or until fully integrated.

With the assistance of the annual risk assessment provided by FW Cook, the Compensation and Talent Management Committee concluded that Corning’s executive compensation program is balanced and does not reward inappropriate risk-taking.

Board and Shareholder Meeting Attendance

The Board of Directors met six times in 2025. Attendance at Board and committee meetings averaged 97% in 2025, and each incumbent director nominee attended 100% of the meetings of the Board and committees on which the director served.

The Board has a policy requiring all directors to attend our Annual Meeting of Shareholders, absent extraordinary circumstances. All then-serving directors attended our 2025 Annual Meeting of Shareholders.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors, executive officers, and all Corning employees must act with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Furthermore, our Code of Ethics for our Chief Executive Officer and Financial Executives requires business integrity, avoidance of conflicts of interest, and transparency. Our Board spends meaningful time with executive management at Board meetings, and other members of management at other Board events, where the relationships developed enable the Board to ensure that the Company maintains a culture of integrity, responsibility and accountability throughout the organization.

CORNING 2026 PROXY STATEMENT	47

Corporate Governance and the Board of Directors

We also have a supplemental Code of Conduct for Directors and Executive Officers that includes policies calling for strict observance of all laws applicable to our business, requires directors and executive officers to avoid any conflict between their personal interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any Company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our codes of conduct. We will disclose any future amendments to, or waivers from, any provision of our codes of conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2025.

Lobbying and Political Contributions Policy

We post disclosures concerning our political and lobbying activities as well as information regarding our trade association memberships and the Company’s oversight of these activities, as well as a link to Corning’s Lobbying and Political Contributions Policy, on our corporate website at investor.corning.com/investor-relations/governance/political-contributions/default.aspx. Additionally, while Corning encourages employees to participate in the political process on a personal basis, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress or executive branch officials on behalf of Corning, or any Corning contribution to U.S. government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance Overview section of our website at investor.corning.com/investor-relations/governance/overview/default.aspx including:

•	Corporate Governance Guidelines with Director Qualification Standards
•	Corning Incorporated By-Laws
•	Political Contributions and Lobbying Policy
•	Speak Up Policy
•	Code of Conduct for Directors and Executive Officers
•	Code of Ethics for Chief Executive Officer and Financial Executives
•	Our Code of Conduct
•	Audit Committee Charter
•	Compensation and Talent Management Committee Charter
•	Finance Committee Charter
•	Information Technology Committee Charter
•	Nominating and Corporate Governance Committee Charter
48	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Director Compensation

The Compensation and Talent Management Committee sets director compensation at levels that ensure our directors are paid competitively for their time commitment and responsibilities relative to directors at companies of comparable size, industry and scope of operations. The Compensation and Talent Management Committee believes that providing a competitive compensation package is important because it enables Corning to attract and retain highly qualified directors who are critical to the Company’s long-term success. In addition to our objective to pay competitively we also intend for a significant portion of director compensation to be stock-based. The Compensation and Talent Management Committee’s independent consultant, FW Cook, conducts an annual review of the director compensation levels relative to our objectives, external best practices as well as Corning’s compensation peer group and advises the committee annually to ensure that compensation levels remain competitive.

The Company uses a combination of stock-based and cash compensation for its directors. Corning believes that a significant portion of director compensation should be linked to the Company’s performance over time. Therefore, a significant portion of the directors’ compensation is paid as an annual equity grant of restricted stock units (in 2025, 2.1x the annual cash retainer), which are not settled in shares of common stock until retirement or resignation from the Board, unless the director makes an election prior to the start of the calendar year to receive the RSUs either 1 year, 5 years, or 10 years after the grant date (subject to the Share Ownership Guidelines for directors).

Directors may defer receipt of all or a portion of their cash compensation and may defer receipt of their annual equity retainer (in RSUs) by electing distribution in up to 10 annual installments. Cash amounts deferred may be allocated to an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter; a restricted stock unit account; or a combination of such accounts.

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

As an employee of the Company, Mr. Weeks is not compensated separately for service on the Board or any of its committees.

The following table outlines 2025 director compensation:

Annual Equity Grant	$235,000. We issued 4,519 restricted stock units (valued as of the grant date at approximately $235,000) under our 2019 Equity Plan for Non-Employee Directors. The grants are approved by the Board annually at its February meeting and directors joining after the February meeting or retiring prior to the end of the year receive a prorated grant for that year.
Annual Cash Retainer	$110,000. The retainer amount is approved by the Board annually at its February meeting, and directors joining after the February meeting or retiring prior to the end of the year receive a prorated retainer for that year.
Lead Independent Director Additional Cash Compensation	$40,000
Committee Chair Additional Cash Compensation	Audit Committee and Compensation and Talent Management Committee Chairs: $25,000 Other Committee Chairs: $20,000
Committee Member Additional Cash Compensation	Audit Committee Members: $18,000 Compensation and Talent Management Committee Members: $15,000 Other Committee Members: $10,000

The following table reflects our 2025 committee leadership:

Name	Leadership Role
Dr. Burns	Lead Independent Director
Ms. Craig	Audit Committee Chair
Mr. Ferguson	Compensation and Talent Management Committee Chair
Mr. Cummings	Finance Committee Chair
Dr. Burns	Nominating and Corporate Governance Committee Chair
Dr. Wrighton (January – May) / Dr. Huttenlocher (May – December)	Information Technology Committee Chair

CORNING 2026 PROXY STATEMENT	49

Corporate Governance and the Board of Directors

The following table reflects our 2025 director compensation:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Ami Badani(4)	$32,500	$58,772	$ 0	$91,272
Leslie A. Brun	151,750	235,033	0	386,783
Stephanie A. Burns	205,000	235,033	0	440,033
Pamela J. Craig	163,000	235,033	7,500	405,533
Robert F. Cummings, Jr.	160,000	235,033	0	395,033
Roger W. Ferguson, Jr.	160,000	235,033	0	395,033
Thomas D. French	138,000	235,033	3,750	376,783
Deborah A. Henretta(5)	46,000	78,379	0	124,379
Daniel P. Huttenlocher	143,333	235,033	0	378,366
Kevin J. Martin	135,000	235,033	0	370,033
Deborah D. Rieman(5)	45,000	78,379	0	123,379
Mark S. Wrighton(5)	50,000	78,379	0	128,379

(1)	Includes all fees and retainers paid in cash or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units granted pursuant to the 2019 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2026. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of restricted stock awards (RSAs), restricted stock units (RSUs) and RSU deferrals each Director had outstanding as of December 31, 2025 is shown in the table below. Total stock holdings for directors as of December 31, 2025 are shown in the “Beneficial Ownership of Directors and Officers” table.
(3)	The amounts in this column reflect charitable donation matches made by the Corning Impact and Investment Matching Gifts Program.
(4)	Badani was appointed to the Board effective October 7, 2025.
(5)	Henretta, Rieman and Wrighton retired from the Board effective May 1, 2025.

The following table reflects the total number of RSAs, RSUs, and RSU deferrals outstanding for each director as of December 31, 2025:

Name(1)	RSAs, RSUs and RSU Deferrals Outstanding at December 31, 2025
Ami Badani	675
Leslie A. Brun	45,052
Stephanie A. Burns	120,748
Pamela J. Craig	25,487
Robert F. Cummings, Jr.	248,931
Roger W. Ferguson, Jr.	43,019
Thomas D. French	15,241
Deborah A. Henretta	75,933
Daniel P. Huttenlocher	67,389
Kevin J. Martin	104,825
(1)	Henretta, Rieman and Wrighton retired from the Board effective May 1, 2025. Rieman and Wrighton had no outstanding stock or stock units as of December 31, 2025.

No options were granted to any Director in 2025, and as of December 31, 2025 no director had any outstanding options.

50	CORNING 2026 PROXY STATEMENT

Corporate Governance and the Board of Directors

Changes to Director Compensation in 2026

In February 2026, the Board approved certain changes to director compensation proposed by the Compensation and Talent Management Committee in consultation with the committee’s independent consultant in order to remain competitive. Specifically, the non-employee directors’ annual equity grant increased from $235,000 to $240,000 and the annual cash retainer increased from $110,000 to $115,000. Additionally, the annual retainer for the Lead Independent Director was increased from $40,000 to $50,000 and the annual retainer for the Chair of the Audit Committee was increased from $25,000 to $30,000.

Directors’ Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning up to $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. This program is directly funded from general corporate assets. Because the charitable deductions accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. Dr. Burns, Mr. Cummings, Dr. Huttenlocher, and Mr. Martin each remain eligible for this discontinued program.

Directors are also eligible to participate in the Corning Impact and Investment Matching Gifts Program for eligible charitable organizations. This program is available to all active Corning employees and directors. In 2025, the matching gift amount available on behalf of each participant in the program was $7,500 per calendar year.

Corning also pays premiums on our directors’ and officers’ liability insurance policies.

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as a direct link to shareholders, and require all non-employee directors, named executive officers (NEOs), and non-NEO senior leadership team members to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. Restricted, direct and indirectly owned shares, and current and deferred restricted stock units, each count toward our stock ownership guidelines. All directors and NEOs who have been so for five years or more currently comply with the guidelines.

DIRECTORS	CEO	OTHER NEOs and SENIOR LEADERSHIP TEAM MEMBERS

5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Our directors and executive management are also subject to our anti-hedging and anti-pledging policies. For further information, see “Anti-Hedging Policy” and “Anti-Pledging Policy” on pages 75 and 76, respectively.

Delinquent Section 16(a) Reports

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) during the most recent fiscal year. Based on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements were met, except that one Form 4 for Wendell P. Weeks, covering the disposition of 24,322 shares of common stock, was not timely filed due to an inadvertent administrative error and not any error of the reporting person.

CORNING 2026 PROXY STATEMENT	51

Corporate Governance and the Board of Directors

Beneficial Ownership Table

The following table shows information as of December 31, 2025, unless otherwise indicated, regarding the beneficial ownership of Corning’s common stock by: (i) each person known to Corning to beneficially own more than 5% of the outstanding shares of Corning’s common stock based solely on Corning’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act; (ii) each director and nominee; (iii) each named executive officer as described in the section titled “Compensation Discussion & Analysis” beginning on page 54; and (iv) all current directors and executive officers as a group. As of December 31, 2025, 857,757,208 shares of our common stock were issued and outstanding.

	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	RSUs and PSUs Vesting Within 60 Days	(A) Total Shares Beneficially Owned		Percent of Class	(B) RSUs and PSUs Not Vesting Within 60 Days(4)	Total of Columns (A) + (B)
The Vanguard Group	—		—	—	98,246,749	(5)	11.45%	—	—
Samsung Display Co., Ltd.	—		—	—	68,000,000	(6)	7.93%	—	—
BlackRock, Inc.	—		—	—	60,192,751	(7)	7.02%	—	—
Ami Badani	0				0		*	2,481	2,481
Leslie A. Brun	0				0		*	46,858	46,858
Stephanie A. Burns	56,995				56,995		*	82,020	139,015
Pamela J. Craig	0				0		*	27,293	27,293
Robert F. Cummings, Jr.	151,199				151,199		*	186,051	337,250
Roger W. Ferguson, Jr.	6,938				6,938		*	44,825	51,763
Thomas D. French	0				0		*	17,047	17,047
Daniel P. Huttenlocher	13,910				13,910		*	55,285	69,195
Kevin J. Martin	31,506				31,506		*	75,125	106,631
Wendell P. Weeks	762,893		474,609	19,493	1,256,995		*	777,173	2,034,168

Eric S. Musser	44,926			3,284	48,210		*	276,818	325,028
Edward A. Schlesinger	66,959		8925	4,430	80,314		*	161,512	241,826
A. Hal Nelson III	70,994		20,617	5,375	96,986		*	154,682	251,668
Lewis A. Steverson	17,575		0	5,863	23,438		*	233,498	256,936
John Z. Zhang	0		0	2,476	2,476		*	161,173	163,649
All Directors and Executive Officers as a group (25 persons)	1,504,579	(8)(9)	599,306	62,936	2,166,777		*	2,935,818	5,102,595

*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Weeks, Schlesinger, Musser, Nelson, Steverson and Zhang, and all executive officers as a group, the equivalent of 15,114; 0; 0; 4,944; 0; 0; and 23,401 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 5,565,018 shares of common stock (being .65% of the class).
(4)	The Restricted Stock Units (RSUs) and Performance Share Units (PSUs) represented entitled the holder to receive the same number of unrestricted shares of common stock upon the lapse of restrictions, at which point shareholders will have sole investment and voting power. RSUs and PSUs that will not vest within 60 days of the date of this table are not considered beneficially owned for purposes of the table and therefore are not included in the Total Shares Beneficially Owned column because the holders are not entitled to voting rights or investment control until the restrictions lapse. However, ownership of these RSUs and PSUs further aligns our Directors and Executive Officers’ interests with those of our shareholders.
(5)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024, reflecting ownership of shares as of December 31, 2023. Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355. Vanguard has sole voting power and/or sole dispositive power with respect to 94,849,137 shares and shared voting power and/or shared dispositive power with respect to 3,397,612 shares. No Schedule 13G/A has been subsequently filed.
(6)	Reflects shares beneficially owned by Samsung Display Co., Ltd. (Samsung), according to a Schedule 13G/A filed by Samsung with the SEC on September 10, 2025, reflecting ownership of shares as of August 20, 2025. Samsung lists its address as 1, Samsung-ro, Giheung-gu, Yongin-si, Gyeonggi-Do, 17113, Republic of Korea. Samsung has sole voting power and/or sole dispositive power with respect to 68,000,000 shares and shared voting power and/or shared dispositive power with respect to 0. No Schedule 13G/A has been subsequently filed.
(7)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G/A filed by BlackRock with the SEC on January 26, 2024, reflecting ownership of shares as of December 31, 2023. Blackrock lists its address as 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power and/or sole dispositive power with respect to 60,192,751 shares and shared voting power and/or shared dispositive power with respect to 0 shares. No Schedule 13G/A has been subsequently filed.
(8)	Does not include 18,369 shares owned by the spouses of certain directors and executive officers as to which such directors and executive officers disclaim beneficial ownership.
(9)	As of December 31, 2025, none of our directors or executive officers have pledged any such shares.

52	CORNING 2026 PROXY STATEMENT

Proposal 2: Approve, on an Advisory Basis, Our Executive Compensation (Say on Pay Proposal)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the compensation tables and narrative disclosure on executive compensation.

While this vote is advisory and not binding on the Company, the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Our Board maintains a “pay for performance” philosophy that forms the foundation for all Compensation and Talent Management Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategies.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Talent Management Committee has made under those programs during the last year and the factors considered in making those decisions. Overall, our shareholders have affirmed their support of our executive pay programs in our outreach discussions and in their ongoing support of our Say on Pay proposals. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors unanimously recommends that shareholders vote in favor of the resolution:

RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion & Analysis, the compensation tables and related narrative disclosure on executive compensation) is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the approval of our executive compensation as disclosed in this proxy statement.

CORNING 2026 PROXY STATEMENT	53

This Compensation Discussion & Analysis (CD&A) presents Corning’s executive compensation for 2025, including the compensation for our Named Executive Officers (NEOs). It also describes how this compensation aligns with our pay-for-performance philosophy and recognizes the achievement of corporate goals.

OUR NEOS IN FISCAL YEAR 2025 WERE:

Named Executive Officer	Role	Years at Corning
Wendell P. Weeks	Chairman, Chief Executive Officer and President	43 years
Edward A. Schlesinger	Executive Vice President and Chief Financial Officer	13 years
Eric S. Musser	President and Chief Operating Officer (retired September 30, 2025)	39 years
A. Hal Nelson III	Executive Vice President and Chief Operating Officer	34 years
Lewis A. Steverson	Vice Chairman, Executive Vice President and Chief Legal and Administrative Officer	13 years
John Z. Zhang	Executive Vice President and Chief Corporate Development Officer	18 years

On April 30, 2025 (i) Mr. Musser announced that he would be retiring as President and Chief Operating Officer later in 2025, (ii) Mr. Nelson was appointed as Executive Vice President effective immediately and as Chief Operating Officer effective upon Mr. Musser’s retirement and (iii) Mr. Weeks was appointed President effective upon Mr. Musser’s retirement, an office that Mr. Weeks previously held from 2002 to 2020. Mr. Musser retired on September 30, 2025. Prior to his current appointment, Mr. Nelson most recently had responsibility for the Company’s Automotive and Life Sciences segments and its Solar business. Additionally, on April 30, 2025, Mr. Steverson was appointed Vice Chairman, in addition to his existing role as Executive Vice President and Chief Legal and Administrative Officer, and Mr. Zhang was appointed Executive Vice President and Chief Corporate Development Officer, in addition to his existing role leading global operations for the Company’s Display and Specialty Materials segments, and assuming leadership of the Company’s Life Sciences segment. These actions were taken as part of a planned succession.

CD&A Table of Contents

To assist you in finding important information, we call your attention to the following sections of the CD&A:

55	Executive Summary
61	2025 Performance Overview: Springboard Delivers Transformational Financial Success and Sustained Momentum
65	2025 Executive Compensation Program Details for NEOs
73	Compensation Peer Group
75	Compensation Program – Other Governance Matters
76	Compensation and Talent Management Committee Report
77	2025 Compensation Tables

54	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Executive Summary

Plan Philosophy and Approach

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to incentivize them to perform at the highest level while executing on our strategic priorities. In order to retain and motivate this caliber of talent, the Compensation and Talent Management Committee (the Compensation Committee) is committed to promoting a performance-based and team-based culture. Performance-based compensation is tied to financial metrics developed to incent management to deliver on our strategic priorities and our commitments to our shareholders. The majority of our executive compensation is directly aligned with our Company financial performance or linked to the value of our common stock.

Executive Compensation Core Principles

Pay for performance	Provide a competitive base salary	Apply a team-based management approach	Increase the proportion of performance-based incentive pay for more senior positions	Align the interests of our executive group with shareholders

2025 Target Compensation Components

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units

PSUs – Performance Stock Units

CPUs – Cash Performance Units

CORNING 2026 PROXY STATEMENT	55

Compensation Discussion & Analysis

2025 Target Compensation Summary

Target compensation for all NEOs rose year over year, reflecting both Corning’s outstanding performance in 2024 and our sustained growth trajectory. Throughout the year, Corning reinforced its position as a global leader in advanced optical and materials solutions, critical to the explosive expansion of AI infrastructure around the world. We delivered record results in Optical Communications and Specialty Materials, expanded into semiconductor and solar glass innovations, and increased investments in manufacturing capacity and automation. Most notably, our total shareholder return (TSR) significantly outpaced the S&P 500, S&P Equal Weight, and our Compensation Peer Group. In recognition of our key executives’ pivotal contributions to these achievements, and in light of the momentum generated by the successful execution of our Springboard plan, the Compensation and Talent Management Committee determined that increased compensation was both warranted and appropriate.

In the case of the long-term incentive (LTI) targets for Mr. Weeks, Mr. Musser and Mr. Steverson, the Committee also took into consideration that the LTI targets for these executives had not been increased since 2022. The target compensation for Mr. Schlesinger, Mr. Nelson, Mr. Steverson and Mr. Zhang were further adjusted in an effort to align their compensation with their increased responsibilities and to more closely align the targets with external market benchmarks. In early 2025, Mr. Nelson, Mr. Steverson, and Mr. Zhang each were promoted into roles with enhanced responsibilities: Mr. Nelson as Executive Vice President and Chief Operating Officer, Mr. Zhang as Executive Vice President and Chief Corporate Development Officer, expanding his leadership of our Display, Specialty Materials, and Life Sciences businesses, and Mr. Steverson as Vice Chairman in addition to his responsibilities as Executive Vice President and Chief Legal and Administrative Officer. While Mr. Schlesinger’s appointment predates these more recent succession actions, the decision to increase his compensation was part of a multi-year plan closely align his compensation with the benchmark targets of similarly scoped chief financial officers.

The following 2025 Target Compensation Table reflects the Compensation and Talent Management Committee’s compensation decisions for our NEOs for levels of base salary, target bonus opportunity and target value for long-term incentive awards made during 2025, in the manner in which it was considered by the Committee. While this table summarizes how the Compensation Committee viewed its annual target compensation decisions for the NEOs, it is not a substitute for the Summary Compensation Table on page 77.

2025 Target Compensation Table

		Target STI			Target LTI		Target Total Direct Compensation
Named Executive Officer	Base Salary	(%)	($)	Target Total Cash Compensation	Performance-Based (CPUs, PSUs)	Time-Based (RSUs)
Wendell P. Weeks	$1,709,000	165%	$2,819,850	$4,528,850	$9,555,000	$4,095,000	$18,178,850
Edward A. Schlesinger	825,000	105%	866,250	1,691,250	2,695,000	1,155,000	5,541,250
Eric S. Musser (1)	1,010,000	145%	1,464,500	2,474,500	3,500,000	1,500,000	7,474,500
A. Hal Nelson III	687,500	90%	618,750	1,306,250	2,590,000	1,110,000	5,006,250
Lewis A. Steverson	925,800	105%	972,090	1,897,890	2,887,500	1,237,500	6,022,890
John Z. Zhang	687,500	90%	618,750	1,306,250	2,590,000	1,110,000	5,006,250
(1)	Reflects full year target compensation, which was then prorated due to retirement prior to year-end 2025

This presentation in the 2025 Target Compensation Table above differs from that shown in the Summary Compensation Table in the following respects:

•	Base Salary: The table above reflects the annual base salary rate applicable for each NEO approved by the Committee. The “Salary” column in the Summary Compensation Table presents the amount of base salary actually paid during 2025.

56	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

•	Target STI: The table above reflects the target cash incentive award opportunity (which includes both target Performance Incentive Plan and GoalSharing opportunities) for each NEO. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table includes the actual cash incentive earned based on 2025 performance (to be paid in the first quarter of 2026).
•	Target LTI: The “Target LTI” columns in the table above reflect the target grant date value of each NEO’s long-term incentive awards during 2025, as approved by the Committee. Actual earned awards will depend on performance and/or stock price. The “Stock Awards” column of the Summary Compensation Table contains the grant value of the portion of 2023, 2024 and 2025 performance share units (PSUs) which are subject to 2025 performance, plus the grant date value of 2025 restricted stock units (RSUs), and the “Non-Equity Incentive Plan Compensation” column includes the actual earned value of the portion of 2023, 2024 and 2025 cash performance units (CPUs) which are subject to 2025 performance.
•	Target Total Direct Compensation: The amounts disclosed in the table above differ from the amounts reported in the “Total” column of the Summary Compensation Table due to the different methodologies discussed in the notes above and below. Additionally, the table above excludes values reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” columns of the Summary Compensation Table. Although important, these items do not comprise target direct compensation for internal and external benchmarking.

Our Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan and GoalSharing.

Performance Incentive Plan (PIP)

PIP recognizes and rewards leaders for delivering the annual operating plan. 2025 PIP for NEOs was based:

•	50% on corporate financial performance (of which, 75% was based on core EPS and 25% was based on core net sales)
•	50% based on business financial performance (of which, 25% was based on core net sales, 20% on core gross margin percentage, 30% on core net profit after tax, and 25% on adjusted free cash flow, in each case, for the applicable division).

Our business financial performance targets are set both “bottoms up” by executive leadership within each division and “top down” by our corporate executive leadership, ensuring that division goals are carefully considered and assessed based on the realities of that division and the corporate strategic plan. For adjusted free cash flow, this includes an independent, forward-looking consideration of the division’s cash flow needs for that year, including with respect to capital. Targets for core net sales, core net profit after tax, and core gross margin percentage may take into account new product introductions, anticipated customer growth, and expected pricing changes, among other unique considerations fundamental to that specific business. This process also considers relevant market factors, including the applicable market stage faced by the particular division in the coming year – a division facing a growth market is expected to take a different approach to its targets than one facing a declining or flat market. On top of these specific considerations, targets are also expected to drive each division to advance the Company’s corporate goals. Since the launch of our corporate Springboard plan, each division’s performance targets have been expected to contribute to Corning’s broad Springboard goals – goals that we achieved in 2025, significantly ahead of plan.

As a result of this approach, in 2025:

•	The 100% target goals for all but one division reflected year-over year growth from the division’s 2024 actual results
•	The maximum payout target goals for core net sales and core net profit after tax for all but one division reflected double digit growth from the division’s 2024 actual results

The business score for all NEOs (except Mr. Nelson and Mr. Zhang) is based on the average business financial performance across all of our operating divisions. The business scores for Mr. Nelson and Mr. Zhang are blended based on their respective responsibilities during 2025. Specifically, the first half average business financial performance of the

CORNING 2026 PROXY STATEMENT	57

Compensation Discussion & Analysis

operating divisions for which they were each responsible and the second half average business financial performance of all of our operating divisions. For 2026, the payouts for Mr. Nelson and Mr. Zhang will be based on the business financial performance of all of our operating divisions.

GoalSharing

GoalSharing plans are local unit annual performance plans (generally local plant or business unit) designed to give every employee the opportunity to be rewarded for achieving key local business unit objectives. Employee GoalSharing plans are weighted 75% on local unit performance metrics. These metrics typically include financial and/or continuous improvement objectives such as cost reduction, quality, or manufacturing performance. The remaining 25% reflects corporate financial performance.

For 2025, the GoalSharing payout for all NEOs except Mr. Nelson and Mr. Zhang was based on the average payout of all local unit plans. The GoalSharing payouts for Mr. Nelson and Mr. Zhang are a blended result based on their respective responsibilities during 2025. Specifically, the first half average results of the local unit plans for which they were each respectively responsible and the second half average results of all local unit plans. For 2026, the Goal Sharing payouts for Mr. Nelson and Mr. Zhang will be based on the average payout of all local unit plans.

Short-Term Incentives
Performance Incentive Plan (PIP) (Paid In Cash)	GoalSharing Plan (Paid In Cash)
CEO Target: 160% of base salary Other NEOs Targets: 85% to 140% of base salary	Target: 5% of base salary

*Metrics applicable to each of our operating divisions

58	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Our Long-Term Incentives

We believe it is important that our long-term incentives (LTIs) drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant portion of our LTI awards to be in the form of equity to align our executives’ financial interests with those of our shareholders.

LTI awards are comprised of:

•	Performance Stock Units (PSUs) (45% of target LTI);
•	Cash Performance Units (CPUs) (25% of target LTI); and
•	Restricted Stock Units (RSUs) (30% of target LTI).

PSUs and CPUs pay out based on performance over a three-year period, while the RSUs vest after three years.

2025 CPU and PSU payouts will be based 70% on Adjusted Free Cash Flow, and 30% on Core Net Sales with annual results averaged over a three-year performance period (2025–2027). In addition, CPUs and PSUs are subject to an ROIC modifier of up to +/- 10%, based on a pre-established three-year ROIC improvement objective.

Long-Term Incentives Paid in Cash (CPUs) and Equity (PSUs and RSUs)
NEO Targets – individually set - see “Long Term Incentives” beginning on page 66

Benefits and Perquisites

To enhance our ability to attract and retain talented executive leaders we provide certain key benefits and perquisites detailed in the table below. These benefits and perquisites are determined in conjunction with our compensation philosophy and in consideration of other relevant factors, including that our corporate headquarters is not located near a major metropolitan center. The Compensation and Talent Management Committee regularly reviews the appropriateness and level of perquisites for the NEOs. See the discussion beginning on page 71 for more detail.

Benefit or Perquisite	NEOs	All Eligible U.S. Employees
Retirement and Saving Plans	✓	✓
Health and Welfare Benefits	✓	✓
Deferred Compensation	✓	✓
Executive Physicals	✓
Limited Personal Use of Corporate Aircraft	✓
Executive Allowance	✓

CORNING 2026 PROXY STATEMENT	59

Compensation Discussion & Analysis

2025 Performance Metrics

Our key compensation metrics focus and align leadership on the key drivers for creating long-term value for our shareholders. In 2025, the Compensation Committee determined that core net sales, profitability (as measured by Core EPS) and a cash flow measure (as measured by adjusted free cash flow) were still the appropriate performance measures for 2025.

2025 Key Compensation Metrics

Award	Type	Metrics Used
GoalSharing (Cash)	Short-term/ Annual	25% corporate financial performance 75% local unit performance plans*
PIP (Cash)	Short-term/ Annual

50% corporate financial

•  25% core net sales

•  75% core EPS

50% average business financial performance** comprised of:

•  25% core net sales

•  20% core gross margin percentage

•  30% core net profit after tax

•  25% adjusted free cash flow

CPUs/PSUs (Cash/Equity)	Long-term/ Three-year measurement period

Performance period metrics: average of three one-year performance periods:

•  30% core net sales

•  70% adjusted free cash flow

Long-term modifier: final result adjusted by a multiplier of +/-10%, based on ROIC improvement over the three-year performance period

* >100 local unit plans. See page 58 for a more detailed description.

** Reflecting the average performance across all of our operating divisions. See page 57 for a more detailed description.

Three-Year Pay-for-Performance Results

	2025	2024	2023
	(payouts expressed as a percent of target)
Short-Term Incentives (annual results):
PIP	140%*	175%*	51%
GoalSharing	145%*	161%*	110%
Long-Term Incentives:
CPUs and PSUs (annual results)	154%	200%	56%
CPUs and PSUs (3-year average results)	137%	102%	93%
x Three-year CPU / PSU ROIC Modifier (±10% multiplier)	+10%	-2.5%	+2.5%
CPU / PSU Final Result (3-year period ending)	150.7%	99.5%	95.3%
*	Mr. Nelson’s 2025 payout is 133% for PIP and 134% for GoalSharing. Mr. Zhang’s 2025 payout is 144% for PIP and 145% for GoalSharing.
Mr. Nelson’s 2024 payout was 159% for PIP and 144% for GoalSharing. Mr. Zhang’s 2024 payout was 191% for PIP and 165% for GoalSharing.

The Compensation Committee made no discretionary adjustments to compensation results in 2025 (positive or negative).

Restricted Stock Units

In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based RSUs that will vest after three years. These RSUs are not tied to specific performance measures; however their value is impacted by changes in the Company’s stock price. The impact of our stock price, along with the three-year vesting period, help to further align the compensation of our executives with the performance outcomes of our shareholders and provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

60	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

2025 Performance Overview: Springboard Delivers Enhanced Financial Profile and Continued Momentum

In 2025, Corning delivered another excellent year, building on the early success of our Springboard plan and fundamentally transforming the financial profile of the Company. Our results reflect strong execution against our long-term objectives—driving higher sales, expanding profitability, and significantly increasing returns and free cash flow.

PERFORMANCE RESULTS

$16.41B	$2.52	$1.72B
Core net sales	Core EPS	Adjusted free cash flow

Full-Year 2025: Achieving Milestones while Delivering Exceptional Results

For the full year 2025:

•	We delivered double-digit core sales growth, and delivered on our high-confidence Springboard sales plan a full year early.
•	Core EPS grew twice as fast as sales, with full-year core results at $2.52.
•	Adjusted free cash flow grew three times as fast as sales, reaching $1.72 billion for the full year, nearly doubling since the launch of Springboard.
•	We expanded core operating margin by 180 basis points year over year.

Additionally, in the fourth quarter of 2025, we delivered core operating margin of 20.2%, achieving our Springboard core operating margin target of 20% a full year early.

Taken as a whole, 2025 demonstrated the strong incrementals of our Springboard plan, with a greater than 20% core operating margin, core ROIC in the low teens, and stronger cash generation.

Overall, the first two years of Springboard have been a tremendous success—establishing a highly profitable launch point for future growth. With an upgraded high-confidence Springboard growth plan and long-term, de-risked contracts with major customers, Corning is well positioned to continue this momentum into 2026 and beyond, generating strong profit and cash flow as demand for our products and capabilities continues to grow.

CORNING 2026 PROXY STATEMENT	61

Compensation Discussion & Analysis

Total Shareholder Return

Corning’s TSR consists of stock price appreciation and reinvestment of common dividends. Our 1-, 3-, and 5-year TSR performance of approximately 88%, 198%, and 179%, respectively, outperformed each of the S&P 500, S&P Equal Weight, and our Compensation Peer Group over each such period as presented below.

TSR PERFORMANCE
As of December 31, 2025

Source: FactSet

62	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Our Performance Metrics and Why We Use Them

Our Metrics	Rationale for Use	2024 Actual Performance	2025 Target	2025 Actual Performance	2025 Actual Performance vs. Prior Year
Core EPS*	Key measure of corporate profitability	$1.96	$2.26	$2.52	+28.6%
Core Net Sales	Indicator of short- and long-term success at growing our business, both organically through innovation and through acquisition	$14.47 B	$15.45 B	$16.41 B	+13.4%
Adjusted Free Cash Flow**	Indicator of the ability to invest in future growth, return capital to shareholders and remain financially strong during periods of uncertainty	$1.25 B	$1.40 B	$1.72 B	+$0.46B**
ROIC Modifier (modifies three- year PSU and CPU payouts)	Reflects our ability to generate returns from the capital we have deployed in our operations	Target: 100 bps improvement over 2022 ROIC of 9.5% Results: ROIC 12.4%, 290 bps improvement for the three-year period 2023-2025

*Corning budgets for share repurchases when establishing annual financial performance targets.

**Adjusted free cash flow goals are established yearly, independent of the prior year, as the Company’s cash needs, including capital, will vary based on various strategic factors.

Our Performance Metrics in Context

In 2025, we again set rigorous performance metrics. The metrics we use to measure our performance continue to include core earnings per share (EPS), core net sales, and adjusted free cash flow, with a 3-year ROIC modifier on our LTI (see page 60 for details). These metrics and ROIC modifier were chosen because they are key drivers for creating long-term shareholder value and the financial indicators that best reflect the achievement of the strategic and operational objectives set out for our management team.

Setting the Bar High in an Uncertain Environment

Despite economic uncertainties and volatility in key end markets entering 2025, we deliberately set aggressive compensation targets that exceeded our already strong 2024 performance:

•	Core EPS target of $2.26 – a 15% increase compared to 2024 actual results
•	Core net sales target of $15.45 billion – a nearly 7% increase compared to 2024 actual results
•	Adjusted free cash flow target of $1.40 billion – a 12% increase compared to 2024 actual results

While our stock delivered exceptional 88% one-year TSR, we remained focused on the operational and financial metrics that drive sustainable value creation rather than stock price alone.

Delivering Exceptional Results

Corning exceeded the aggressive compensation targets it set for 2025. We emerged as the global leader in advanced optical and materials solutions critical to AI infrastructure expansion, expanded our reach in semiconductor and solar glass innovations, and increased investments in manufacturing capacity and automation, resulting in record financial results:

•	Double-digit sales growth – delivering on our high-confidence Springboard sales plan a full year early
•	Core EPS of $2.52 – growing twice as fast as sales
•	Free cash flow of $1.72 billion – growing three times faster than sales

Our performance payouts exceeding 100% reflect our significant outperformance across all metrics.

CORNING 2026 PROXY STATEMENT	63

Compensation Discussion & Analysis

Shareholder Engagement

Favorable Say on Pay Results. At our 2025 Annual Meeting of shareholders, our Say on Pay proposal received support from approximately 86% of votes cast. We have received an average of 88% support for our Say on Pay proposal over the past three years. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy.

Shareholder Outreach. During the 2025-2026 outreach season, we contacted shareholders representing approximately 56% of our outstanding shares to encourage engagement, and directly engaged with shareholders representing approximately 33% of our outstanding shares, including eight of our ten largest shareholders.

Integrated Outreach Team	Robust Engagement Process

ASSESS AND PREPARE

Our Board develops our shareholder engagement priorities based on an analysis of the results of our annual meeting, recent governance and compensation trends, and shareholder feedback from regular engagement and via our participation in various conferences throughout the year.

REACH OUT AND ENGAGE

Our integrated outreach team engages with our largest investors to understand their perspectives on a variety of matters. During these engagements, we share crucial updates about our corporate governance and other aspects, and actively seek feedback.

RESPOND TO SHAREHOLDER FEEDBACK

In response to shareholder feedback, we enhance our policies, practices, and disclosures. We communicate significant updates and improvements made during the fiscal year through our proxy statement.

EVALUATE SHAREHOLDER
FEEDBACK

Our Board regularly reviews shareholder feedback and identifies key themes. It also assesses opportunities to respond to shareholders, taking into account relevant best practices and trends in corporate governance.

During our off-season engagement calls, executive management, Board members (including our Lead Independent Director), Investor Relations, Compensation and Benefits, and the Corporate Secretary engage with our largest investors to understand their perspectives on a variety of matters, including our ongoing Board refreshment efforts, alignment of our Board composition with our strategic priorities, executive compensation, corporate governance practices, leadership succession, human capital management, and sustainability practices.

Topics Discussed in 2025 Shareholder Outreach

Corporate Governance	People	Sustainability

✔ Board refreshment efforts ✔ Board composition and alignment of skills with our strategic priorities ✔ Leadership structure ✔ Oversight of emerging risks	✔ Executive compensation ✔ CEO and management succession planning ✔ Human capital management

✔    Sustainability goals, progress, investment and reporting

✔    Supply chain sustainability

✔    Science Based Targets initiative (SBTi) approval of Corning’s near-term science based emissions reduction target

✔    Evolving regulatory standards

64	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Investors were complimentary of actions that have been taken as part of our ongoing management succession planning, our Board refreshment efforts including the appointment of Ms. Badani as an independent director, the appointment of Dr. Burns as our Lead Independent Director, and the refreshment of our committee leadership roles. We also received favorable feedback with respect to efforts related to energy reduction and mitigation of supply chain risks, and investors continue to be pleased with our strategic priorities, including our Springboard plan. We also heard general support of our executive compensation program and design. Shareholders were pleased with the use of our strategic metrics to align executive incentives with long-term value creation. We look forward to continuing these engagements and further incorporating shareholder feedback into our compensation program design.

Shareholder feedback is regularly shared with the full Board and incorporated as appropriate into decision-making. We have considered the views of our shareholders when making many of our governance, disclosure, and program design decisions in recent years, including:

•	Enhancing disclosure regarding our management succession efforts
•	Enhancing disclosure regarding our business financial performance targets
•	Enhancing disclosure regarding our ongoing Board refreshment efforts and strategy
•	Enhancing our directors’ skills matrix, and highlighting those skills and competencies aligned to Corning’s strategic priorities
•	Expanding disclosure regarding the Board’s role in strategic planning and risk oversight
•	Enhancing disclosure and governance regarding political contributions
•	Publishing a Global Impact Report, setting GHG emission reduction goals, and obtaining SBTI validation
•	Adopting proxy access

We also communicate with shareholders through multiple forums, including quarterly earnings presentations, SEC filings, Proxy Statements, our online annual communications, our sustainability reporting, the Annual Meeting of shareholders, investor meetings and conferences and web communications.

2025 Executive Compensation Program Details for NEOs

Compensation for all NEOs rose year over year, reflecting both Corning’s outstanding performance and our sustained growth trajectory. Throughout the year, Corning reinforced its position as a global leader in advanced optical and materials solutions, critical to the explosive expansion of AI infrastructure around the world. We delivered record results in Optical Communications and Specialty Materials, expanded into semiconductor and solar glass innovations, and increased investments in manufacturing capacity and automation. Most notably, our total shareholder return (TSR) significantly outpaced the S&P 500, S&P Equal Weight, and our Compensation Peer Group. In recognition of our key executives’ pivotal contributions to these achievements, and in light of the momentum generated by the successful execution of our Springboard plan, the Compensation and Talent Management Committee determined that increased compensation was both warranted and appropriate.

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Compensation Committee, which considers internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section beginning on page 73. In 2025, all of our NEOs except Mr. Nelson and Mr. Zhang each received base pay increases of 4-4.5%, respectively, in line with the annual salary increase budget for all U.S. salaried employees. Additionally, Mr. Schlesinger, Mr. Nelson and Mr. Zhang received higher than normal pay increases of 22%, 10%, and 10% respectively. These increases were, in part, an effort to align their compensation with their increased responsibilities and to more closely align the targets with external market benchmarks. As described further on page 54, in early 2025, Mr. Nelson and Mr. Zhang each were promoted into roles with enhanced responsibilities: Mr. Nelson as Executive Vice President and Chief Operating Officer and Mr. Zhang as Executive Vice President and Chief Corporate Development Officer, expanding his leadership of our Display, Specialty Materials, and Life Sciences businesses. While Mr. Schlesinger’s appointment predates these more recent succession actions, the increase to his compensation likewise was in part a multi-year effort to more closely align his compensation with the benchmark targets of similarly scoped Chief Financial Officers.

CORNING 2026 PROXY STATEMENT	65

Compensation Discussion & Analysis

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan and GoalSharing.

Performance Incentive Plan (PIP)

PIP targets are established by the Compensation Committee each February as a percentage of the NEO’s salary depending on the competitive marketplace and his or her level of experience. PIP payouts may be 0 to 200% of target, based on performance results.

In 2025, PIP targets (as a percentage of base salary) for our NEOs were increased as described below:

NEO	2024 PIP Target*	2025 PIP Target*
Wendell P. Weeks	150%	160%
Edward A Schlesinger	90%	100%
Eric S. Musser	140%	140%
A. Hal Nelson III	80%	85%
Lewis A. Steverson	95%	100%
John Z. Zhang	80%	85%

* % of base salary

The increases to PIP targets shown above were in recognition of the contributions of these key executives to our strong 2024 results and the sustained momentum enabled by the successful execution of the Springboard plan as well as an effort to align certain NEO’s compensation with the increased responsibilities associated with their respective appointments and external market benchmarks.

2025 PIP payout was 140% of target for all NEOs expect Mr. Nelson and Mr. Zhang, whose 2025 PIP payouts were 133% and 144%, respectively. Further details regarding the calculation of these payouts can be found beginning on page 57.

GoalSharing

GoalSharing is designed to motivate employees to work together to achieve the most critical goals in each local unit. All Corning employees are eligible for GoalSharing with a target opportunity generally equal to 5% of base salary. GoalSharing payouts may be 0% to 10% of base salary. GoalSharing payouts are determined as described on page 58. In 2025 the NEO’s GoalSharing paid out at 7.25% of base salary for all NEOs except Mr. Nelson and Mr. Zhang whose GoalSharing payouts were 6.72% of base salary and 7.23% of base salary, respectively.

See page 68 for details on the 2025 PIP and GoalSharing metrics and actual results for the year.

Long-Term Incentives

We believe it is important to link LTI metrics to financial measures that will drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant percentage of LTI to be in the form of equity to align our executives’ financial interests with those of our shareholders.

Our LTI construct for 2025 is as follows:

		Vehicle
	% of LTI Target	Cash	Equity	Performance-Based	Time-Based
Cash Performance Units (CPUs)	25%	✓		✓
Performance Share Units (PSUs)	45%		✓	✓
Restricted Stock Units (RSUs)	30%		✓		✓

LTI targets are established by the Compensation Committee for each NEO annually in February.

66	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

In 2025, LTI targets for our NEOs were increased as a noted below:

NEO	2024 LTI Target Value	2025 LTI Target Value
Wendell P. Weeks	$12,650,000	$13,650,000
Edward A Schlesinger	$2,500,000	$ 3,850,000
Eric S. Musser	$4,750,000	$ 5,000,000
A. Hal Nelson III	$2,450,000	$ 3,700,000
Lewis A. Steverson	$3,800,000	$ 4,125,000
John Z. Zhang	$2,450,000	$ 3,700,000

Similar to the other elements of compensation noted above, the LTI targets for these key executives were increased in recognition of the contributions of these key executives to our strong 2024 results and the sustained momentum enabled by the successful execution of the Springboard plan as well as to align their compensation with their increased responsibilities and external market benchmarks as described above. For Mr. Weeks, Mr. Musser and Mr. Steverson, the Committee also took into consideration that the LTI targets for these executives had not been increased since 2022.

2025 Performance and Compensation Alignment

In 2025, our results exceeded those set forth in our Springboard plan. As a result of our excellent performance, we delivered double-digit sales growth with core net sales at $16.41 billion for the year, and achieved on both of our key Springboard targets of adding $4 billion of incremental annualized sales and achieving a 20% operating margin a full year early. Additionally, our core EPS of $2.52 reflected growth at twice the rate of sales and an increase of 28.6% year over year, and our adjusted free cash flow at $1.72 billion grew three times faster than sales and reflected year over year growth of $460 million. As a result of these significantly favorable results, each of our metrics reflected a payout significantly above their respective targets including our ROIC modifier in our long term incentive plan, which was +10% based on a three-year 290 basis point improvement. The strength of these results has underscored confidence in our Springboard plan and is reflected in our favorable TSR performance (1-year TSR of approximately 88%).

See page 9 for more performance highlights and page 62 for further TSR details.

Details of our financial targets for 2025 compared to 2024 actual results are shown on the chart on page 63.

CORNING 2026 PROXY STATEMENT	67

Compensation Discussion & Analysis

Details of 2025 Corporate Performance Targets and Results

2025 PIP PSUs & GoalSharing Corporate Performance Measures (100% of PIP and 25% of GoalSharing)

Business Financial Performance Targets and Results

Business Financial Metric	Weight	Threshold (vs. prior year)	Target (vs. prior year)	Maximum (vs. prior year)
Core Net Sales	25%	-3%	+8%	+17%
Adjusted Free Cash Flow*	25%	N/A	N/A	N/A
Core Net Profit After Tax	30%	-7%	+15%	+35%
Core Gross Margin Percentage	20%	-2%	0%	+2%
				Blended Result: 129%

*N/A because adjusted cash flow goals are set independently each year and not in reference to the prior year as the Company’s cash needs, including capital, will vary year to year based on various strategic factors.

Further details regarding how our performance targets are set can be found beginning on page 56.

PIP: The final PIP payout for our NEOs is 140% of target, except Mr. Nelson and Mr. Zhang whose final PIP payouts are 133% and 144%, respectively. PIP performance measures and payout factors for our NEOs are described on page 57.

GoalSharing: The final GoalSharing payout for NEOs is 7.25% of their base salaries for all NEOs except Mr. Nelson and Mr. Zhang whose GoalSharing payouts were 6.72% of base salary and 7.23% of base salary, respectively. GoalSharing payout is determined as described on page 58.

LTI: 2025 CPU and PSU Performance Measures

PSUs and CPUs represent 45% and 25% of the annual target LTI value, respectively. Payout is based on cash generation and sales growth—measures that support our long-term financial health and success. The 2025 performance measures for PSUs and CPUs are:

1)	Adjusted free cash flow (70%) which focuses on generating cash to ensure the Company’s financial stability and to allow for investment in innovation and future growth as well as shareholder distributions, and

2)	Core net sales (30%) which focuses on growth.

68	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Actual CPUs and PSUs earned are based on the average of the actual performance for each year in the three-year period and are subject to an ROIC modifier of up to ±10% (for the years 2025, 2026 and 2027). CPUs and PSUs granted in 2025 will be paid out (in the case of CPUs) or vested and released (in the case of PSUs) in 2028 based on:

•	Performance against financial targets, which are set at the beginning of each year of the three-year performance period, and
•	ROIC improvement over the entire performance period, as measured by the ROIC modifier. The improvement target for the ROIC modifier is established at the beginning of the three-year performance period, and the modifier acts as a multiplier of -10% to +10% to the three-year average performance results.

See the description below for details on the 2025 CPU and PSU metrics and actual results for the year as well as the results for the three-year plan ending in 2025, covering the performance period from 2023-2025.

RSUs represent 30% of the annual target LTI value. The number of RSUs granted is determined based on the closing stock price on the grant date (the first business day in April), and awards cliff vest approximately three years from the grant date.

2025 CPU & PSU Performance Measures

*Adjusted free cash flow goals are set independently each year and not with reference to prior years’ goals or results as the Company’s cash needs, including capital, will vary year to year based on various strategic factors.

2023-2025 CPU and PSU ROIC Modifier (Multiplier) 3-year ROIC Improvement

Starting Point - December 31, 2022 - ROIC: 9.5%

We define ROIC for compensation purposes as core net income before interest, divided by invested capital. Core net income before interest is calculated using constant exchange rates for Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso, and the euro against the U.S. dollar, and a constant tax rate of 21%. Invested capital is the sum of total equity plus debt less derivative assets and liabilities. ROIC improved by 290 basis points over the 3-year period, which exceeded our target resulting in an ROIC modifier of +10% on the +/-10% scale.

Please see page 8 for more information about our Core Performance Measures and Appendix A for a reconciliation of the non- GAAP measures to the most directly comparable GAAP financial measures.

CORNING 2026 PROXY STATEMENT	69

Compensation Discussion & Analysis

CPUs and PSUs — Our Three-Year Performance — How It Works

The following illustration shows how earned CPUs and PSUs are calculated at the end of the three-year performance period. The 2025 performance result is the third performance year of the three-years ending in 2025 (2023, 2024 and 2025), which is averaged and then subject to the ROIC modifier, which is a multiplier (of up to +/- 10%) on the average result.

*Performance targets are generally established in February each year for the calendar year. See page 68 for performance measures and results for the applicable year.

**3-year ROIC improvement target is established at the beginning of each three-year performance period. See page 70 for the 2023-2025 performance measures and results.

Restricted Stock Units: In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based RSUs that will vest after three years. These RSUs are not tied to specific performance measures; however their value is impacted by changes in the Company’s stock price. The impact of our stock price, along with the three-year vesting period, help to further align the compensation of our executives with the performance outcomes of our shareholders and provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

CEO Compensation

Over the past two decades under Mr. Weeks’ leadership, Corning has significantly expanded its global reach, reinforced its American manufacturing capabilities, solidified its position as a market leader in key businesses, and continued to create and scale breakthrough technology platforms. The Company has delivered durable growth while maintaining a strong focus on operational excellence and disciplined capital management. Recent innovations include the ongoing expansion of Corning® Gorilla® Glass into new device categories, the advancement of Optical Communications solutions to support next-generation connectivity and data centers and the domestic deployment of advanced glass technologies for the semiconductor and solar industries, enabling critical components for chip manufacturing and renewable energy solutions. Corning’s relentless pursuit of innovation has enabled it to remain the lowest-cost producer in core businesses and to address evolving customer needs across the display, optical communications, environmental technologies, mobile consumer electronics, and life sciences markets.

Mr. Weeks’ extensive leadership experience and long-standing tenure as CEO have been invaluable to the Company and its Board, successfully steering Corning through the global pandemic, supply chain disruptions, economic volatility, and inflationary pressures—while continuing to drive substantial growth across our businesses. Under Mr. Weeks’ guidance, Corning:

•	Not only advanced but exceeded the strategic objectives of its Springboard plan, announced in late 2023, with 2025 results surpassing targets for revenue and profitability and creating strong TSR performance to benefit shareholders;
•	Emerged as a global leader in the development of advanced optical and materials solutions that are foundational to the rapid expansion of AI infrastructure worldwide, supporting the next generation of data centers and connectivity; and
•	Achieved record performance in its Optical Communications and Specialty Materials businesses, expanded into semiconductor and solar glass innovations, and increased investments in manufacturing capacity and automation.

In recognition of our strong 2024 results and the sustained momentum enabled by the successful execution of the Springboard plan, including Corning’s strategic impact on AI enablement, the Compensation and Talent Management Committee approved adjustments to Mr. Weeks’ compensation to acknowledge his exceptional leadership and performance. For Mr. Weeks’ LTI target,

70	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

the Committee also considered that Mr. Weeks had not received an increase since 2022. Mr. Weeks’ pay components were increased as follows:

•	Base salary – Increased by 4% in line with average increases for all U.S. salaried employees.
•	Short-Term Incentives – 2025 PIP target was increased by 10% to 160% (from 150%) while GoalSharing targets were unchanged at 5% of base salary.
•	Long-Term Incentives – Target grant value increased by $1 million to $13.65 million.

Mr. Weeks’ compensation is strongly aligned with Company performance, with 91% of Mr. Weeks’ target pay delivered through incentives that are directly tied to Corning’s business, operating and financial performance or stock price (via equity).

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

What We Do	What We Don’t Do

✓  Close alignment of pay with performance over both the short- and long-term horizon, and delivery of the goals of our strategic priorities

✓  Mix of cash and equity incentives tied to short-term financial performance and long-term value creation

✓  CEO total compensation targeted within a competitive range of the Compensation Peer Group median

✓  Caps on payout levels for annual incentives in a budgeted down-cycle year

✓  Significant NEO share ownership requirements

✓  Anti-hedging and pledging policies

✓  Clawback policy applicable to both cash and equity compensation

✓  Minimum twelve-month vesting period for restricted stock or restricted stock unit awards in the employee equity plan

✓  All members of the Compensation Committee are independent

✓  Independent compensation consultant advises the Compensation Committee

✓  History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

✓  Limited and modest perquisites that have a sound benefit to the Company’s business

x  No tax gross-ups or tax assistance on perquisites

x   No repricing or cash buyout of underwater stock options without shareholder approval

x   No excise tax gross-ups for officer agreements executed after July 2004

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, and qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to Corning’s long-term success. Our non-qualified ESPP covers about 19 active participants, including all NEOs. The percentage of cash compensation earned as a retirement benefit under the ESPP is a maximum of 50% of final average pay for 25 or more years of service. The definition of pay used to determine benefits includes base salary and annual cash

CORNING 2026 PROXY STATEMENT	71

Compensation Discussion & Analysis

bonuses. Long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. As of December 31, 2025, all NEOs meet the ten-year vesting requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” beginning on page 84.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees. The cost of the physical is reported under perquisites in the Summary Compensation Table.

Other Executive Perquisites: We provide the NEOs with an allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on the imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Compensation Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Compensation Committee establishes annual personal aircraft usage caps under this program (both in absolute dollar value and hours) for each NEO. The established cap for the CEO and Chief Operating Officer (COO) was $170,000 in the case of Mr. Weeks, $162,500 in the case of Mr. Musser, and 100 hours for each. The cap for the other NEOs was approximately three-quarters of the CEO cap or lower. Actual personal utilization in 2025 fell well below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table beginning on page 77.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate to another country at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment. These benefits include moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred in connection with moving or with living and working outside of the employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged because of their relocation and/or international assignment, including related taxes. In 2025, Mr. Zhang was eligible for expatriate benefits due to his temporary international assignment to Shanghai, China. These amounts are included in footnote 5, section (iii) to the Summary Compensation Table beginning on page 77.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers – Severance Agreements” beginning on page 87.

Executive Change-in-Control Agreements: The Compensation Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Compensation Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” beginning on page 89.

In 2012, the Compensation Committee approved updated forms of agreements for all corporate officers entering into severance and change-in-control agreements after July 2004. These agreements contain no provision for gross ups for excise taxes and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. All NEOs except Mr. Weeks have the new form of agreements, whereas Mr. Weeks has a grandfathered agreement that was entered into prior to July 2004.

72	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. Most of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately held companies that do not provide comparable executive compensation disclosure and, while such businesses may be a competitor to one of our businesses, are not appropriate peers to our Company as a whole. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees). These companies, and not competitors to our individual businesses, are those included in our Compensation Peer Group.

•	Our largest competitors and most relevant financial performance peers are not U.S. public companies.
•	As a result, Corning looks to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

We currently participate in and use several executive compensation surveys for NEO positions. Primary surveys are the Willis Towers Watson General Industry Executive Compensation Survey, the Equilar TrueView Survey and the Radford Total Compensation Database for Executives. These surveys provide general market data for relevant positions in companies with revenues and market capitalization similar to Corning’s in both the technology industry and in general industry.

2025 Compensation Peer Group

Our 2025 Compensation Peer Group is set forth below.

In 2022 the Compensation Committee (with the assistance and advice of its consultant, Frederic W. Cook & Co., Inc.) reviewed and approved changes to the Compensation Peer Group removing two companies (Thermo Fischer Scientific and Broadcom) and adding seven new companies (Honeywell International, 3M Company, Illinois Tool Works, Emerson Electric, Amphenol Corporation, IQVIA Holdings and DuPont de Nemours). This had the net effect of increasing the Compensation Peer Group from 21 companies to 26 companies with the goal of creating a data set of sufficient size which would not require further update for several years, outside of adjustments for peer M&A activity, etc. In 2025, Juniper Networks, Inc. was replaced by Hewlett Packard Enterprise (HPE) in our Compensation Peer Group as a result of HPE’s acquisition of Juniper Networks, Inc. in mid-2025. Performance data for both Juniper Networks, Inc. and HPE are excluded given that each company was a peer for part of the year.

3M Company	Cummins Inc.	Honeywell International Inc.	PPG Industries, Inc.
Advanced Micro Devices, Inc.	Danaher Corporation	Illinois Tool Works, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Dover Corporation	IQVIA Holdings, Inc.	Rockwell Automation, Inc.
Amphenol Corporation	DuPont de Nemours, Inc.	L3Harris Corporation	TE Connectivity Limited
Applied Materials, Inc.	Eaton Corporation PLC	Medtronic, Inc.	Texas Instruments Incorporated
BorgWarner, Inc.	Emerson Electric Co.	Motorola Solutions, Inc.
Boston Scientific Corporation	Hewlett Packard Enterprise	Net App, Inc.

CORNING 2026 PROXY STATEMENT	73

Compensation Discussion & Analysis

The Company utilizes a fair and challenging Compensation Peer Group as a reference point when setting its executive compensation. The Company’s ranking (using GAAP measures, where applicable) versus the Compensation Peer Group is indicated below.

COMPARISON, CORNING VERSUS COMPENSATION PEER GROUP
(in millions, except for Employees)
REVENUE	TOTAL ASSETS

EMPLOYEES

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., base salary, STI and LTI target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $19.2 million, and 75th percentile target total direct CEO compensation was $24.1 million, compared with Corning target total direct CEO compensation of $18.2 million. The Compensation Committee deems this market position for CEO pay to be appropriate given (a) Mr. Weeks’ strong performance in managing the complexity of the Company and (b) his years of experience in the role. Beyond the CEO, external data serves as a reference point, with internal equity and individual performance and impact being more important considerations in establishing a base salary and target total direct compensation for the other NEOs.

74	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Compensation Program – Other Governance Matters

Role of Compensation Consultant

The Compensation Committee has sole authority to retain and terminate its compensation consultant and approve the consultant’s fees and all other terms of engagement. Since 2014, the Compensation Committee has retained executive compensation experts from Frederic W. Cook & Co., Inc. (FW Cook).

In 2025, FW Cook attended all Compensation Committee meetings. FW Cook advises the Compensation Committee on all matters related to NEO and director compensation and assists the Compensation Committee in interpreting its data and recommendations received from the Company.

In 2025, the Company engaged Compensation Advisory Partners LLC (CAP) and Willis Towers Watson (WTW) to assist management and the Compensation Committee with various executive compensation matters and disclosures.

The Compensation Committee reviewed the independence of FW Cook, CAP and WTW pursuant to SEC and NYSE rules and concluded that each firm’s work for the Compensation Committee did not raise conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Compensation Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s Chief Human Resources Officer and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Compensation Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all executive officers (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally. The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Compensation Committee. Recommendations for the CEO’s compensation are prepared by the Compensation Committee’s independent compensation consultant (FW Cook) and are not discussed or reviewed with the CEO prior to the Compensation Committee’s review and the CEO is not present for discussion of his compensation by the Compensation Committee. The Compensation Committee recommends the CEO’s compensation to the Board annually for approval.

After the annual budget is finalized each year, the Compensation Committee receives management’s recommendations for the annual bonus and long-term incentive plans performance metrics and sets the final targets for the year.

The CFO and the Corporate Controller attend the annual Compensation Committee meeting to review the CD&A and at least one of them attends the portion of the February Compensation Committee meeting where performance metrics are reviewed.

Clawback Policy

The Compensation Committee of the Board has adopted a formal Compensation Clawback Policy, as required by the NYSE Listing Standards. The Clawback Policy provides for the recovery of incentive-based compensation erroneously received by current or former executive officers during the three fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The requirements under the Clawback Policy are separate from any recoupment required by the Sarbanes-Oxley Act of 2002. The Compensation Committee also has discretion to seek recovery of any amount that it determines was received otherwise inappropriately by such individuals.

Anti-Hedging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, and certain of their family members, prohibits selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, the policy prohibits engaging in transactions in which the covered party may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options. For more information, see our written Insider Trading Policy, which is filed as an exhibit to our Annual Report on Form 10-K.

CORNING 2026 PROXY STATEMENT	75

Compensation Discussion & Analysis

Anti-Pledging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, and certain of their family members, prohibits holding Corning stock in a margin account or pledging Company securities as collateral for a loan. For more information, see our written Insider Trading Policy, which is filed as an exhibit to our Annual Report on Form 10-K.

Accounting Implications

In designing our compensation and benefits programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

Compensation and Talent Management Committee Report

The Compensation and Talent Management Committee (“Compensation Committee”), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Compensation Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Compensation Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Compensation Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Compensation Committee. Additional details regarding the role and responsibilities of the Compensation Committee are defined in the Compensation Committee Charter, located in the Corporate Governance section of the Company’s website.

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K, as appropriate, for the year ended December 31, 2025.

The Compensation and Talent Management Committee:

Roger W. Ferguson, Jr., Chair
Leslie A. Brun
Stephanie A. Burns
Kevin J. Martin

76	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

2025 Compensation Tables

This 2025 Summary Compensation Table and the required pay-related tables that follow reflect the compensation of our NEOs reported in accordance with SEC rules.

2025 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2025, 2024 and 2023, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

(a)	(b)	(c)(1)	(d)(2)	(e)	(f)(3)	(g)(4)	(h)(5)	(i)
Named Executive Officer	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wendell P. Weeks Chairman, Chief Executive Officer and President	2025	$1,688,754	$11,987,000	$0	$9,326,801	$2,282,954	$470,612	$25,756,121
	2024	1,623,754	9,175,447	0	10,389,925	0	497,310	21,686,436
	2023	1,580,000	11,355,517	0	1,968,325	329,695	394,116	15,627,653
Edward A. Schlesinger Executive Vice President and Chief Financial Officer	2025	779,154	2,854,022	0	2,382,401	1,276,023	123,746	7,415,346
	2024	668,000	1,724,762	0	2,186,503	518,513	65,814	5,163,592
	2023	650,000	2,056,577	0	281,601	509,115	68,921	3,566,214
Eric S. Musser Former President and Chief Operating Officer	2025	790,731	4,444,609	0	3,398,932	3,338,334	130,272	12,102,878
	2024	955,054	3,445,279	0	4,677,828	698,674	148,653	9,925,488
	2023	929,300	4,655,565	0	738,207	249,101	144,382	6,716,555
A. Hal Nelson III Executive Vice President and Chief Operating Officer	2025	668,269	2,741,127	0	1,940,194	1,356,894	82,740	6,789,224
	2024	609,615	1,647,529	0	1,834,844	395,775	32,914	4,520,678

Lewis A. Steverson Vice Chairman, Executive Vice President and Chief Legal and Administration Officer	2025	913,523	3,611,906	0	2,980,629	1,490,681	86,616	9,083,355
	2024	875,408	2,756,210	0	3,329,826	363,492	81,608	7,406,544
	2023	851,800	3,500,556	0	608,457	702,772	96,931	5,760,516
John Z. Zhang Executive Vice President and Chief Corporate Development Officer	2025	668,269	2,741,127	0	2,007,981	1,179,130	1,681,676	8,278,183
	2024	609,615	1,647,529	0	2,001,406	332,286	1,700,436	6,291,272

(1)	Includes all amounts paid in cash, or deferred under the Investment Plan and/or Supplemental Investment Plan. In 2023, it also includes the aggregate grant date fair value of RSUs granted under the Cash for Equity Exchange program in lieu of up to 40% of salary earned during the first half of 2023.

(2)	The amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and PSUs granted pursuant to the long-term incentive plan. In 2023, this includes both the 20% premium applicable to amounts of salary paid in RSUs and the target value of PSUs granted in lieu of cash PIP under the 2023 Cash for Equity Exchange Program. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2026. This same method was used for the fiscal years ended December 31, 2024 and 2023. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of annual short-term incentive payments earned under the 2025 GoalSharing and PIP plans, and the portion of earned CPU awards based on 2025 performance goals. GoalSharing awards were 7.25% of each NEO’s year-end base salary, except for Nelson and Zhang whose GoalSharing payouts were 6.72% and 7.23% of their year-end base salaries, respectively (compared to a target payout of 5% of salary), and paid in February 2026. Cash PIP awards were 140% of each NEO’s target percent multiplied by his year-end base salary, respectively, except for Nelson and Zhang whose PIP payouts were 133% and 144% of target percent multiplied by their year end base salaries, respectively. Musser’s PIP and GoalSharing payouts were prorated to reflect his retirement on September 30, 2025.

CORNING 2026 PROXY STATEMENT	77

Compensation Discussion & Analysis

Named Executive Officer	2025 Year End Base Salary	2025 PIP Target %	Actual 2025 PIP Performance (% Target)	(A) 2025 PIP $ Award	Actual 2025 GoalSharing Payout (% base)	(B) 2025 GoalSharing $ Award
Wendell P. Weeks	$1,709,000	160%	140%	$3,828,160	7.25%	$123,903
Edward A. Schlesinger	825,000	100%	140%	1,155,000	7.25%	59,813
Eric S. Musser	1,010,000	140%	140%	1,484,700	7.25%	54,919
A. Hal Nelson III	687,500	85%	133%	777,219	6.72%	46,200
Lewis A. Steverson	925,800	100%	140%	1,296,120	7.25%	67,121
John Z. Zhang	687,500	85%	144%	841,500	7.23%	49,706

In addition to the 2025 GoalSharing and PIP awards noted above, the amounts in column (f) also reflect the earned portions of CPU Awards granted in 2025, 2024 and 2023 on the basis of 2025 performance against established measures. 2025 CPU award payouts will be made in February 2028 based on actual corporate performance compared to the established performance goals averaged over three years (2025, 2026 and 2027) and subject to a ±10% 3-year ROIC modifier as described starting on page 69. 2024 and 2023 CPU award payouts are based on performance goals averaged over three years (2024, 2025 and 2026 for 2024 CPUs; and 2023, 2024, and 2025 for 2025 CPUs), respectively, and are also subject to a ±10% 3-year ROIC modifier. Performance goals for 2026 and 2027 are yet to be established. While the final payout amounts for 2025 and 2024 CPU awards are unknown, the table below reflects the earned amount of 2025, 2024 and 2023 CPU awards, which are reflected in column (f) on the basis of 2025 performance metrics, and which exclude the portion of the 2025 award that remains unearned as a result of the 3-year performance modifier that is not yet known. The 3-year ROIC modifier for the period 2023-2025 is +10%, so the adjustment in the Summary Compensation Table as a result of this modifier is noted below since the amount “at risk” was previously unreported until final performance was known. Musser’s 2025 CPU target is prorated to reflect his retirement on September 30, 2025.

Named Executive Officer	2025 LTI Target ($)	2025 CPU Target Award ($)	2025 CPU Performance Results %	(C) Prorated Earned 2025 CPU Award Based on 2025 Performance (Year One of Three) ($)*	2024 CPU Target Award ($)	(D) Prorated Earned 2024 CPU Award Based on 2025 Performance (Year Two of Three) ($)*	2023 CPU Target Award ($)	(E) Prorated Earned 2023 CPU Award Based on 2025 Performance (Year Three of Three) ($)*	(F) Prorated Earned 2023 CPU Award Based on 2023 - 2025 ROIC Modifier** ($)
Wendell P. Weeks	$13,650,000	$3,412,500	154%	$1,576,575	$3,162,500	$1,461,075	$3,162,500	$1,461,075	$876,013
Edward A. Schlesinger	3,850,000	962,500	154%	444,675	625,000	288,750	587,500	271,425	162,738
Eric S. Musser	5,000,000	937,500	154%	433,125	1,187,500	548,625	1,187,500	548,625	328,938
A. Hal Nelson III	3,700,000	925,000	154%	427,350	612,500	282,975	550,000	254,100	152,350
Lewis A. Steverson	4,125,000	1,031,250	154%	476,438	950,000	438,900	950,000	438,900	263,150
John Z. Zhang	3,700,000	925,000	154%	427,350	612,500	282,975	550,000	254,100	152,350

*each annual portion is reduced by 10% before applying the annual performance factor since this 10% is subject to the 3-year ROIC modifier which result is not known until the end of the 3-year performance period

**2023 CPUs were subject to a +10% modifier based on 2023-2025 ROIC improvement result against pre-established objectives

The amount disclosed in column (f) consists of the total (A) + (B) + (C) + (D) + (E) + (F) shown in this footnote (3).

(4)	The amounts in column (g) reflect the increase in the actuarial present value of the NEOs’ benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (g) is also used to report the amount of above-market earnings on compensation that is deferred under the nonqualified deferred compensation plan, Corning does not have any above-market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2025, the discount rate used to value the actuarial liability decreased approximately 24 basis points from 5.68% to 5.44%. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:
Named Executive Officer	2025 Present Value of Pension Benefits ($)	2024 Present Value of Pension Benefits ($)	2023 Present Value of Pension Benefits ($)	2022 Present Value of Pension Benefits ($)
Wendell P. Weeks	$27,759,049	$25,476,095	$26,373,034	$26,043,339
Edward A. Schlesinger	3,826,130	2,550,107	2,031,594	1,522,479
Eric S. Musser	14,798,953	11,460,619	10,761,945	10,512,844
A. Hal Nelson III	7,866,654	6,509,760	-Not a NEO-	-Not a NEO-
Lewis A. Steverson	6,047,534	4,556,853	4,193,361	3,490,589
John Z. Zhang	3,944,457	2,765,327	-Not a NEO-	-Not a NEO-
Valuation Discount Rate	5.44%	5.68%	5.15%	5.49%

78	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs in 2025. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hangar expense and general taxes and insurance, are excluded.

Named Executive Officer	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs and Financial Counseling(ii)		Other(iii)	Total All Other Compensation
Wendell P. Weeks	$14,000	$88,670	$172,146	$182,315	(iv)	$13,481	$470,612
Edward A. Schlesinger	10,333	65,603	38,043	5,464		4,303	123,746
Eric S. Musser	0	0	107,778	0		22,494	130,272
A. Hal Nelson III	6,200	49,933	21,993	1,111		3,503	82,740
Lewis A. Steverson	5,697	0	75,335	5,211		373	86,616
John Z. Zhang	6,200	60,796	23,632	9,603		1,581,445	1,681,676

(i)	Amounts shown above reflect personal aircraft usage during 2025 (although the Executive Allowance runs from November 1 through October 31). Weeks’ use of Corning aircraft for travel to external board meetings is also included.
(ii)	NEOs may use their executive allowance for residential security or financial counseling services.
(iii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gifts Program. Zhang’s expatriate assignment benefits pursuant to our standard global mobility program in connection with his assignment in Shanghai, China are also included. Amounts listed for Zhang for 2025 include standard expatriate benefits related to housing ($323,259), cost of living related allowances ($229,443), home leave and home country support ($114,698) as well as local country tax payments, tax preparation and tax equalization ($911,172). Tax equalization expenses arise from additional taxes payable in respect of Zhang’s compensation as a result of his residence and work in China that are payable in addition to U.S. taxes. Our global mobility program is designed to enable us to relocate talent where needed throughout our global business without creating financial hardships (or windfalls) for the relocating individual(s). Expenses associated with a widely available corporate-leased apartment which was made available to Musser for approximately three months related to his support of the transition of his responsibilities are also included. There was no incremental cost to the Company for providing access to this otherwise unoccupied apartment.
(iv)	This reflects Company-paid expenses relating to personal and residential security benefitting Weeks and, through association, his family. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers providing personal security in response to concerns arising out of employment by the Company to be appropriate, business-related costs. However, because these costs can be viewed as conveying a personal benefit to Weeks, they are reported as perquisites in this column.

CORNING 2026 PROXY STATEMENT	79

Compensation Discussion & Analysis

2025 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Wendell P. Weeks	Performance Incentive Plan	n/a		0	2,734,400	5,468,800
	GoalSharing Plan	n/a		0	85,450	170,900
	Cash Performance Units	2/12/25	2/12/25	0	3,412,500	7,507,500
	2023 Performance Share Units	2/12/25	2/12/25				0	54,292	119,442		52.01	2,823,727	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	58,081	127,778		52.01	3,020,793	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	44,960	98,912		45.54	2,047,478	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							89,921	45.54	4,095,002	(6)
Edward A. Schlesinger	Performance Incentive Plan	n/a		0	825,000	1,650,000
	GoalSharing Plan	n/a		0	41,250	82,500
	Cash Performance Units	2/12/25	2/12/25	0	962,500	2,117,500
	2023 Performance Share Units	2/12/25	2/12/25				0	10,086	22,189		52.01	524,573	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	11,478	25,252		52.01	596,971	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	12,681	27,898		45.54	577,493	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							25,362	45.54	1,154,985	(6)

80	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Eric S. Musser(7)	Performance Incentive Plan	n/a		0	1,414,000	2,828,000
	GoalSharing Plan	n/a		0	50,500	101,000
	Cash Performance Units	2/12/25	2/12/25	0	1,250,000	2,750,000
	2023 Performance Share Units	2/12/25	2/12/25				0	20,387	44,851		52.01	1,060,328	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	21,809	47,980		52.01	1,134,286	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	16,469	36,232		45.54	749,998	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							32,938	45.54	1,499,997	(6)
A. Hal Nelson III	Performance Incentive Plan	n/a		0	584,375	1,168,750
	GoalSharing Plan	n/a		0	34,375	68,750
	Cash Performance Units	2/12/25	2/12/25	0	925,000	2,035,000
	2023 Performance Share Units	2/12/25	2/12/25				0	9,442	20,772		52.01	491,078	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	11,249	24,748		52.01	585,060	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	12,187	26,811		45.54	554,996	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							24,374	45.54	1,109,992	(6)
Lewis A. Steverson	Performance Incentive Plan	n/a		0	925,800	1,851,600
	GoalSharing Plan	n/a		0	46,290	92,580
	Cash Performance Units	2/12/25	2/12/25	0	1,031,250	2,268,750
	2023 Performance Share Units	2/12/25	2/12/25				0	16,309	35,880		52.01	848,231	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	17,447	38,383		52.01	907,418	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	13,587	29,891		45.54	618,752	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							27,174	45.54	1,237,504	(6)

CORNING 2026 PROXY STATEMENT	81

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
John Z. Zhang	Performance Incentive Plan	n/a		0	584,375	1,168,750
	GoalSharing Plan	n/a		0	34,375	68,750
	Cash Performance Units	2/12/25	2/12/25	0	925,000	2,035,000
	2023 Performance Share Units	2/12/25	2/12/25				0	9,442	20,772		52.01	491,078	(3)
	2024 Performance Share Units	2/12/25	2/12/25				0	11,249	24,748		52.01	585,060	(4)
	2025 Performance Share Units	4/1/25	2/12/25				0	12,187	26,811		45.54	554,996	(5)
	Time-Based Restricted Stock Units	4/1/25	2/12/25							24,374	45.54	1,109,992	(6)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2025 Performance Incentive Plan (PIP) (ii) the 2025 GoalSharing Plan and (iii) the Cash Performance Units (CPUs) under the Corning 2025 Corporate Performance Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met, the payout will be 0% of the target award. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP, the payout will be 200% of the target award, and 220% for CPUs, which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. PIP and GoalSharing awards are based on the individual’s 2025 bonus target and year-end base salary. Actual awards earned for CPUs are based on average performance against established metrics over three years (2025, 2026, 2027), adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period, and will be payable in February 2028.
(2)	The amounts shown in columns (g), (h) and (i) reflect the award amounts under the Performance Share Units under the Corning 2025 Corporate Performance Plan (2025 PSUs) and the portion of PSUs granted in 2023 and 2024 attributable to 2025 performance goals. Awards under this plan are paid in stock. If the threshold level of performance is not met, the payout will be 0% of the target award. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for 2025 PSUs, the payout will be 220% of the target award which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. Actual awards earned for 2025 PSUs are based on average performance against established metrics over three years, adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period. 2023 PSUs will be payable in April 2026, 2024 PSUs will be payable in April 2027, and 2025 PSUs will be payable in April 2028. The target number of 2025 PSU awards are 134,881; 38,043; 49,407; 36,561; 40,761; and 36,561 to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang, respectively. Because the grant date for a PSU occurs when the performance goals are approved, the reported number of shares reflects the portion of the 2025 PSUs for which performance goals have been set (i.e., 1/3 of the total award).
(3)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2023 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2025 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2025 of the Summary Compensation Table.
(4)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2024 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2025 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2025 of the Summary Compensation Table.
(5)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2025 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2025 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2025 of the Summary Compensation Table.
(6)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units granted in calendar year 2025 pursuant to the Corning 2021 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2025 of the Summary Compensation Table. Awards vest 100% three years after grant date.
(7)	Musser retired on September 30, 2025, and awards granted in 2025 (i.e., 2025 CPUs, PSUs and RSUs) were prorated for time worked in 2025 following retirement, with the remainder being forfeited. Prorated 2025 CPUs and PSUs remain subject to performance requirements pursuant to goals established by the Committee.

82	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2025. The table also shows unvested restricted stock, restricted stock unit and performance stock unit awards assuming a market value of $87.56 per share (the NYSE closing price of the Company’s stock on December 31, 2025). The options discussed below are a result of historical awards, and no options have been awarded by the Company to employees as compensation since 2020. The Company has not included options as part of its compensation package since 2020 and does not expect to do so in 2026.

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Wendell P. Weeks	03/31/17	A	137,514	0	$27.00	03/31/27	734,352	$64,299,861	204,578	$17,912,850
	04/02/18	A	149,849	0	27.03	04/02/28
	04/01/19	A	143,721	0	33.92	04/01/29
	05/15/20	B	43,525	0	19.65	05/15/30
	Total		474,609	0
Edward A. Schlesinger	05/15/20	B	8,925	0	19.65	05/15/30	148,363	12,990,664	51,817	4,537,097
	Total		8,925	0
Eric S. Musser							262,982	23,026,704	63,226	5,536,069
	Total		0	0
A. Hal Nelson III	04/01/19	A	11,792	0	33.92	04/01/29	143,167	12,535,703	50,060	4,383,254
	05/15/20	B	8,825	0	19.65	05/15/30
	Total		20,617	0
Lewis A. Steverson							220,528	19,309,432	61,698	5,402,277
	Total		0	0
John Z. Zhang							146,759	12,850,218	50,060	4,383,254
	Total		0	0

(1)	The Company uses the following vesting codes:
A:	100% vesting 3 years after grant date
B:	1/3 vesting 1 year after grant date, 1/3 Vesting 2 years after grant date and 1/3 Vesting 3 years after grant date
(2)	Amounts include:
(i)	104,474; 19,088; 38,983; 17,838; 31,109 and 18,884 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 3, 2023 which vest on April 15, 2026.
(ii)	111,863; 21,888; 41,835; 21,442; 33,414 and 22,498 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2024 which vest on April 15, 2027.
(iii)	89,921; 25,362; 23,572; 24,374; 27,174 and 24,374 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2025 which vest on April 14, 2028.
(iv)	2,476 restricted stock units granted to Nelson and Zhang, on February 8, 2023, which vests on February 8, 2026.
(v)	241,021; 44,774; 90,501; 41,916; 72,400 and 42,688 earned performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 3, 2023, which vest on April 15, 2026, for which three-year average performance result and ROIC modifier have been determined.
(vi)	181,340; 35,836; 68,091; 35,121; 54,473 and 35,839 earned performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2024 which vest on April 15, 2027 for which only the 2024 and 2025 performance results have been determined.
(vii)	5,733; 1,415 and 1,958 earned performance stock units granted to Weeks, Schlesinger, and Steverson, respectively, on February 8, 2023, which vests on February 8, 2026, for which the performance result has been determined.

CORNING 2026 PROXY STATEMENT	83

Compensation Discussion & Analysis

(3)	Year-end market price is based on the December 31, 2025 NYSE closing price of $87.56
(4)	Amounts include:
(i)	69,697; 13,774; 26,171; 13,499; 20,937 and 13,499 performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2024, which vest on April 15, 2027 for which performance results are not yet known.
(ii)	134,881; 38,043; 37,055; 36,561; 40,761 and 36,561 performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2025, which vest on April 14, 2028.

Options Exercised and Shares Vested in 2025

The following table sets forth certain information regarding options exercised and restricted stock, restricted stock units and performance stock units that vested during 2025 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	0	$ 0	277,347	$11,923,152
Edward A. Schlesinger	8,844	507,027	45,229	1,965,084
Eric S. Musser	18,850	860,781	107,751	4,730,443
A. Hal Nelson III	21,240	748,616	42,369	1,881,585
Lewis A. Steverson	0	0	83,750	3,609,134
John Z. Zhang	12,529	236,278	40,929	1,797,306

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus, for those making voluntary contributions in 2022, 0.5% of plan compensation. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed. Beginning in January 2023 career average participants also receive a cash balance pay credit equal to 2.175% of pay.

Benefits earned under the cash balance formula are expressed as a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Mr. Weeks and Mr. Musser are earning benefits under the career average earnings formula. Mr. Schlesinger, Mr. Nelson, Mr. Steverson, and Mr. Zhang are earning benefits under the cash balance formula. All active and currently employed NEOs except Mr. Zhang are eligible to retire under the plan.

84	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained non-qualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any (the value of which is subtracted from the final ESPP annuity benefit). Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment. Gross benefits for all NEOs are equal to 2.0% of average plan compensation multiplied by years of service up to 25 years (the “ESPP Formula”). Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under the ESPP Formula are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum.

All NEOs except Mr. Zhang are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements except for the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at age 55 with 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 11 to our consolidated financial statements for the year ended December 31, 2025, of our Annual Report on Form 10-K filed with the SEC on February 12, 2026.

CORNING 2026 PROXY STATEMENT	85

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	43		$ 2,113,893	$0
	ESPP	25	(1)	25,645,156	0
Edward A. Schlesinger	Qualified Pension Plan	13		243,665	0
	ESPP	13		3,582,465	0
Eric S. Musser	Qualified Pension Plan	39		1,642,880	57,349	(2)
	ESPP	25	(1)	13,156,073	0
A. Hal Nelson III	Qualified Pension Plan	35		770,469	0
	ESPP	25	(1)	7,096,185	0
Lewis A. Steverson	Qualified Pension Plan	13		275,272	0
	ESPP	13		5,772,262	0
John Z. Zhang	Qualified Pension Plan	18		294,836	0
	ESPP	18		3,649,621	0

(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)	Musser retired on September 30, 2025, and began receiving payments from the Qualified Pension Plan in October 2025.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2025 calendar year, the NEOs’ eligible earnings and final average compensation were as follows:

	As of December 31, 2025
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$6,134,760	$4,530,388
Edward A. Schlesinger	1,898,407	1,183,060
Eric S. Musser	3,236,653	2,378,333
A. Hal Nelson III	1,508,332	1,101,494
Lewis A. Steverson	2,457,824	1,817,306
John Z. Zhang	1,674,894	1,160,747

Non-qualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. Corning does not have any above-market earnings under its Supplemental Investment Plan. All our current NEOs have more than three years of service with the Company, so all the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six months following the executive’s departure.

86	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer	Aggregate Balance at January 1, 2025 ($)	Executive Contributions in 2025 ($)(1)	Company Contributions in 2025 ($)(2)	Aggregate Earnings in 2025 ($)(3)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance as of December 31, 2025 ($)
Wendell P. Weeks	$10,974,135	$ 86,157	$88,670	$2,486,301	$ 0	$13,635,263
Edward A. Schlesinger	651,423	246,011	65,603	137,927	0	1,100,964
Eric S. Musser	0	0	0	0	0	0
A. Hal Nelson III	619,505	93,330	49,933	125,741	0	888,509
Lewis A. Steverson	1,811,982	0	0	295,918	0	2,107,900
John Z. Zhang	3,721,864	111,724	60,796	397,766	0	4,292,150

(1)	Reflects participation in the Supplemental Investment Plan by Weeks, Schlesinger, Nelson, and Zhang in the deferral of a portion of their 2025 base salaries and participation by Schlesinger, Nelson, and Zhang in the deferral of a portion of the bonus received in 2025 for prior year performance.
(2)	Reflects Company match on the Supplemental Investment Plan, which was credited to the account of the Named Executive Officers in 2025. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 16 fund choices that they may select from. As nonqualified plans, these plans are unfunded, which means that no actual dollars are invested in these funds. The Company does not provide any above-market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements executed after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Mr. Weeks has an agreement in effect before July 2004. Mr. Schlesinger, Mr. Musser, Mr. Nelson, Mr. Steverson, and Mr. Zhang all have the new form of agreement.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
•	A severance amount equal to 2.99 times the sum of his then-base salary plus his annual target bonus amount (lump sum payment);
•	Continued participation in the Company’s benefit plans for up to three years; and
•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and, if terminated for cause, he would forfeit any outstanding stock awards.

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

CORNING 2026 PROXY STATEMENT	87

Compensation Discussion & Analysis

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target annual bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);
•	For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three-and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only).
•	A lump sum equal to the monthly COBRA premium times 24 months;
•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and
•	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2025.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)

Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	$13,541,262
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	64,662	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(4)
	Pension - Non-Qualified Annuity	$2,095,179	$0	$1,549,170	$2,095,179	2,095,179
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	170,015	170,015	85,007	170,015	170,015
	Pension - Qualified Lump Sum	23,892	23,892	23,892	23,892	23,892
Edward A. Schlesinger	Severance Amount	n/a	n/a	n/a	n/a	2,887,500
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	65,294	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	264,766	0	226,130	286,750	264,766
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	259,989	259,989	259,989	259,989	259,989
Eric S. Musser(5)	Severance Amount	n/a	n/a	n/a	n/a	n/a
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	n/a
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	n/a
	Pension - Non-Qualified Annuity	772,148	n/a	n/a	n/a	n/a
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	131,834	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	23,811	n/a	n/a	n/a	n/a
A. Hal Nelson III	Severance Amount	n/a	n/a	n/a	n/a	2,750,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	43,108	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	496,171	0	418,397	496,171	496,171
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	9,119	9,119	4,559	9,119	9,119
	Pension - Qualified Lump Sum	639,354	639,354	639,354	639,354	639,354
Lewis A. Steverson	Severance Amount	n/a	n/a	n/a	n/a	3,240,300
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	65,294	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	432,529	0	0	432,529	432,529
	Pension - Non-Qualified Lump Sum	n/a	n/a	2,271,477	n/a	n/a
	Pension - Qualified Lump Sum	283,162	283,162	283,162	283,162	283,162

88	CORNING 2026 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
John Z. Zhang	Severance Amount	n/a	n/a	n/a	n/a	2,406,250
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	20,056	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	187,024	0	87,784	374,049	187,024
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	328,020	328,020	328,020	328,020	328,020
(1)	Non-qualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination for all NEOs except for Musser and Zhang is an immediate life annuity. Musser’s form of payment being received is a six-year certain and 100% joint and survivor. The amount shown above reflects the 100% joint and survivor annuity after the six year certain period ends. During the six year certain period, Musser’s non-qualified annual annuity is $1,057,736 and his qualified annuity is $134,150. Zhang’s benefit would be a deferred life annuity.
(2)	Non-qualified annuity payments in the event of death for Weeks, Schlesinger, Nelson, and Zhang are as follows: $2,095,179 for six years and $1,549,170 thereafter, $264,766 for six years and $226,130 thereafter, $496,171 for six years and $418,397 thereafter, and $93,512 for six years and $87,784 thereafter respectively. Death benefits on behalf of Steverson would be payable under the ESPP as a lump sum.
(3)	The value of welfare benefits continuation is estimated at $21,554 per year for three years for Weeks. Benefits continuation for Schlesinger is $32,647, Nelson is $21,554, Steverson is $32,647, and Zhang is $10,028 per year respectively, for two years.
(4)	Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence, as well as, for Weeks, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property, if greater. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period).
(5)	Musser is not eligible for severance benefits due to his retirement on September 30, 2025. The voluntary column shows amounts he will receive from the retirement plans.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable. Cash performance units and performance stock units are adjusted based on actual performance for completed performance periods and assumed performance of 100% for incomplete performance and adjusted CPUs and PSUs are vested and released immediately. Pension benefits earned in the ESPP also become immediately vested, and no longer subject to early retirement reductions, if any.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

•	For Mr. Weeks, benefits are payable if he (i) is terminated without cause or resigns for “good reason,” each during a “potential change in control period” or (ii) resigns or is terminated for any reason or within four years following a change in control.
•	For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);
•	A severance amount equal to 2.99 times the sum of his then-base salary plus annual target bonus amount (for Mr. Weeks). For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three- and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only). Severance is paid as a lump sum payment;

CORNING 2026 PROXY STATEMENT	89

Compensation Discussion & Analysis

•	Continued participation in the Company’s health and welfare and risk benefit plans for 3 years for Mr. Weeks; and for other NEOs a lump sum equal to the monthly COBRA premium times 24;
•	Upon request, purchase of the NEO’s principal residence in the Corning, NY area at appraised value, or in the case of Mr. Weeks, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property, if greater; and
•	Outplacement benefits (equal to 20% of base salary, capped at $50,000) (excluding Mr. Weeks).

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns other than for good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, and the executive’s actual bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, Mr. Weeks is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Internal Revenue Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross-up payment will be made to the other NEOs.

The following table reflects the amounts payable under the various arrangements assuming a change in control occurred on December 31, 2025.

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Perf. Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross-Up ($)	Interrupted CPU Perf. Cycles ($)	Share-based Awards ($)	Total Benefits ($)
Wendell P. Weeks	$18,465,018	$0	$24,618,826	$114,662	$36,938,996	$8,812,667	$74,444,212	$163,394,381
Edward A. Schlesinger	2,887,500	0	3,914,811	115,294	0	2,081,583	14,938,086	23,937,274
Eric S. Musser(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
A. Hal Nelson III	2,750,000	0	6,814,201	93,108	0	2,018,417	12,465,741	24,141,467
Lewis A. Steverson	3,240,300	0	5,531,180	115,294	0	2,654,542	22,611,494	34,152,810
John Z. Zhang(3)	1,331,433	0	4,747,187	70,056	0	2,018,417	12,561,573	20,728,666

(1)	Long-term incentive includes a combination of equity (stock options, performance stock units and restricted stock units) and cash (cash performance units), which vest upon a change in control.
(2)	Musser was not eligible for change in control benefits due to his retirement on September 30, 2025.
(3)	Zhang has cash severance capped under Section 280G best net provisions. Full cash severance (i.e., before a cutback) is $2,406,250. Under the hypothetical calculations as of December 31, 2025, Zhang was above the Section 280G limit and better off on an after tax basis with his cash severance cut back such that his total parachute payment would not exceed the Section 280G limit. The cash severance amount shown reflects the reduced cash severance value that would result in his total payment being below the Section 280G limit.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for Mr. Weeks, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property, if greater. This is data that Corning does not maintain in its normal course of business. See footnote (4) to the “Termination Scenarios” on page 88.

90	CORNING 2026 PROXY STATEMENT

Pay Ratio Disclosure

For 2025, the annual total compensation of the median employee, excluding our CEO, was $57,059 and the annual total compensation of our CEO was $25,756,121. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of the median employee was 451:1.

This reflects analysis of our global workforce of employees as of October 1, 2025, which excludes 1 employee in Argentina, 53 employees in Brazil, 182 employees in Hungary, 474 employees in India, 3 employees in Pakistan, 11 employees in the Philippines, 7 employees in the Russian Federation, and 179 employees in Turkey (excluded employees are de minimis relative to the size of our global workforce). We used estimated total cash compensation to determine the median employee. Our estimate of total cash compensation for our full 2025 fiscal year included (i) annual base salary plus annual incentives calculated at target for salaried employees and (ii) hourly salary rate times annual standard hours plus additional adjustments for shift differentials, estimated overtime rates, production bonuses, holiday bonuses, fixed bonuses and other cash allowances paid to hourly employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 36 countries in which we operate, excluding Argentina, Brazil, Hungary, India, Pakistan, Philippines, Russian Federation and Turkey. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates in effect on October 1, 2025 for the determination of the median and December 31, 2025 for the year-end actual total compensation. Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CORNING 2026 PROXY STATEMENT	91

Other Information

Pay Versus Performance Table and Disclosures

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation and Talent Management Committee (the Committee) did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” starting on page 54. The following table sets forth the required compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2025, 2024, 2023, 2022 and 2021.

Year(1)	Summary Compensation Table Total for CEO(2) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(2) ($)	Average Compensation Actually Paid to Non-CEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based On:		Corning GAAP Net Income ($mm) ($)	Corning Core Net Sales ($mm) ($)
					Corning Total Shareholder Return ($)	S&P 500 Communications Equipment Total Shareholder Return(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$25,756,121	$61,628,148	$8,733,797	$16,774,738	$279.06	$249.73	$1,596	$16,408
2024	21,686,436	40,030,638	6,661,515	10,798,419	148.63	208.45	506	14,469
2023	15,627,653	12,798,655	5,062,725	3,993,516	92.52	148.95	581	13,580
2022	16,169,469	8,744,301	4,271,097	2,645,033	93.67	122.17	1,316	14,805
2021	20,766,032	27,146,225	6,421,907	7,930,517	105.92	152.23	1,906	14,120

(1)	Our CEO, Wendell P. Weeks, served as our Principal Executive Officer in 2025, 2024, 2023, 2022 and 2021. Our other NEOs (“Non-CEO NEOs”) included:
a.	For 2025, Edward A. Schlesinger, Eric S. Musser (who served for 9 months in 2025), A. Hal Nelson III, Lewis A. Steverson and John Zhang.
b.	For 2024, Edward A. Schlesinger, Eric S. Musser, A. Hal Nelson III, Lewis A. Steverson and John Zhang.
c.	For 2023, Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
d.	For 2022, R. Tony Tripeny (who served for four months in 2022), Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
e.	For 2021, R. Tony Tripeny, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.

(2)	For each year, the values included in columns (c) and (e) for the compensation actually paid to our CEO and the average compensation paid to our non-CEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Reconciliation of	2025		2024		2023		2022		2021
Summary Compensation Totals and Compensation Actual Paid	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Summary Compensation Table Total for CEO (column (b))	$25,756,121	$8,733,797	$21,686,436	$6,661,515	$15,627,653	$5,062,725	$16,169,469	$4,271,097	$20,766,032	$6,421,907
+/- Net Change in Pension Value	-$2,285,961	-$1,528,964	-$3,465	-$289,109	-$327,691	-$229,731	-$13,662	$174,240	-$12,790	-$129,044
+/- Net Change in Stock Awards Value	$38,157,988	$9,569,905	$18,347,667	$4,426,013	-$2,487,192	-$834,429	-$7,362,526	-$1,767,045	$5,119,430	$1,318,544
+/- Net Change in Option Award Value	$0	$0	$0	$0	-$14,116	-$5,049	-$48,980	-$33,259	$1,273,553	$319,111
Compensation Actually Paid	$61,628,148	$16,774,738	$40,030,638	$10,798,419	$12,798,655	$3,993,516	$8,744,301	$2,645,033	$27,146,225	$7,930,517

92	CORNING 2026 PROXY STATEMENT

Other Information

For each year, the value of stock awards and stock option awards used to calculate Compensation Actually Paid reflect the following assumptions:

	2025	2024	2023	2022	2021
Restricted Stock Units
Stock Price	$41.78 - $87.56	$31.29 - $47.52	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $45.90
Performance Stock Units
Stock Price	$41.78 - $87.56	$31.29 - $47.52	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $44.28
Performance Multiplier	0.48 – 2.20	0.48 – 2.00	0.49 – 1.99	0.49 – 1.99	1.00 – 1.81
Stock Options
Stock Price	N/A	N/A	$31.20	$31.94 - $37.23	$37.23 - $44.28
Expected Life	N/A	N/A	4.4	4.4 – 5.8	4.4 – 6.4
Risk-Free Rate	N/A	N/A	3.52%	1.33% - 4.01%	0.80% - 1.33%
Volatility	N/A	N/A	34.84%	30.91% - 34.49%	30.78% - 33.20%
Dividend Yield	N/A	N/A	3.6%	2.6% - 3.4%	2.2% - 2.6%

(3)	For each year, total shareholder return is shown for the Company, the constituent companies of the S&P 500 Communications Equipment index (the “Comparison Group”). The Comparison Group is the same peer group used by Corning for purposes of Item 201(e) of Regulation S-K under the Exchange Act in Corning’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021, which currently consists of the following four companies: Arista Networks, Cisco Systems, F5 and Motorola Solutions, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated.

CORNING 2026 PROXY STATEMENT	93

Other Information

Pay Versus Performance Relationship

The following comparisons describe the relationships between the amounts included in the Pay Versus Performance Table for each of 2025, 2024, 2023, 2022 and 2021, including a comparison between our cumulative total shareholder return and the total shareholder return of the Comparison Group and comparisons between the compensation actually paid to the CEO and the average compensation actually paid to our non-CEO NEOs and each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table.

Most Important Financial Measures Used to Link Compensation Actually Paid to our NEOs to Company Performance in 2025

The following table identifies the six most important financial performance measures used by the Committee to link the compensation actually paid to our CEO and other NEOs in 2025 to Company performance. The role of each of these performance measures in our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures
Core Net Sales
Core Earnings Per Share
Adjusted Free Cash Flow
Return on Invested Capital (ROIC)
Core Gross Margin
Core NPAT

94	CORNING 2026 PROXY STATEMENT

Proposal 3: Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee evaluates our independent registered public accounting firm each year and has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2026. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the fees associated with the engagement of PwC. All services provided to Corning by PwC in 2024 and 2025 were pre-approved by the Audit Committee in accordance with the policy.

The Audit Committee and the PCAOB require key PwC partners assigned to our audit to be rotated at least every five years. The Audit Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Audit Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by PwC.

In determining whether to reappoint PwC, the Audit Committee took into consideration a number of factors, including:

•	PwC’s global capabilities to handle the breadth and complexity of Corning’s global operations;
•	PwC’s technical expertise and knowledge of Corning’s industry and global operations;
•	The quality and candor of PwC’s communications with the Audit Committee and management, which include routine executive sessions with the Audit Committee held without management present and a management survey of PwC’s performance;
•	PwC’s independence;
•	The appropriateness of PwC’s fees; and
•	PwC’s tenure as our independent registered public accounting firm, including the benefits of that tenure (including higher audit quality due to PwC’s deep understanding of Corning’s business and accounting policies and practices), the avoidance of significant costs and disruptions that would be associated with retaining a new independent auditor, and the controls and processes in place such as rotation of key partners and an annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, working relationship with our management, objectivity and professional skepticism that help ensure PwC’s continued independence.

Based on its evaluation, the Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its shareholders. The Board concurs and requests that the shareholders ratify the appointment of PwC as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2026. If the selection of PwC is not ratified by a majority of the votes cast by the holders of shares entitled to vote on the matter, the Audit Committee will

CORNING 2026 PROXY STATEMENT	95

Audit Committee Matters

review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR	Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2024 and 2025:

	2024	2025
Audit Fees	$9,564,000	$9,873,000
Audit-Related Fees	517,000	660,000
Tax Fees	414,000	420,000
All Other Fees	55,000	5,000
Total Fees	$10,550,000	$10,958,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under the PCAOB auditing standards. Audit fees also include statutory audits, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures, and other audit-related activities over systems pre-implementation review procedures.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, tax transfer pricing services, and other tax consulting projects.

All Other Fees. Consists of fees not included in the Audit, Audit-Related, or Tax categories, including licensing technical accounting software and pre-assurance sustainability reporting readiness assessments from the independent registered public accounting firm.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chair has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chair are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

96	CORNING 2026 PROXY STATEMENT

Audit Committee Matters

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During 2025, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2025 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

CORNING 2026 PROXY STATEMENT	97

Audit Committee Matters

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Audit Committee:

Pamela J. Craig, Chair
Leslie A. Brun
Thomas D. French

98	CORNING 2026 PROXY STATEMENT

At Corning, we are deeply committed to upholding strong corporate governance practices that align with our Values and support the long-term interests of our shareholders. We value constructive engagement with our shareholders and stakeholders, and we actively seek their perspectives on key issues affecting our Company. Over the past year, we have engaged directly with the proponent of the shareholder proposal below, as well as shareholders representing approximately 33% of our outstanding shares, to discuss their views and provide transparency regarding Corning’s governance framework, policies and practices.

The following proposal was submitted for inclusion in this Proxy Statement by the AFL-CIO Reserve Fund which has represented to Corning that it has continuously been the beneficial owner of a sufficient amount of the Company’s securities for a sufficient time period as required by Rule 14a-8. We will promptly provide you with the address and, to our knowledge, the number of voting securities held by the proponent of the shareholder proposal upon receiving a written or oral request directed to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting the proposal and supporting statement as it was submitted to us. You may vote “FOR”, “AGAINST” or “ABSTAIN”, with respect to this Shareholder Proposal. If you “ABSTAIN” from voting, the abstention will not constitute a vote cast and will have no effect on the outcome.

Proposal 4: Request to Adopt an Independent-Chair Policy

RESOLVED: Shareholders of Corning Incorporated (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy to require that the Chair of the Board (the “Chair”) shall be an independent director who has not previously served as an executive officer of the Company.

This policy shall apply prospectively so as not to violate any contractual obligations, with amendments to the Company’s governing documents as needed. The policy should also specify the process for selecting a new independent Chair if the current Chair ceases to be independent between annual meetings of shareholders. Compliance with the policy may be excused if no independent director is available and willing to be Chair.

Shareholder’s Supporting Statement

We believe that an independent Chair will enhance the independent leadership of the Board. In our opinion, the Board’s oversight of management can be diminished when the Board Chair is not an independent director. We favor having an independent Board Chair to provide a more robust oversight of risk including of environmental, social, and governance issues. Independent board chairs have become more common in recent years. In 2025, 42 percent of S&P 500 Index company boards were chaired by an independent director, compared to 29 percent a decade ago.1

According to Institutional Shareholder Services, “boards with independent leadership (either via an independent Chair or a Lead Director) are more likely to be more diverse, have more balance tenure, are more responsive to shareholders, while their CEO pay levels are less likely to be excessive relative to peers.”2 According to Glass Lewis, “shareholders are better served when the board is led by an independent chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without management conflicts that exist when the CEO or other executive also serves as a chairman.”3

For these reasons, we urge shareholders to vote FOR this resolution.

1	Spencer Stuart, 2025 U.S. Spencer Stuart Board Index, 2025, https://www.spencerstuart.com/research-and-insight/us-board-index

2	Institutional Shareholder Services, Independent Board Leadership Matters: Evidence from Governance Practices, November 9, 2018, https://www.issgovernance.com/library/independent-board-leadership-matters/

3	Glass Lewis, In-Depth: Independent Board Chairman, March 2016, https://www.glasslewis.com/wp-content/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf

CORNING 2026 PROXY STATEMENT	99

Shareholder Proposal

Corning’s Statement in Opposition to Proposal 4

AGAINST	Our Board unanimously recommends you vote AGAINST Proposal 4

The Board views the flexibility to determine its own leadership structure as a fundamental governance responsibility and competitive advantage. This flexibility enables the Board to select the leadership configuration that best supports Corning’s strategic priorities and provides the expertise needed to guide the Company through phases of growth and transformation. Imposing a rigid, one-size-fits-all policy would undermine the Board’s ability to exercise informed judgment about what leadership structure best serves shareholders at any given time. Rather than addressing a real issue, such a mandate would introduce unnecessary rigidity that could ultimately disadvantage the Company and our shareholders.

Corning’s current Board leadership structure, combining the roles of Chairman and CEO with a strong Lead Independent Director, has produced exceptional results, delivering strong shareholder returns over the last five years and significantly outperforming our peers and the S&P 500. This structure has enabled the Board to oversee major inflection points, such as expanding our advanced manufacturing capabilities to supply critical solar components to the U.S. energy supply chain, implementing strategic succession planning, and managing other complex initiatives that have demanded strong governance and oversight.

The Board believes this leadership structure is key to the effective execution of Corning’s long-term strategy. With Mr. Weeks serving as both Chairman and CEO, there is clear alignment between the Board’s strategic vision and management’s operational execution as well as transparent communication between management and the Board. The Board believes this unified leadership is especially important, both internally and externally, as Corning navigates complex technological transformations. Forcing a separation of these roles could lead to inefficiencies and mixed signals at a time when clarity and cohesion provide a real competitive edge. Our results clearly demonstrate that Corning’s current leadership structure delivers both operational excellence and sustained long-term value for shareholders, while ensuring strong, consistent governance.

In line with principles of sound governance and shareholder expectations, Corning’s Corporate Governance Guidelines require the Board to review its leadership structure annually, including whether the role of Chairman and CEO should be separate. In making these determinations, the Board considers many factors, including the current circumstances of the Company, the composition of the Board, and the best interests of the Company’s shareholders.

Our Corporate Governance Guidelines also state that when the roles of Chairman and CEO are combined, our independent directors must appoint a Lead Independent Director. This role carries significant, well-defined authority, including leading executive sessions at every Board meeting, providing feedback to our CEO on independent director deliberations, approving agendas and Board information, facilitating CEO performance reviews and ongoing management succession planning, engaging directly with shareholders, and serving as the key liaison between our independent directors and management. Our current Lead Independent Director, Dr. Stephanie A. Burns, provides robust independent oversight by actively leading executive sessions of our independent directors, directly engaging with major shareholders on governance matters, working directly with management to determine key areas of focus, leveraging her extensive leadership experience and technical expertise to challenge and oversee strategy and risk decisions, and managing the Board’s oversight of the CEO. Dr. Burns’ leadership is not ceremonial: she actively shapes Board priorities, ensures independent director voices are heard, and maintains direct dialogue with major shareholders. In addition, her deep leadership experience and industry expertise enables her to provide substantive challenge to the CEO and management on technical and strategic matters.

Corning also upholds robust, shareholder-friendly governance policies, including annual director elections, majority voting, proxy access, stringent stock ownership requirements for our directors and key officers, annual Board and committee self-evaluations, and active shareholder engagement. These practices foster transparency, accountability, and ongoing alignment with shareholder interests.

Corning sincerely values engagement with our shareholders and has carefully considered this proposal. The Board strongly believes that Corning’s current governance practices and leadership structure represent a thoughtful, proven approach that has delivered exceptional results for shareholders. Adopting a policy mandating an independent chair would strip the Board of essential flexibility without providing corresponding benefits. It would impose a one-size-fits-all policy on a company that has thrived through adaptability and strategic alignment with its stakeholders, customers, and markets as circumstances demand. Most importantly, it would fix what is not broken, attempting to improve upon a governance structure that has already proven its effectiveness. We ask shareholders to preserve the Board’s ability to exercise its business judgment in determining the optimal leadership structure for Corning’s continued success.

For these reasons, the Board of Directors unanimously recommends a vote AGAINST this proposal.

For more information about our governance practices and the role and qualifications of our Lead Independent Director, please refer to pages 33 and 34.

100	CORNING 2026 PROXY STATEMENT

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 20, 2026.

When and Where Is the Annual Meeting?

Our Board of Directors has determined to hold the Annual Meeting in a virtual-only format on Thursday, April 30, 2026 at 12 noon Eastern Time at virtualshareholdermeeting.com/GLW2026. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 2, 2026. The live audio webcast of the Annual Meeting will begin promptly at 12 noon Eastern Time. Online access to the audio webcast will open 30 minutes before the Annual Meeting starts. We encourage you to access the meeting in advance of the designated start time.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares at ProxyVote.com in advance of the Annual Meeting. This process has not changed from prior years.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of shares of our common stock who held such shares as of the meeting’s record date, March 2, 2026. To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting.com/GLW2026 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the Annual Meeting.

What Am I Voting On?

The following matters are scheduled for vote at the Annual Meeting:

•	Election of each of the 10 director nominees to our Board of Directors for the coming year;
•	Advisory approval of our executive compensation (Say on Pay);
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•	The shareholder proposal; and
•	Any other business or action which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

CORNING 2026 PROXY STATEMENT	101

Frequently Asked Questions About the Meeting and Voting

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

•	FOR each of the 10 director nominees (Proposal 1);
•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2);
•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 3); and
•	AGAINST the shareholder proposal (Proposal 4).

Who is Entitled to Vote?

You may vote if you owned shares of our common stock as of the close of business on March 2, 2026, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each share of common stock you own. As of the close of business on March 2, 2026, we had 859,014,837 shares of common stock outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at ProxyVote.com;
•	By telephone (from the United States and Canada only) at 1-(800)-690-6903; or
•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In Street Name?”

How Do I Vote My Shares During the Annual Meeting?

Even if you plan to attend and participate in our virtual Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request for printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting. Whether you are a shareholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your control number (included in your notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

102	CORNING 2026 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	voting again by Internet or telephone prior to the meeting;
•	voting again at the meeting; or
•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on your proxy card or the notice you previously received. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on your proxy card or the notice you previously received. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name Be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In cases where a broker votes on certain proposals but does not vote on other proposals, this results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. For Proposals 1, 2 and 4, broker non-votes will not count as votes cast and will not affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

CORNING 2026 PROXY STATEMENT	103

Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the 10 director nominees (Proposal 1);
•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2);
•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 3); and
•	AGAINST the shareholder proposal (Proposal 4).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are the registered holder, you may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Virtual Annual Meeting?

Yes. We have designed the format of the virtual Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we will answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules for Conduct of the Shareholder Meeting. During the Annual Meeting, you can view our Rules for Conduct of the Shareholder Meeting and submit any questions at virtualshareholdermeeting.com/GLW2026. Answers to any questions not addressed during the meeting will be posted on the investor page of our website following the meeting. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 2, 2026, the record date for the meeting, must be present in person (by logging in to our virtual annual meeting with your control number) or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the virtual meeting by logging in with your control number or if you properly return a proxy by Internet, telephone or mail.

104	CORNING 2026 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

What Is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of each of the 10 director nominees	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory approval of our executive compensation (Say on Pay)	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Ratification of the appointment of independent registered public accounting firm for fiscal year 2026	Majority of votes cast at the meeting in person or by proxy	Yes
Proposal 4: Shareholder Proposal	Majority of votes cast at the meeting in person or by proxy	No

With respect to Proposals 1, 2, 3, and 4 you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast and will have no effect on the outcome of Proposals 1, 2, 3, and 4.

How Will Voting on “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Innisfree M&A Incorporated to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Innisfree a fee of $25,000 plus out-of-pocket expenses for these services. We also will reimburse brokers for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Innisfree’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

After the Annual Meeting, we will include the voting results in a Form 8-K, which we will file with the SEC on or before May 6, 2026.

Shareholder Proposals and Director Nominations for the 2027 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934 (the Exchange Act), eligible shareholders may submit proposals for inclusion in the proxy statement for our 2027 Annual Meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 20, 2026 (for them to be considered for inclusion in the 2027 proxy statement).

Our by-laws permit a group of shareholders (up to 20) who have owned at least 3% of Corning’s common stock for at least 3 years to submit director nominees for the greater of two directors or the largest whole number that does not exceed 20% of

CORNING 2026 PROXY STATEMENT	105

Frequently Asked Questions About the Meeting and Voting

our Board. These director nominees will be included in our proxy statement for the 2027 Annual Meeting if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws. Notices of director nominees submitted under these by-law provisions must be received no earlier than December 31, 2026 and no later than January 30, 2027.

If you would like to present a matter not included in our proxy statement for consideration at our 2027 Annual Meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (December 31, 2026) and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (January 30, 2027). Any matter or nomination must comply with our by-laws. Eligible shareholders who intend to solicit proxies for the 2027 Annual Meeting in support of director nominees other than the Company’s nominees under Rule 14a-19 of the Exchange Act must comply with the requirements of the Company’s by-laws and provide the notice required by, and in compliance with, Rule 14a-19 no later than March 1, 2027.

All proposals in this section should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831 and must be received by the applicable dates specified above.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at corning.com/2026-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

Are You “Householding” for Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2025 Annual Report on Form 10-K to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and annual report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The same phone number and mailing address may be used to notify us that you wish to request delivery of a single copy of a proxy statement or Annual Report on Form 10-K if you are receiving multiple copies.

Code of Ethics

Our Board of Directors adopted (i) the Code of Conduct for Directors and Executive Officers, which supplement our Code of Conduct that governs all employees and directors and (ii) the Code of Ethics for the Chief Executive Officer and Financial

106	CORNING 2026 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

Executives (Code of Ethics). These Codes have existed for over ten years. The Code of Ethics applies to our Chief Executive Officer, Chief Financial Officer, Controller and other financial executives. During 2025, no amendments to or waivers of the Code of Ethics provisions were made for any of our directors or executive officers. A copy of the Code of Ethics is available at the Investor Relations – Governance Overview section of our website at https://investor.corning.com/governance/Governance-Overview/default.aspx. We will disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver.

Incorporation by Reference

The Compensation and Talent Management Committee Report on page 76 is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. Website references throughout this document are provided for convenience only and are intended to provide inactive, textual references only. The content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Additional Information

This proxy statement, our 2025 Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines with Director Qualification Standards may be accessed via the Investor Relations page on Corning’s website at corning.com.

CORNING 2026 PROXY STATEMENT	107

Forward-Looking Statements and Materiality Disclaimer

Forward-Looking Statements and Materiality Disclaimer

This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that do not relate to historical or current facts and include, but are not limited to, statements regarding our future results, strategy, plans, objectives, outlook, or intentions. Words such as “may,” “will,” “should,” “would,” “could,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “seek,” “estimate,” “predict,” “potential,” “target,” “project,” “forecast,” or similar expressions are intended to identify forward-looking statements.

These statements are based on current expectations, forecasts, and assumptions regarding future events and involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements in this document relate to, among other things, our Springboard plan, projected financial and operational performance, anticipated sales opportunities, long-term growth strategy, expected capital deployment, innovation and commercialization plans, and anticipated impacts of customer agreements.

Many important factors, some of which are beyond our control, could cause our actual results to differ materially from those in these forward-looking statements, including, but not limited to: Global, regional, and local economic trends, including recessionary or inflationary conditions, changes in consumer demand, and overall market volatility; Competition and geopolitical risks, including escalation of sanctions, tariffs, and other trade tensions between the U.S. and other countries, and related impacts on our global supply chains and operations; Changes in macroeconomic and market conditions, including sharp fluctuations in interest rates, capital or equity markets, the value of financial assets, raw materials, oil, natural gas, precious metals, and other commodity prices; Exchange rate fluctuations, particularly between the U.S. dollar and the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso, and euro; Changes in consumer demand, sudden shifts in industry capacity, or unanticipated increases or decreases in sales volumes for our products and services; The duration and severity of health crises, such as epidemics and pandemics, and their impact on demand, our personnel, operations, supply chain, and financial condition; Disruption in commercial activities or our supply chain and operations, resulting from terrorist activity, armed conflict, geopolitical instability, natural disasters, cyber-attacks, or other information technology threats; Availability of, or adverse changes in, government grants, tax credits, or other government incentives; The impact of regulatory or legal developments, including changes in tax laws, regulations, international tax standards, or pending investigations and audits; The effects of acquisitions, dispositions, divestitures, strategic investments, or similar transactions; Our ability to enforce patents and protect intellectual property and trade secrets, or loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; Product demand, industry capacity, and competitive products and pricing; Availability and costs of critical components, materials, equipment, natural resources, energy, utilities, and logistics; New product development and commercialization, as well as market acceptance, and our ability to meet technological change and innovation cycles; Order activity and demand from major customers, and customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions, as well as to pay receivables when due; The amount and timing of our cash flows and earnings, or other developments affecting our ability to pay our quarterly dividend or repurchase shares; Ability to successfully implement operational changes, pricing actions, and cost-reduction measures, as well as rates of technology change and improvements in manufacturing processes; Adverse litigation or regulatory proceedings; Product and component performance issues, and liability or warranty claims; Retention of key personnel and succession planning; Loss of significant customers, whether through consolidation, bankruptcy, or shifting strategic priorities; Successful execution of strategic transactions; and Other risks described in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including our most recent annual and quarterly reports.

Historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document or elsewhere (including our website) are also informed by the expectations of various stakeholders and third-party frameworks, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document. Particularly in the sustainability context, various definitions of “materiality” are used by stakeholders, which are different (and often more expansive) than the definition under U.S. federal securities laws.

108	CORNING 2026 PROXY STATEMENT

Forward-Looking Statements and Materiality Disclaimer

We expressly disclaim any obligation to update forward-looking statements contained in this document to reflect subsequent events or circumstances, except as required by law.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

CORNING 2026 PROXY STATEMENT	109

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our core performance measures.

Management uses core performance measures, along with GAAP financial measures, to make financial and operational decisions and certain of these measures also form the basis of our compensation program metrics. Management believes that our core performance measures are indicative of our core operating performance and provide investors with greater visibility into how management evaluates our results and trends and makes business decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures.

Items that are excluded from certain core performance calculations include: the impact of translating foreign denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Optical Communications, Display, Specialty Materials, Automotive and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display segment. The constant-currency rates established for our core performance measures are long-term management-determined rates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, refer to the footnotes included in the “Items Adjusted from GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, see the tables and footnotes included below. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

110	CORNING 2026 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2025

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$15,629	$5,621	$2,279	$2,052	$1,596	$1.83
Constant-currency adjustment(1)	779	663	655	665	526	0.60
Translation loss on foreign denominated debt, net(2)				52	40	0.05
Translated earnings contract gain, net(3)				(150)	(114)	(0.13)
Acquisition-related costs(4)			95	104	75	0.09
Discrete tax items and other tax-related adjustments(5)					(78)	(0.09)
Restructuring, impairment and other charges and credits(6)		3	32	49	42	0.05
Litigation, regulatory and other legal matters(7)			63	63	59	0.07
Pension mark-to-market adjustment(8)		1	31	33	26	0.03
Loss on investments(9)				7	7	0.01
Loss on sale of assets(10)		5	5	5	4	0.00
Loss on sale of business(11)				11	7	0.01
Equity in losses of affiliated companies(12)				12	9	0.01
Core performance measures	$16,408	$6,293	$3,160	$2,903	$2,199	$2.52

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2024

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$13,188	$4,276	$1,135	$813	$506	$0.58
Constant-currency adjustment(1)	1,309	989	974	989	773	0.89
Translation gain on foreign denominated debt, net(2)				(104)	(80)	(0.09)
Translated earnings contract gain, net(3)				(83)	(64)	(0.07)
Acquisition-related costs(4)			121	128	92	0.11
Discrete tax items and other tax-related adjustments(5)					21	0.02
Restructuring, impairment and other charges and credits(6)	42	211	238	407	374	0.43
Litigation, regulatory and other legal matters(7)		20	12	12	9	0.01
Pension mark-to-market adjustment(8)			23	3	2	0.00
Loss on investments(9)				23	22	0.03
Loss on sale of assets(10)		27	27	27	20	0.02
Loss on sale of business(11)				31	24	0.03
Core performance measures	$14,469	$5,523	$2,530	$2,246	$1,699	$1.96

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING 2026 PROXY STATEMENT	111

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2023

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$12,588	$3,931	$890	$816	$581	$0.68
Constant-currency adjustment(1)	992	744	733	744	550	0.64
Translation gain on foreign denominated debt, net(2)				(100)	(81)	(0.09)
Translated earnings contract gain, net(3)				(161)	(130)	(0.15)
Acquisition-related costs(4)			121	131	90	0.10
Discrete tax items and other tax-related adjustments(5)					34	0.04
Restructuring, impairment and other charges and credits(6)		283	420	471	378	0.44
Litigation, regulatory and other legal matters(7)		(5)	72	61	54	0.06
Pension mark-to-market adjustment(8)			27	15	12	0.01
Gain on investments(9)				(10)	(10)	(0.01)
Gain on sale of assets(10)		(20)	(20)	(20)	(15)	(0.02)
Core performance measures	$13,580	$4,933	$2,243	$1,947	$1,463	$1.70

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Items Adjusted from GAAP Measures

(1)

Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Optical Communications, Display, Specialty Materials, Automotive and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. For the years ended December 31, 2025 and 2024, the constant-currency adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.

The constant-currency rates established for our core performance measures are long-term management-determined rates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. Effective January 1, 2025, management updated the constant-currency rates and the updated rates were applied prospectively beginning with reporting periods in 2025. Comparative results were not recast and are reported based on the 2024 rates.

Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

Currency	Japanese yen	South Korean won	Chinese yuan	New Taiwan dollar	Mexican peso	Euro
2023 - 2024 Rate	¥107	₩1,175	¥6.7	NT$31	MX$20	€0.81
2025 Rate	¥120	₩1,250	¥6.9	NT$31	MX$21	€0.88

(2)	Translation of foreign denominated debt, net: Amount reflects the gain or loss on the translation of our yen-denominated and euro-denominated debt to U.S. dollars, net of gains or losses on related hedging instruments.
(3)	Translated earnings contract, net: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments, contingent consideration adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves, changes in deferred tax asset valuation allowances and stock compensation windfall or shortfall, as well as other tax-related adjustments.

112	CORNING 2026 PROXY STATEMENT

Appendix A

(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, and the recognition of cumulative foreign currency translation adjustments upon the substantial liquidation or disposition of a foreign entity, which are not related to ongoing operations. For the year ended December 31, 2024, amount includes $131 million of non-cash cumulative foreign currency translation losses required to be recognized upon the substantial liquidation or disposition of foreign entities, which was recorded in other (expense) income, net on the consolidated statements of income. Amount also includes $49 million of non-cash charges in one of our Emerging Growth Businesses relating to a customer that recently entered into a multi-jurisdictional restructuring effort including insolvency filings in certain countries. These charges primarily relate to the full write-down of upfront payments made to the customer, which were determined to be nonrecoverable, and recorded as a charge to net sales on the consolidated statements of income. Other charges recorded during 2024 related to asset write-offs associated with the exit of certain facilities and product lines. The activity in 2023 primarily relates to asset write-offs associated with the exit of certain facilities and product lines and severance charges across all segments.
(7)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)	Loss (gain) on investments: Amount reflects the loss or gain recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(10)	Loss (gain) on sale of assets: Amount represents the loss or gain recognized for the sale of assets, recorded in cost of sales, on the consolidated statements of income.
(11)	Loss on sale of business: Amount reflects the loss recognized for the sale of a business, recorded in other (expense) income, net on the consolidated statements of income, and includes $14 million for the year ended December 31, 2024 of non-cash cumulative foreign currency translation losses related to the disposition of a foreign entity.
(12)	Equity in losses of affiliated companies: Amount reflects costs not related to continuing operations of affiliated companies, such as restructuring, impairment losses, inventory adjustments, other charges and credits.

CORNING 2026 PROXY STATEMENT	113

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2025 and 2024

(Unaudited; amounts in millions)

	Year ended December 31,
	2025	2024
Cash flows from operating activities	$2,695	$1,939
Realized gains on translated earnings contracts and other	304	279
Adjusted cash flows from operating activities	$2,999	$2,218
Less: Capital Expenditures	$1,282	$965
Adjusted free cash flow	$1,717	$1,253

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2025 and 2022

(Unaudited; amounts in millions)

	Year ended December 31,
	2025	2022(1)
Core income before income taxes(2)	$2,903	$1,988
Interest income	$(38)	$(15)
Core interest expense(3)	$329	$277
Core income before income taxes and interest	$3,194	$2,250
Less: Income tax(4)	$671	$473
Core net income before interest	$2,523	$1,777

Equity	$12,307	$12,275
Debt	$8,434	$6,911
Less: Derivative assets and liabilities, net(5)	$339	$487
Invested capital	$20,402	$18,699
Core ROIC for compensation purposes	12.4%	9.5%

(1)	Certain of the amounts presented for 2022 have been recast as appropriate to reflect the constant-currency rates effective in 2025.
(2)	Refer to the reconciliation of income before income taxes as reported in our GAAP results to core income before income taxes within the “Reconciliation of non-GAAP measures.”
(3)	Amount represents interest expense as reported in our GAAP results less an immaterial amount for acquisition related interest expense.
(4)	Income tax amounts are calculated based on a tax rate of 21%.
(5)	Amount represents the fair value of derivative instruments reflected within current assets and non-current assets less the fair value of derivative instruments reflected within current liabilities and non-current liabilities.

114	CORNING 2026 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months and Year Ended December 31, 2025

(Unaudited; amounts in millions)

	Three months ended December 31, 2025	Year ended December 31, 2025
Core operating income(1)	$891	$3,160
Core equity earnings in affiliated companies(2)	$8	$16
Core income before income interest and taxes	$899	$3,176
Less: Income tax(3)	$163	$607
Core operating income tax adjusted(4)	$736	$2,569

Equity	$12,307	$12,307
Debt	$8,434	$8,434
Invested capital	$20,741	$20,741

Core ROIC	14.2%	12.4%

(1)	Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)	Equity earnings in affiliated companies as reflected within other income (expense), net in the consolidated statements of income was $4 million for the three months ended December 31, 2025 and a loss of $7 million for the year ended December 31, 2025. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.” For the year ended December 31, 2025, the difference also included an adjustment of $12 million for restructuring charges associated with an affiliated company as described within the “Reconciliation of non-GAAP measures.”
(3)	Income tax amounts are calculated based on the core effective tax rate of 18.1% for the three months ended December 31, 2025 and 19.1% for the year ended December 31, 2025.
(4)	Core ROIC for the three months ended December 31, 2025 is calculated by annualizing the after-tax return for the period.

CORNING 2026 PROXY STATEMENT	115

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months and Year Ended December 31, 2023

(Unaudited; amounts in millions)

	Three months ended December 31, 2023	Year ended December 31, 2023
Core operating income(1)	$534	$2,243
Core equity earnings in affiliated companies(2)	$12	$43
Core income before income interest and taxes	$546	$2,286
Less: Income tax(3)	$117	$473
Core operating income tax adjusted(4)	$429	$1,813

Equity	$11,868	$11,868
Debt	$7,526	$7,526
Invested capital	$19,394	$19,394

Core ROIC	8.8%	9.3%

(1)	Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)	Equity earnings in affiliated companies as reflected within other income (expense), net in the consolidated statements of income (loss) was $8 million for the three months ended December 31, 2023 and $33 million for the year ended December 31, 2023. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.”
(3)	Income tax amounts are calculated based on the core effective tax rate of 21.5% for the three months ended December 31, 2023 and 20.7% for the year ended December 31, 2023.
(4)	Core ROIC for the three months ended December 31, 2023 is calculated by annualizing the after-tax return for the period.

116	CORNING 2026 PROXY STATEMENT

Your Vote is Important
Please Vote Today

Corning Incorporated
One Riverfront Plaza
Corning, NY 14831-0001

U.S.A.

www.corning.com

© 2026 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED
ATTN: MELISSA GAMBOL
ONE RIVERFRONT PLAZA, HQ E2-10
CORNING, NY 14831

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GLW2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V86367-P41946-Z91709	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CORNING INCORPORATED
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of 10 Directors

	Nominees:		For	Against	Abstain

	1a.	Ami Badani	☐	☐	☐

	1b.	Leslie A. Brun	☐	☐	☐

	1c.	Stephanie A. Burns	☐	☐	☐

	1d.	Pamela J. Craig	☐	☐	☐

	1e.	Robert F. Cummings, Jr.	☐	☐	☐

	1f.	Roger W. Ferguson, Jr.	☐	☐	☐

	1g.	Thomas D. French	☐	☐	☐

	1h.	Daniel P. Huttenlocher	☐	☐	☐

	1i.	Kevin J. Martin	☐	☐	☐

	1j.	Wendell P. Weeks	☐	☐	☐

		For	Against	Abstain

2.	Advisory approval of our executive compensation (Say on Pay)	☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

4.	Request to adopt an independent chair policy	☐	☐	☐

NOTE: Please sign EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

V86368-P41946-Z91709
Proxy — Corning Incorporated

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2026 MEETING OF SHAREHOLDERS
APRIL 30, 2026

The undersigned hereby appoints Lewis A. Steverson and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 30, 2026, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, share ownership as of March 2, 2026 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.